Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF AUGUST 30, 2019

AMONG

HEALTHEQUITY, INC.,
AS BORROWER,

VARIOUS LENDERS,

WELLS FARGO SECURITIES, LLC, GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A., CITIBANK, N.A.,
RBC CAPITAL MARKETS(1) AND

SUNTRUST ROBINSON HUMPHREY, INC.,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

GOLDMAN SACHS BANK USA, JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A., RBC CAPITAL MARKETS AND

SUNTRUST BANK,
AS SYNDICATION AGENTS,

BMO HARRIS BANK N.A., CAPITAL ONE, NATIONAL ASSOCIATION,

CITIZENS BANK, N.A., THE HUNTINGTON NATIONAL BANK,

MUFG UNION BANK, N.A., REGIONS BANK AND

SANTANDER BANK, NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENTS

AND

WELLS FARGO BANK, N.A.,
AS ADMINISTRATIVE AGENT

SENIOR SECURED CREDIT FACILITIES

(1)  RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

i

SCHEDULES

1.01A	Existing Letters of Credit
1.01B	Mortgaged Properties
2.01	Commitments and Applicable Percentages
4.01(a)(ii)	Closing Date Collateral Documents
4.01(a)(iv)	Local Legal Counsel Opinions
5.13	Subsidiaries; Other Equity Investments
6.16	Post-Closing Obligations
7.01(b)	Existing Liens
7.02(h)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

FORM OF

A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
A-3	Prepayment Notice
A-4	Swing Line Loan Prepayment Notice
B	Swing Line Loan Notice
C-1	Term Loan Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Joinder Agreement
G	Guarantee and Collateral Agreement
H-1 through H-4	U.S. Tax Compliance Certificates
I	Pari Passu Intercreditor Agreement
J	Solvency Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 30, 2019, among HEALTHEQUITY, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, N.A., as Administrative Agent and the Swing Line Lender, and each L/C Issuer (as defined below).

WITNESSETH

Whereas, the Borrower has requested that, substantially simultaneously with the consummation of the Acquisition, (a) the Term A Lenders extend Term A Loans in an aggregate principal amount of $1,250,000,000, (b) the Revolving Credit Lenders provide Revolving Credit Commitments in an aggregate principal amount of $350,000,000 and (c) the L/C Issuers agree to issue Letters of Credit in an aggregate amount available to be drawn not in excess of the Letter of Credit Sublimit; and

Whereas, the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by the Borrower, directly or indirectly, of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of June 26, 2019 (together with the exhibits and schedules thereto), by and among the Borrower, Pacific Merger Sub Inc., a Delaware corporation, and the Target.

“Acquisition Agreement Representations” means the representations and warranties made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation and warranty is a condition to the Borrower’s (or any of the Borrower’s Affiliates’) obligations to consummate the Acquisition under the Acquisition Agreement or the Borrower (or any of the Borrower’s Affiliates) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or any of the Borrower’s Affiliates’) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Act” has the meaning specified in Section 10.19.

“Additional Refinancing Lender” has the meaning specified in Section 2.17.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the Amended & Restated Administrative Agent Fee Letter, dated July 12, 2019, between the Borrower and the Administrative Agent.

“Agent” means each of the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.20.

“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Restricted Subsidiaries concerning or relating to bribery or corruption of public officials, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning specified in Section 5.22.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time; provided that, with respect to any Revolving Credit Facility, if the commitment of each Revolving Credit Lender to make Revolving Credit Loans under such Revolving Credit Facility and the obligation of any L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments in respect thereof have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of such Revolving Credit Facility shall be determined based on the Applicable Percentage of such

Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each of the Term A Facility and the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentage of any Lender is subject to adjustment as provided in Section 2.16.

“Applicable Rate” means, with respect to Original Revolving Credit Loans and Term A Loans (a) from the Closing Date to the date following the Closing Date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 1.00% per annum for Base Rate Loans and 2.00% per annum for Eurodollar Rate Loans and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Net Leverage Ratio	Eurodollar Rate/ Letters of Credit	Base Rate
1	> 4.25 to 1.00	2.25%	1.25%
2	< 4.25 to 1.00 but > 3.50 to 1.00	2.00%	1.00%
3	< 3.50 to 1.00 but > 2.75 to 1.00	1.75%	0.75%
4	< 2.75 to 1.00 but > 2.00 to 1.00	1.50%	0.50%
5	< 2.00 to 1.00	1.25%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Furthermore, and notwithstanding anything to the contrary contained in this definition, the Applicable Rate in respect of any Incremental Term Loans, any Refinancing Term Loans or any Other Revolving Credit Commitments (and any Other Revolving Credit Loans thereunder) shall be the applicable percentages per annum set forth in the relevant Joinder Agreement or Refinancing Amendment, as applicable.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the FRB) under regulations issued from time to time by the FRB or other applicable banking regulator.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentages in respect of the Revolving Credit Facilities at such time.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Citibank, N.A., RBC Capital Markets and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction” has the meaning specified in Section 10.06(b)(vii)(A).

“Availability Period” means, in respect of any Revolving Credit Facility, the period from and including the Closing Date (or the date of the effectiveness of the applicable Revolving Credit Commitments in the case of any Revolving Credit Commitments other than the Original Revolving Credit Commitments) to the earliest of (i) the Maturity Date in respect of such Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments in respect of such Revolving Credit Facility pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Revolving Credit Lender in respect of such Revolving Credit Facility to make Revolving Credit Loans under such Revolving Credit Facility and of the obligation of the L/C Issuer to make L/C Credit Extensions in respect of such Revolving Credit Facility pursuant to Section 8.02.

“Available Amount” means, as at any date of determination, an amount equal to (x) an amount, which shall not be less than zero, equal to (i) to the extent constituting income (rather than loss), 50% of Consolidated Net Income, or (ii) to the extent constituting loss (rather than income), 100% of Consolidated Net Income (it being understood that such any loss shall reduce rather than increase the Available Amount), in each case, for the period from the first day of the fiscal quarter during which the Closing Date occurred to and including the last day of the most recently completed fiscal quarter with respect to which the Administrative Agent has received the Compliance Certificate required to be delivered pursuant to Section 6.02(a), minus (y) any portion of such amount utilized by the Borrower and its Subsidiaries on or prior to such date of determination to make (1) Investments pursuant to Section 7.02(c)(iv)(C)(2), (2) Investments pursuant to Section 7.02(o)(2), (3) Restricted Payments pursuant to Section 7.06(e)(2), or (4) prepayments, redemptions, purchases, defeasances or other payments of Junior Indebtedness pursuant to Section 7.14(c)(2).

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1)                                 in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2)                                 in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1)                                 a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)                                 a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)                                 a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.08 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.08.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Annual Financial Statements” has the meaning specified in Section 4.01(i)(x).

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Notice” has the meaning specified in Section 6.11(b)(vii).

“Borrower Quarterly Financial Statements” has the meaning specified in Section 4.01(i)(y).

“Borrowing” means a Term A Borrowing, a Revolving Credit Borrowing of a particular Class, a Swing Line Borrowing, a Refinancing Term Loan Borrowing or an Incremental Borrowing, as the context may require.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and

(b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease that (subject to Section 1.03(d)) is required by GAAP to be capitalized on a balance sheet of such Person.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or the Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state or province thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System that has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c)                                  commercial paper maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P or P-1 (or the then equivalent grade) or better from Moody’s;

(d)                                 Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)                                  fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the requirements in clause (b) of this definition; and

(f)                                   instruments equivalent to those referred to in clauses (a) to (e) in this definition denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with any Loan Party, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement, and (b) in the case of any Cash Management Agreement entered into prior to, and existing on, the Closing Date, any Person that is, on the Closing Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                                 a “Change of Control,” “Change in Control” or similar event shall occur under any Indebtedness of the Borrower or any of its Restricted Subsidiaries with an aggregate principal amount in excess of the Threshold Amount (to the extent that the occurrence of such event permits the holders of Indebtedness thereunder to accelerate the maturity thereof or to resell such other Indebtedness to the Borrower, or requires the Borrower to repay, or offer to repurchase, such Indebtedness prior to the stated maturity thereof).

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Incremental Revolving Credit Commitments, Other Revolving Credit Commitments of a given Refinancing Series, Term A Commitments, Incremental Term Loan Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Original Revolving Credit Loans, Incremental Revolving Loans, Other Revolving Credit Loans of a given Refinancing Series, Term A Loans, Incremental Term Loans or Refinancing Term Loans of a given Refinancing Series.  Loans that are not fungible for United States federal income tax purposes shall be construed to be in different Classes or tranches.  Commitments that, if and when drawn in the form of Loans, would yield Loans that are construed to be in different Classes or tranches pursuant to the immediately preceding sentence shall be construed to be in different Classes or tranches of Commitments corresponding to such Loans.  There shall be no more than an aggregate of two Classes of revolving credit facilities and five Classes of term loan facilities under this Agreement.

“Client Trust Accounts” means deposit accounts maintained exclusively to hold Borrower’s and its Subsidiaries’ client deposits including prefunds and any other amounts provided by such clients relating to Borrower’s and its Subsidiaries’ administration of such clients’ benefits.

“Closing Date” means the first date all the conditions precedent referred to in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is August 30, 2019.

“Code” means the Internal Revenue Code of 1986, as amended (unless otherwise provided herein).

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property provided as collateral security under the terms of the Collateral Documents.

“Collateral Agreement” means the guarantee and collateral agreement of even date herewith executed and delivered by the Loan Parties and substantially in the form of Exhibit G.

“Collateral Documents” means, collectively, the Collateral Agreement, the Mortgages, each of the mortgages, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(ii), 6.11 or 6.16 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment, a Revolving Credit Commitment, an Incremental Revolving Credit Commitment, an Incremental Term Loan Commitment, a Refinancing Term Commitment or an Other Revolving Commitment, as the context may require.

“Commitment Fee Rate” means, with respect to the Original Revolving Credit Commitments, (a) from the Closing Date to the date following the Closing Date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter following the Closing Date, 0.350% and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Net Leverage Ratio	Commitment Fee Rate
1	> 4.25 to 1.00	0.40%
2	< 4.25 to 1.00 but > 3.50 to 1.00	0.35%
3	< 3.50 to 1.00 but > 2.75 to 1.00	0.30%
4	< 2.75 to 1.00 but > 2.00 to 1.00	0.25%
5	< 2.00 to 1.00	0.20%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Furthermore, the Commitment Fee Rate in respect of Other Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment.

“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Revolving Credit Borrowing or (c) an Incremental Borrowing, which shall be substantially in the form of Exhibit A-1.

“Company Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Acquisition Agreement as in effect on June 26, 2019.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Expense” means, with reference to any period, Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries which is paid in cash, calculated on a consolidated basis for such period.  Notwithstanding anything to the contrary contained herein, for any period that includes any of the fiscal quarters set forth below, Consolidated Cash Interest Expense for such fiscal quarter shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated Cash Interest Expense
April 30, 2019	$2,533,000
January 31, 2019	$2,465,000
October 31, 2018	$2,355,000
July 31, 2018	$2,228,000

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (i) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a)                                 Consolidated Interest Expense, plus

(b)                                 the provision for federal, state, local and foreign income and franchise taxes payable (calculated net of federal, state, local and foreign income tax credits) and other taxes, interest and penalties included under GAAP in income tax expense (provided that such amounts in respect of any Restricted Subsidiary shall be included in this clause (b) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organization Documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders), plus

(c)                                  depreciation and amortization expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), plus

(d)                                 other non-recurring expenses, write-offs, write-downs or impairment charges which do not represent a cash item in such period (or in any future period) (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory), plus

(e)                                  non-cash charges or expenses related to stock-based compensation and other non-cash charges or non-cash losses (including, extraordinary, unusual or non-recurring non-cash losses) incurred or recognized, plus

(f)                                   cash or non-cash charges constituting fees and expenses incurred in connection with the Transactions, plus

(g)                                  unrealized losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard, plus

(h)                                 any expenses or charges related to any issuance of Equity Interests or debt securities, Investment, acquisition, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including any amendment or other modification of the Obligations or other Indebtedness; plus

(i)                                     one-time deal advisory, financing, legal, accounting, and consulting cash expenses incurred by the Borrower and its Restricted Subsidiaries in connection with any Permitted Acquisitions not constituting the consideration for any such Permitted Acquisition, plus

(j)                                    non-cash losses and expenses resulting from fair value accounting (as permitted by Accounting Standard Codification Topic No. 825-10-25 — Fair Value Option or any similar accounting standard), plus

(k)                                 restructuring charges or reserves or integration costs or other business optimization expenses, including in connection with (x) the Transactions or any Permitted Acquisition or (y) the consolidation or closing of facilities during such Measurement Period; provided that (1) integration costs related to the Transactions may only be included in this clause (k) for each period including any fiscal quarter that occurs within the first three full fiscal years following the Closing Date, and (2) the aggregate amount of integration costs related to any Permitted Acquisition (other than the Transactions) added-back pursuant to this clause (k) in any four consecutive fiscal quarter period shall not exceed 10% of Consolidated EBITDA for such period prior to giving effect to this clause (k), plus

(l)                                     extraordinary, unusual or non-recurring cash charges and losses incurred or recognized;

and (ii) minus, without duplication,

(m)                             unrealized gains included in Consolidated EBITDA for such Measurement Period in respect of hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard and

(n)                                 non-cash gains included in Consolidated Net Income for such Measurement Period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or a reserve for a potential cash gain in any prior period).

If there has occurred a Permitted Acquisition or other Investment in the nature of an acquisition permitted by this Agreement during the applicable Measurement Period, or for purposes of calculating pro forma Total Net Leverage Ratio, Secured Net Leverage Ratio or Consolidated Interest Coverage Ratio after the applicable Measurement Period but on or prior to the Ratio Calculation Date in accordance with Section 1.09(b), Consolidated EBITDA shall be calculated on a Pro Forma Basis.

Calculating Consolidated EBITDA on a “Pro Forma Basis” shall mean giving effect to any such Permitted Acquisition or other Investment in the nature of an acquisition, and any Indebtedness incurred or assumed in connection therewith, as follows:

(A)                               any Indebtedness incurred or assumed in connection with such Permitted Acquisition or other permitted Investment in the nature of an acquisition was incurred or assumed on the first day of the applicable Measurement Period and remained outstanding,

(B)                               the rate on such Indebtedness shall be calculated as if the rate in effect on the date of such Permitted Acquisition or other permitted Investment in the nature of an acquisition had been the applicable rate for the entire period (taking into account any interest rate Swap Contracts applicable to such Indebtedness), and

(C)                               all income, depreciation, amortization, taxes, and expense associated with the assets or entity acquired in connection with such Permitted Acquisition or other permitted Investment in the nature of an acquisition for the applicable period shall be calculated on a pro forma basis after giving effect to cost savings, operating expense reductions, other operating improvements and acquisition synergies (including custodial and interchange synergies) that are reasonably identifiable and projected by the Borrower in good faith to be realized within twenty four (24) months after such Permitted Acquisition or other permitted Investment in the nature of an acquisition (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken by the Borrower or any Restricted Subsidiary in connection with such

Permitted Acquisition or other such permitted Investment and net of (x) the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA in each case from and after the first day of such Measurement Period and (y) the amount of all income, depreciation, amortization, taxes and expenses associated with any assets or entity acquired in connection with such Permitted Acquisition or other such permitted Investment that the Borrower reasonably anticipates will be divested pursuant to Section 7.05(k) or otherwise;

provided that:

(i)                                     the aggregate amount of cost savings, operating expense reductions, other operating improvements and acquisition synergies added-back in connection with Permitted Acquisitions or other such permitted Investments pursuant to this clause (C) in any four consecutive fiscal quarter period shall not exceed 20% of Consolidated EBITDA for such period prior to giving effect to this clause (C); and

(ii)                                  at the time any such calculation pursuant to this clause (C) is made, the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer (which may be the Compliance Certificate) setting forth reasonably detailed calculations in respect of the matters referred to in this clause (C), as well as the relevant factual support in respect thereof.

Notwithstanding anything to the contrary contained herein, for any period that includes any of the fiscal quarters set forth below, Consolidated EBITDA for such fiscal quarter shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated EBITDA
April 30, 2019	$84,455,000
January 31, 2019	$71,770,000
October 31, 2018	$77,342,000
July 31, 2018	$82,102,000

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries  on a consolidated basis, the sum, without duplication of, (i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all purchase money Indebtedness, (iii) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than letters of credit and bank guarantees, to the extent undrawn), (iv) all obligations to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) contingent earn-outs, hold-backs and other deferred payment of consideration in Permitted

Acquisitions), (v) Attributable Indebtedness in respect of Capital Leases, (vi) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (i) through (v) above of Persons other than the Borrower or any Restricted Subsidiary, and (vii) all Indebtedness of the types referred to in clauses (i) through (vi) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any Restricted Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Interest Coverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Cash Interest Expense for such Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period taken as a single accounting period determined in conformity with GAAP; provided that Consolidated Net Income shall exclude, without duplication, (a) extraordinary gains and extraordinary non-cash losses for such Measurement Period, (b) the net income of any Restricted Subsidiary that is not a Loan Party during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Restricted Subsidiary, except that (x) the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (y) any such loss for such Measurement Period shall be included to the extent funded with cash contributed by the Borrower or a Restricted Subsidiary, (d) any cancellation of debt income arising from a repurchase of Term Loans by the Borrower pursuant to Section 10.06(b)(vii)

or any other early extinguishment of Indebtedness, hedging agreements or other similar instruments, and (e) the effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes.

“Consolidated Senior Secured Debt” means, as of any date of determination, without duplication, the aggregate principal amount of Consolidated Funded Indebtedness outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary (including, for the avoidance of doubt, purchase money Indebtedness and Attributable Indebtedness in respect of Capital Leases).

“Consolidated Total Assets” means, on any date of determination, the total assets of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) on or prior to such date or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the financial statements for the fiscal quarter ended April 30, 2019, in each case after giving pro forma effect to acquisitions or dispositions of Persons, divisions or lines of business that had occurred on or after such balance sheet date and on or prior to such date of determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans of a particular Class from one Type to the other or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-2 or any other form approved by the Administrative Agent.

“Covenant Transaction” has the meaning specified in Section 1.09(d).

“Credit Agreement Refinancing Indebtedness” means Indebtedness incurred solely by the Borrower in the form of one or more series or classes of Loans or Commitments under this Agreement, in each case, issued, incurred or otherwise obtained (including by means of the amendment, extension, refinancing, or renewal of existing Indebtedness) in exchange for, or to refinance, in whole or part, existing Term Loans (and/or Term Commitments) and Revolving Credit Loans (and/or Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Liens securing the other Obligations hereunder and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not guaranteed by any Person other than the Guarantors, (iii) such Indebtedness is incurred solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Indebtedness, and any Term Commitments and/or Revolving Credit Commitments so refinanced shall be concurrently terminated, (iv) such Indebtedness (including, if such Indebtedness includes any Revolving Credit Commitments, the unused amount of such Revolving Credit Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments, the applicable amount thereof), plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith, (v) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity no shorter, than the Refinanced Debt, (vi) the terms and conditions of such Indebtedness (except as otherwise provided above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to the terms and conditions applicable to the Refinanced Debt, unless (x) such terms apply only after the Latest Maturity Date at the time such Indebtedness is established or (y) this Agreement is amended so that such terms are also applicable for the benefit of the Lenders under any then-existing Facilities and (vii) such Refinanced Debt shall be repaid, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments in respect thereof shall be terminated, on the date such Indebtedness is incurred.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Date of Determination” has the meaning specified in Section 7.11(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (x) with respect to principal, interest or other fees attributable to a Facility, the Base Rate plus the Applicable Rate applicable to Base Rate Loans under such Facility plus 2% per annum and (y) with respect to all other Obligations, (i) the Base Rate in respect of the Term A Facility plus (ii) the Applicable Rate applicable to Base Rate Loans under the Term A Facility plus (iii) 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,

including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless, with respect to funding obligations in respect of Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has provided written notice to the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such written notice or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent made in good faith belief that such Lender may not honor its funding obligations, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgements or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any issuance of Equity Interests by any Restricted Subsidiary of such Person.  For the avoidance of doubt, any issuance of Equity Interests by the Borrower shall not be a Disposition.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the mandatory scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interests; provided, however, that only the portion of Equity Interests which so mature or are mandatorily redeemable, are redeemable at the option of the holder thereof, provide for the mandatory scheduled payment of dividends or which are or become convertible as described above shall be deemed to be Disqualified Equity Interests; provided further, however, that that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any change of control, any offering of Equity Interests or any Disposition occurring prior to the date that is 91 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interests shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments; and provided further, however, that notwithstanding the foregoing, (i) if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Restricted Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (ii) no Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lender” means (a) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by the Borrower to the Arrangers prior to June 26, 2019, (b) any Person who is a competitor of the Borrower or its Subsidiaries and that is separately identified by the Borrower to the Administrative Agent by name in writing prior to the Closing Date (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent; provided that such supplementation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments hereunder) and (c) with respect to each Person that is a “Disqualified Lender” pursuant to clause (a) or (b) above, any of its Affiliates (other than any bona fide debt investment funds that are Affiliates of the persons referenced in clause (b) above) that is either (i) identified to the Administrative Agent by name in writing by the Borrower from time to time (provided that such supplementation shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans hereunder) or (ii) readily identifiable as an Affiliate of such Disqualified Lender solely on the basis of such Affiliate’s name.

“Documentation Agents” means BMO Harris Bank N.A., Capital One, National Association, Citizens Bank, N.A., The Huntington National Bank, MUFG Union Bank, N.A., Regions Bank, and Santander Bank, National Association, in their capacity as co-documentation agents.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such other currency.

“Domestic Subsidiary” means any Subsidiary organized in the United States or any political subdivision thereof.

“Early Opt-in Election” means the occurrence of:

(1)                                 (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.08, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)                                 (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the original stated life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) (regardless of whether paid in whole or in part to any or all Lenders) in connection with the commitment or syndication of such Indebtedness.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” means the Project Pacific Bank Engagement Letter, dated July 12, 2019, among the Borrower and the Arrangers.

“Environmental Claim” means any written notice, claim, demand, action, litigation, toxic tort, proceeding, demand, request for information, complaint, citation, summons, investigation, notice of non-compliance or violation, cause of action, consent order, consent decree, investigation, or other proceeding by any Governmental Authority or any other Person, arising out of, based on or pursuant to any Environmental Law or related in any way to any actual, alleged or threatened Environmental Liability.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, agreements or governmental restrictions relating to human health and safety (as it pertains to exposure to hazardous materials), pollution, the protection of the environment or the release of any materials into the environment, including those related to hazardous materials, substances or wastes and air emissions and water discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), obligation, responsibility or cost directly or indirectly resulting from or based upon (a) any violation of, or liability under, any Environmental Law, (b) the generation, use, handling, transportation, storage, distribution, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) natural resource damage or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization issued pursuant to or required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means the occurrence of any of the following (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification concerning the imposition upon the Borrower or any of its ERISA Affiliates of any liability with respect to such withdrawal, or a determination that a Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) of any Pension Plan is both less than 80% and such Pension Plan is more than $20,000,000 underfunded on an adjusted funding target attainment percentage basis; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) the failure to satisfy the Pension Funding Rules with respect to any Pension Plan, whether or not waived.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward, if necessary, to the next whole multiple of 1/100 of 1.00%) (i) (x) the ICE Benchmark Administration London Interbank Offered Rate for the relevant Interest Period (“LIBOR”) as currently published on Reuters Screen LIBOR01 Page (or any successor thereto) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (y) in the event the rate referenced in the preceding clause (x) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average London Interbank Offered Rate for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rates referenced in the preceding clauses (x) and (y) are not available, the rate per annum equal to the offered quotation rate by first class banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in

Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement; provided, however, notwithstanding the foregoing, at no time will the Eurodollar Rate be deemed to be less than zero percent per annum.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Evidence of Flood Insurance” has the meaning specified in Section 6.11(b)(vii).

“Excluded Accounts” means, collectively, trust accounts, payroll accounts, custodial accounts, Client Trust Accounts, escrow accounts and other similar deposit or securities accounts.

“Excluded Assets” means:

(a)                                 any fee-owned real property that is not a Material Real Estate Asset and all leasehold interests in real property;

(b)                                 assets subject to certificates of title (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles, if not constituting a Specified Asset, shall be limited to the filing of UCC financing statements);

(c)                                  assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any United States Governmental Authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”;

(d)                                 Equity Interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by customary terms in such Person’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law);

(e)                                  any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) (other than (i) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (ii) to the extent that any such term has been waived or (iii) to the extent any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”;

(f)                                   Excluded Accounts;

(g)                                  cash (other than Cash Collateral) to secure letter of credit reimbursement obligations (other than in respect of Letters of Credit) to the extent such secured letters of credit are issued or permitted, and such cash collateral is permitted, by this Agreement;

(h)                                 any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(i)                                     in the case of any pledge of voting Equity Interests of any Foreign Subsidiary to secure the Obligations if such pledge would cause adverse tax consequences to the Borrower (as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with the Administrative Agent), any voting Equity Interest of such Subsidiary in excess of 65% of the outstanding Equity Interests of such class; and

(j)                                    Equity Interests in any Immaterial Subsidiary, Unrestricted Subsidiary or Trust Company;

provided that, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).  Notwithstanding the foregoing, no Loan Party shall be required to take any action in order to create or perfect a security interest in Specified Assets.

“Excluded Subsidiary” means:

(a)                                 any Foreign Subsidiary,

(b)                                 any Unrestricted Subsidiary,

(c)                                  any Trust Company,

(d)                                 any Subsidiary that is not a wholly-owned Subsidiary (other than any Subsidiary that is a Loan Party on the Closing Date),

(e)                                  any not-for-profit Subsidiary,

(f)                                   any Captive Insurance Subsidiary,

(g)                                  any Subsidiary (i) that is prohibited or restricted by any applicable Law or any Contractual Obligation (limited, in the case of a Contractual Obligation, to such Contractual Obligations in place on the Closing Date or on the date such Restricted Subsidiary was acquired by the Borrower or any of its Restricted Subsidiaries and that was not entered into in contemplation thereof) from providing a Guarantee of the Obligations, (ii) that would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) in order to provide a Guarantee of the Obligations (other than any such consent, approval, license or authorization that has been obtained) or (iii) if the provision of a Guarantee of the Obligations by such Subsidiary would result in adverse tax consequences to the Borrower, as reasonably determined by the Borrower in consultation with the Administrative Agent,

(h)                                 without limiting clause (g) above, any Restricted Subsidiary acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness that is permitted under this Agreement to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Guarantee of the Obligations so long as such restriction was not incurred in contemplation of such acquisition, or

(i)                                     any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guarantee of the Obligations outweighs the benefits afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (other than an assignee pursuant to a request by the Borrower under Section 10.13) or designates a new Lending Office, except to the extent that, in the case of a Lender that designates a new Lending Office or becomes a Party to this Agreement pursuant to an assignment, amounts with respect to such withholding Taxes were, pursuant to Section 3.01, payable to such Lender immediately before such Lender’s designation of a new Lending Office or to such assignor immediately before such assignment; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (d) any withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the collective reference to the existing letters of credit identified on Schedule 1.01A, including extensions and renewals thereof.

“Existing Debt Agreements” means each of (i) the Credit Agreement, dated as of September 30, 2015 (as amended from time to time), by and among the Borrower, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto and (ii) the Second Amended and Restated Credit Agreement, dated as of April 4, 2017 (as amended from time to time) among the Target, as borrower, each guarantor from time to time party thereto, each lender from time to time party thereto, and MUFG Union Bank, N.A., as administrative agent.

“Expiring Credit Commitment” has the meaning specified in Section 2.04(g).

“Extraordinary Receipt” means any cash received by or paid to any Person as a result of proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third party claim against, or liability of, such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim or liability and the costs and expenses of such Person with respect thereto.

“Facility” means the Term A Facility, a Revolving Credit Facility, an Incremental Facility or a Refinancing Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed zero.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means the Agency Fee Letter and the Amended and Restated Underwriting Fee Letter, dated July 12, 2019, among the Borrower and the Arrangers.

“Fiscal Year” means the fiscal year of the Borrower and its Restricted Subsidiaries ending on or about January 31 of each calendar year.

“Flood Determination Form” has the meaning specified in Section 6.11(b)(vii).

“Flood Documents” has the meaning specified in Section 6.11(b)(vii).

“Flood Laws” means (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert —Waters Flood Insurance Reform Act of 2012, in each case, together with all regulations promulgated thereunder, as such statutes or regulations may be amended or modified from time to time.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each existing and future direct or indirect Subsidiary of the Borrower (other than any Excluded Subsidiary or any Immaterial Subsidiary).

“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants or any other hazardous or toxic substances, wastes or materials regulated under or defined in any Environmental Law, including petroleum, its derivatives or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Hedge Bank” means any Person that, (a) at the time it enters into a Swap Contract permitted hereunder, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Swap Contract or (b) in the case of any Swap Contract entered into prior to, and existing on, the Closing Date, any Person that is, on the Closing Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Swap Contract.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary that, (a) as of the last date of the most recent fiscal quarter of the Borrower for which financial statements have been delivered, accounts for less than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and less than 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case, as measured as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered and (b) does not, directly or indirectly, hold Equity Interests in any Restricted Subsidiary that is not an Immaterial Subsidiary as of such date; provided that if, as of the last date of the most recent fiscal quarter of the Borrower for which financial statements have been delivered, the aggregate amount of Consolidated Total Assets or net sales attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 10% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or 10% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis, then a sufficient number of Restricted Subsidiaries shall be designated by the Borrower (or, in the event the Borrower has failed to do so within twenty days, the Administrative Agent) to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount Date” has the meaning specified in Section 2.14(b).

“Incremental Available Amount” means (x) $300,000,000 less the aggregate principal amount of Indebtedness incurred pursuant to Section 2.14(a) and Section 7.03(s) in reliance of this clause (x) plus (y) an amount so long as the pro forma Secured Net Leverage Ratio would not exceed 3.85:1.00 as of the Increased Amount Date (assuming all Incremental Revolving Credit Commitments or commitments under or in respect of the, Incremental Term Loans or Incremental Equivalent Debt, as the case may be, are fully funded and without netting the cash proceeds thereof), provided, that to the extent the proceeds of any Incremental Term Loans or Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Acquisition, pro forma compliance shall be tested in accordance with Section 1.09(c). At the option of the Borrower, to the extent permitted, Indebtedness incurred pursuant to Section 2.14(a) and Section 7.03(s) shall be deemed incurred first under clause (y) prior to being deemed incurred under clause (x).

“Incremental Borrowing” means a borrowing of Incremental Revolving Loans or Incremental Term Loans, as the context requires.

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(s).

“Incremental Facility” means, at any time, as the context may require, the aggregate amount of the Incremental Revolving Loan Lenders’ Incremental Revolving Credit Commitments and/or the Incremental Term Loan Lenders’ Incremental Term Loan Commitments of a given Class at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Loan Lender” has the meaning specified in Section 2.14(b).

“Incremental Revolving Loans” has the meaning specified in Section 2.14(e).

“Incremental Term Loan Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Loan Lender” has the meaning specified in Section 2.14(b).

“Incremental Term Loan Maturity Date” means the date on which Incremental Term Loans of a Class shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Incremental Term Loans” has the meaning specified in Section 2.14(f).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account is payable (unless being contested in good faith and by appropriate proceedings) and (ii) earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   Capital Leases;

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests valued, in the case of a redeemable preferred interest that is a Disqualified Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each December, March, June and September and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan, as applicable, and ending on the date one, two, three or six months (or, if available to the relevant Lenders, 12 months or any period less than one month) thereafter, as selected by the Borrower in its Committed Loan Notice or Conversion/Continuation Notice, as applicable; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Determination Date” means, with respect to any Interest Period in respect of Eurodollar Rate Loans, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any cash repayments thereof and returns thereon (whether as a principal payment, distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the applicable L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer relating to such Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit F.

“Judgment Currency” has the meaning specified in Section 10.20.

“Junior Indebtedness” has the meaning specified in Section 7.14.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Wells Fargo or (ii) any other Revolving Credit Lender that may become and agrees to become an L/C Issuer pursuant to Section 2.03(l), (b) with respect to the Existing Letters of Credit, MUFG Union Bank, N.A., (c) any successor issuer of Letters of Credit or Existing Letters of Credit hereunder and (d) collectively, all of the foregoing, in each case, in their respective capacities as an issuer thereof.  It is understood and agreed that each L/C Issuer’s and its respective Affiliates’ share of the Letter of Credit Sublimit shall not exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 (as such Schedule may be amended with the consent of each affected L/C Issuer and the Borrower) under the caption “Letter of Credit Commitment.”

“L/C Obligations” means, as at any date of determination, (i) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (ii) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP in the case of a standby Letter of Credit and Uniform Customs, in the case of a commercial Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Election” means the Borrower’s election to treat a specified Investment in the nature of an acquisition (including a Permitted Acquisition) as a Limited Condition Acquisition by giving written notice of such election to the Administrative Agent at any time prior to the closing of such Limited Condition Acquisition.

“LCA Test Date” has the meaning specified in Section 1.09(c).

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued or deemed issued hereunder, including, for the avoidance of doubt, the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment in the nature of an acquisition, by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not, by the terms of the applicable purchase, sale, joint venture, merger or any other definitive agreement with respect to such Permitted Acquisition or other Investment, conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower hereunder in the form of a Term Loan, Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Collateral Documents, the Pari Passu Intercreditor Agreement, the Fee Letters, each agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, any Refinancing Amendment, any Joinder Agreement and any other agreement or instrument designated as a “Loan Document” by its terms.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $10,000,000.

“Material Adverse Effect” means (a) on the Closing Date, a Company Material Adverse Effect; and (b) after the Closing Date, (i) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (ii) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $10,000,000.

“Material Real Estate Asset” means any fee-owned real property with a fair market value in excess of $20,000,000.

“Maturity Date” means (i) with respect to the Term A Loans and any subsequent additions thereto, the date that is five years after the Closing Date, (ii)  with respect to the Original Revolving Credit Commitments and any subsequent additions thereto, the date that is five years after the Closing Date, (iii) with respect to any Refinancing Term Loans or Other Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment, and (iv) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable Joinder Agreement; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Maximum Total Net Leverage Ratio” has the meaning specified in Section 7.11(a).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements are available (other than for purposes of calculating ratios pursuant to Section 7.11, which shall look to the most recently completed four fiscal quarters of the Borrower).

“MIRE Event” means, if there are any Mortgaged Properties at such time, any increase in the amount, extension of the maturity or renewal of any of the Commitments or Loans (other than (i) any conversion or continuation of any Borrowing from one Type into another Type, (ii) the making of any Revolving Credit Loan or Swing Line Loan or (iii) the issuance, renewal, extension or amendment of any Letter of Credit).

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” has the meaning specified in Section 6.11(b)(iv).

“Mortgaged Property” means the real properties listed on Schedule 1.01B and any real property which becomes subject to a Mortgage pursuant to Section 6.11(b).

“Mortgages” has the meaning specified in Section 6.11(b).

“Multiemployer Plan” means an employee benefit plan defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“Multiple Employer Plan” means a plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means with respect to any Disposition by the Borrower or any of its Restricted Subsidiaries, or any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries, in each case, after the Closing Date, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents or Indebtedness that is secured by a Lien that ranks pari passu with or junior to the Liens securing the Obligations), (B) the selling costs and out-of-pocket expenses incurred (or reasonably expected to be incurred) by the Borrower or such Restricted Subsidiary in connection with such transaction, (C) taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction, including any taxes payable as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall be a reduction of the Taxes previously taken into account under subclause (C) for purposes of redetermining Net Cash Proceeds, (D) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (E) cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition.

“Net Equity Proceeds” means, as at any date of determination, without duplication, an amount equal to any cash proceeds from a capital contribution to, or any cash proceeds from the issuance by the Borrower after the Closing Date of any Qualified Equity Interests of the Borrower (other than pursuant to any employee stock or stock option compensation plan or pursuant to any issuance permitted by Section 7.02(k) or 7.06(c)), in each case, after the Closing Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements), minus any portion of such amount used by the Borrower and its Restricted Subsidiaries on or prior to such date of determination to make (1) Investments pursuant to Section 7.02(c)(iv)(C)(3), (2) Investments pursuant to Section 7.02(o)(3), (3) Restricted Payments pursuant to Section 7.06(e)(3), or (4) payments of Junior Indebtedness pursuant to Section 7.14(c)(3).

“NFIP” has the meaning specified in Section 6.11(b)(vii).

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(g).

“Non-Recourse Debt” means Indebtedness:

(a)                                 as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise;

(b)                                 default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would not permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(c)                                  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Note” means a promissory note made by the Borrower (x) in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1 or (y) in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer Loans” has the meaning specified in Section 10.06(b)(vii)(A).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Credit Commitment” means, as to each Revolving Credit Lender, its commitment in effect as of the Closing Date to make Original Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Original Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the Closing Date, the aggregate amount of the Original Revolving Credit Commitments of all Revolving Credit Lenders is $350,000,000.

“Original Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Original Revolving Credit Commitments at such time and the Credit Extensions made thereunder.

“Original Revolving Credit Loan” means the Revolving Credit Loans made by the Revolving Credit Lenders to the Borrower under the Original Revolving Credit Commitments pursuant to Section 2.01(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from one or more of the following: such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means one or more Classes of revolving commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of revolving credit loans made pursuant to Other Revolving Commitments that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent and the other parties from time to time party thereto substantially in the form of Exhibit I.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including, but not limited to, Multiple Employer Plans, Multiemployer Plans, defined benefit plans or defined contribution plans) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Permitted Acquisition” means any investment by the Borrower or any Restricted Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business or a separate operation (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if:

(a)                                 the acquired entity, assets or operations shall be in the Permitted Business;

(b)                                 the aggregate amount of acquisitions made by the Borrower and its Restricted Subsidiaries in Persons that do not become Loan Parties as a result of any such acquisition and all other Permitted Acquisitions closed after the Closing Date shall not exceed the greater of (i) $150,000,000 and (ii) 50% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b) after giving effect to all acquisitions whether closed prior to, on or after the Closing Date, but prior to giving effect to the proposed acquisition; and

(c)                                  no Event of Default shall have occurred and be continuing.

“Permitted Business” means the lines of business in which the Borrower and its Restricted Subsidiaries (including the Target and its Subsidiaries) are engaged on the Closing Date or a line of business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

“Permitted Liens” means those Liens permitted pursuant to Section 7.01.

“Permitted Prior Liens” has the meaning specified in Section 5.20.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced: (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 7.03(e), such Refinancing Indebtedness (x) has a final maturity date equal to or later than the earlier of the final maturity date of the Indebtedness being Refinanced and the Latest Maturity Date then in effect and (y) has a Weighted Average Life to Maturity greater than or equal to the shorter of (i) the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the remaining Weighted Average Life to Maturity of each Facility hereunder, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced was unsecured, such Permitted Refinancing Indebtedness shall also be unsecured (unless such Permitted Refinancing Indebtedness could otherwise be secured pursuant to Section 7.01), (e) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being Refinanced (except that a Loan Party may be added as an additional obligor if such Loan Party would have otherwise been permitted to incur or Guarantee such Indebtedness pursuant to Section 7.03), (f) if the Indebtedness being Refinanced is secured, (x) such Permitted Refinancing Indebtedness may be secured (including by any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) to the extent permitted by Section 7.01 and (y) the holders of such Permitted Refinancing Indebtedness or a representative thereof shall be or become a party to the Pari Passu Intercreditor Agreement and any junior lien intercreditor agreement then in effect (if such Indebtedness is secured by any or all of the Collateral on a pari passu basis (without regard to the control of remedies) with the Obligations) or to a junior lien intercreditor agreement reasonably satisfactory to the Administrative Agent (if such Indebtedness is secured by any or all of the Collateral on a junior basis (without regard to the control of remedies) with the Obligations).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Prepayment Notice” means a notice of the optional prepayment of Term Loans or Revolving Credit Loans pursuant to Section 2.05(a), which shall be substantially in the form of Exhibit A-3.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Obligations” means the Loans and the Letters of Credit.

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(k).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Ratio Calculation Date” has the meaning specified in Section 1.09(b)(i).

“Recipient” means the Administrative Agent, any Lender or any L/C Issuer, as applicable.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” means the repayment in full of all principal, interest, fees and other amounts due or outstanding under the Existing Debt Agreements, the termination of all commitments under the Existing Debt Agreements and the termination and release of all guarantees and security in support of the Existing Credit Agreements.

“Refinancing Amendment” means an amendment, supplement, or joinder to this Agreement executed by the Borrower, the Administrative Agent, each Additional Refinancing Lender and each Lender that agrees to provide any portion of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans, in each case in accordance with Section 2.17.

“Refinancing Facility” means, at any time, as the context may require, the aggregate amount of Refinancing Term Commitments and/or Other Revolving Commitments of a given Refinancing Series at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments that are established to fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loan Borrowing” means a borrowing consisting of one or more simultaneous Refinancing Term Loans of the same Type under a Refinancing Facility and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.17.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, controlling persons, advisors and other representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice or Conversion/Continuation Notice, as applicable, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the

Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, director of corporate finance, treasurer, assistant treasurer or controller of a Loan Party, and including solely for purposes of Section 4.01(a), the secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous Revolving Credit Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its Original Revolving Credit Commitment and shall include, as the context may require, any Incremental Revolving Credit Commitments and Other Revolving Commitments of such Revolving Credit Lender.

“Revolving Credit Facility” means the collective reference to the Original Revolving Credit Facility and any additional revolving credit facilities resulting from Incremental Revolving Credit Commitments and Other Revolving Commitments and the Credit Extensions made thereunder, or, as the context may require, to any of such revolving credit facilities individually.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or that has Revolving Credit Loans or risk participations in L/C Obligations or Swing Line Loans outstanding at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b) and shall include, as the context may require, any Incremental Revolving Loans or Other Revolving Credit Loans.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the Government of Canada or any other relevant sanctions authority.

“Sanctioned Country” means a country, territory, region or a government of a country, territory or region that is the subject of Sanctions.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the Government of Canada or any other relevant sanctions authority, or that is otherwise the subject of any Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“S&P” means S&P Global Inc., through its S&P Global Ratings division or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency or commodity Swap Contract permitted under this Agreement that is entered into by and between a Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, with respect to any Secured Cash Management Agreement, the Cash Management Banks, with respect to any Secured Hedge Agreement, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Net Leverage Ratio” means, with respect to any Measurement Period, the ratio of (i) Consolidated Senior Secured Debt (net of the Unrestricted Cash Amount in an aggregate amount not to exceed $250,000,000) as of the last day of such Measurement Period to (ii) Consolidated EBITDA for such Measurement Period, in each case, for the Borrower and its Restricted Subsidiaries.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” and “Solvency” mean, with respect to the Borrower and its Subsidiaries on any date of determination, that on such date (a) the sum of the liabilities of the Borrower and its Subsidiaries, taken as a whole, does not exceed either the present fair saleable value or fair value of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated through the maturity of the credit facilities evidenced by this Agreement, and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Assets” means, collectively, (a) letter of credit rights (other than to the extent the security interest in such letter of credit rights may be perfected by the filing of UCC financing statements) with a value of less than $5,000,000, (b) commercial tort claims with a value of less than $5,000,000, (c) such assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest therein or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby and (d) assets located outside of the United States (other than Equity Interests of Foreign Subsidiaries as contemplated by this Agreement).

“Specified Representations” means the representations and warranties of the Borrower and the other Loan Parties set forth in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.04, 5.14, 5.16 (with respect to compliance with the Act), 5.19, 5.20, 5.22 (limited to the last sentence therein) and 5.23.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.

“Swing Line Loan Prepayment Notice” means a notice of a prepayment of a Swing Line Loan pursuant to Section 2.05(a), which shall be substantially in the form of Exhibit A-4.

“Swing Line Sublimit” means an amount equal to $25,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Citibank, N.A., RBC Capital Markets and SunTrust Bank, in their capacity as co-syndication agents.

“Target” means WageWorks, Inc., a Delaware corporation.

“Target Annual Financial Statements” has the meaning specified in Section 4.01(j)(x).

“Target Quarterly Financial Statements” has the meaning specified in Section 4.01(j)(y).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of one or more simultaneous Term A Loans of the same Type under the Term A Facility and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Term A Commitments of the Term A Lenders is $1,250,000,000.

“Term A Facility” means, at any time, (a) prior to the funding of the Term A Loans on the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) prior to the funding of the Term A Loans on the Closing Date, any Lender that has a Term A Commitment at such time and (b) thereafter, any Lender that holds Term A Loans at such time.

“Term A Loan” means a loan made by any Term A Lender under the Term A Facility pursuant to Section 2.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Term Lenders.

“Term Commitment” means, as to each Term Lender, its Term A Commitment, and, if the context so requires, its commitment to make other Term Loans pursuant to a Joinder Agreement or a Refinancing Amendment, as applicable.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Term A Loan, Incremental Term Loan or Refinancing Term Loan, individually or collectively, as the context may require.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $25,000,000.

“Total Net Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Funded Indebtedness (net of the Unrestricted Cash Amount in an aggregate amount not to exceed $250,000,000) as of the last day of such Measurement Period to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case, for the Borrower and its Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Trade Date” has the meaning specified in Section 10.06(h).

“Transactions” means, collectively, (a) the consummation of the Acquisition, (b) the Refinancing, (c) the entering into by the Borrower and the other Loan Parties of the Loan Documents to which they are or are intended to be a party, (d) any initial Credit Extensions on the Closing Date and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Trust Company” means an entity, whether incorporated or not, doing business under the laws of any State or of the United States a substantial portion of the business of which consists of receiving deposits or exercising fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency, and which is supervised and examined by State or Federal authority having supervision over banks or savings associations.  As of the Closing Date, (i) no Loan Party is a “Trust Company” and (ii) the business of the Loan Parties as a whole does not qualify as a “Trust Company”; it being understood and agreed, for the avoidance of doubt, that the term “Trust Company” does not include a Person designated as a nonbank trustee or custodian of health savings accounts pursuant to Section 223(d)(1)(B) of the Code and 26 CFR 1.408-2(e).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash Amount” means, as of any date of determination, the aggregate amount of (i) unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries and (ii) cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Facilities or any other Indebtedness permitted to be secured by a Lien on the Collateral along with the Facilities, in each case, whether or not held in an account pledged to the Administrative Agent.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary in accordance with Section 6.17, but only to the extent that such Subsidiary:

(a)                                 has no Indebtedness other than Non-Recourse Debt;

(b)                                 is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(c)                                  is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and

(d)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of any of Exhibits H1 through H4, as the context requires.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effect of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail-in Legislation for the applicable EEA Member Country, which write down and conversion powers are described in the EU Bail-in Legislation Schedule.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02                             Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)                                 Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a Person shall constitute a separate Person hereunder (and each division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03                             Accounting Terms.

(a)                                 Generally. Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing the Borrower Annual Financial Statements, except as otherwise specifically prescribed herein; provided that if at any time a change in GAAP occurs that would result in a change to the method of accounting for obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date (or any similar lease entered into after the Closing Date by such Person), such obligations shall be accounted for as obligations relating to an operating lease and not as a Capital Lease.

(b)                                 Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(c)                                  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(d)                                 Notwithstanding any other provision contained herein or any requirement under GAAP, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the FASB on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in the financial statements of such Person.

Section 1.04                             Rounding.  Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05                             Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06                             Letter of Credit Amounts.  With respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07                             Currency Equivalents Generally; Change of Currency.  For purposes of this Agreement and the other Loan Documents (other than Articles 2, 9 and 10 hereof), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day of such transaction or determination.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Liens, Indebtedness or Investment in currencies other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.08                             Timing of Payment and Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.09                             Certain Calculations.

(a)                                 All pro forma calculations permitted or required to be made by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that have been certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon reasonably detailed written assumptions believed by the Borrower at the time of preparation to be reasonable and which are reasonably foreseeable.  Any ratio calculated hereunder that includes Consolidated EBITDA shall look to Consolidated EBITDA for the most recently completed Measurement Period.

(b)                                 The pro forma Total Net Leverage Ratio, Secured Net Leverage Ratio and Consolidated Interest Coverage Ratio shall be calculated as follows:

(i)                                     in the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the last day of the Measurement Period for which such pro forma ratio is being calculated but on or prior to the date of the event for which the calculation of such pro forma ratio is being made (a “Ratio Calculation Date”), then such pro forma ratio shall be calculated as if such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness (and all other incurrences, assumptions, guarantees, redemptions, retirements or extinguishments of Indebtedness consummated since the last day of the applicable Measurement Period but on or prior to the Ratio Calculation Date) had occurred at the last day of the applicable Measurement Period; provided that (i) in the case of any incurrence of Indebtedness or establishment of any revolving credit or delayed draw commitments, (x) a borrowing of the maximum amount of Indebtedness available under such revolving credit or delayed draw commitments shall be assumed and (y)  the cash proceeds of such incurred Indebtedness shall be excluded from amounts that may be netted in the calculation of pro forma Total Net Leverage Ratio or pro forma Secured Net Leverage Ratio, as applicable and (ii) the pro forma Consolidated Interest Charges for the applicable Measurement Period shall be calculated assuming such Indebtedness had been outstanding or repaid, as the case may be, since the first day and through the end of the applicable Measurement Period (taking into account any interest rate Swap Contracts applicable to such Indebtedness);

(ii)                                  in the event that any Permitted Acquisitions or other permitted Investments in the nature of an acquisition are made subsequent to the last day of the applicable Measurement Period for which such pro forma ratio is being calculated but on or prior to the Ratio Calculation Date, then Consolidated EBITDA shall be (x) increased by an amount equal to the Consolidated EBITDA attributable to the property or Investment that is the subject of such Permitted Acquisition or other permitted Investment in the nature of an acquisition, in each case assuming such Permitted Acquisition or other permitted Investment had been made on the first day of the applicable Measurement Period and (y) otherwise calculated as set forth in the third paragraph of the definition of “Consolidated EBITDA” on a Pro Forma Basis;

(iii)                               in the event that Dispositions are made subsequent to the last day of the applicable Measurement Period for which such pro forma ratio is being calculated but on or prior to the relevant Ratio Calculation Date, then Consolidated EBITDA shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto, in each case assuming such Disposition had been made on the first day of the applicable Measurement Period; and

(iv)                              for the avoidance of doubt, the cash used in connection with any transaction specified above shall be excluded from amounts that may be netted in the calculation of pro forma Total Net Leverage Ratio or Secured Net Leverage Ratio, as applicable.

(c)                                  Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (A) measuring the relevant financial ratios and basket availability or pro forma compliance with any covenant with respect to the incurrence of any Indebtedness (including any Incremental Term Loans, Incremental Revolving Loans, Incremental Term Loan Commitments or Incremental Revolving Credit Commitments) or Liens or the making of any Investments (including the determination of whether an acquisition is a Permitted Acquisition) or Dispositions or the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or (B) other than in connection with the incurrence of any Incremental Revolving Credit Commitments, any Other Revolving Commitments or any Revolving Credit Loans, determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with any action being taken in connection with a Limited Condition Acquisition (including any incurrence or assumption of Indebtedness and the use of proceeds thereof, the incurrence or assumption of any Liens, the making of any Investments or Restricted Payments or the repayment of any Indebtedness for which an irrevocable notice of prepayment or redemption is required), if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence or assumption of Indebtedness and the use of proceeds thereof, the incurrence or assumption of any Liens, the making of any Investments or Restricted Payments or the repayment of any Indebtedness for which an irrevocable notice of prepayment or redemption is required) as if they had occurred at the beginning of the most recently completed Measurement Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio or basket, such financial ratio or basket shall be deemed to have been complied with.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated (and tested) (A) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or assumption of Indebtedness and the use of proceeds thereof, the incurrence or assumption of any Liens, the making of any Investments or Restricted Payments or the repayment of any Indebtedness for which an irrevocable notice of prepayment or redemption is required) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated and (B) solely with respect to the making of any Restricted Payments, on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

(d)                                 For purposes of determining the calculation in the definition of Secured Hedge Agreement, or determining compliance with Sections 7.01, 7.02, 7.03, 7.06 and 7.14, with respect to any grant of any Lien, the making of any Investment or Restricted Payment, the incurrence of any Indebtedness or the prepayment, redemption, purchase, defeasement or satisfaction of Junior Indebtedness (each, a “Covenant Transaction”) in reliance on a “basket” that makes reference to a percentage of Consolidated EBITDA or Consolidated Total Assets, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in the amount of Consolidated EBITDA or Consolidated Total Assets, as applicable, occurring after the time such Covenant Transaction is incurred, granted or made in reliance on such provision.

(e)                                  For purposes of calculating any “net” ratio test utilized in any debt incurrence test (including any amounts permitted to be incurred pursuant to Section 2.14 and Section 7.03(s)), such ratio shall be calculated after giving effect to any such incurrence on a pro forma basis, and, in each case, with respect to any revolving credit commitments being established utilizing a debt incurrence test (including any Incremental Revolving Credit Commitment), assuming a borrowing of the maximum amount of such revolving credit commitment (but for the avoidance of doubt, no other previously established revolving commitment), and such calculation shall be made excluding the cash proceeds from such incurrence from the amount of cash and Cash Equivalents that may be netted in the calculation of pro forma Total Net Leverage Ratio or pro forma Secured Net Leverage Ratio, as applicable.

Section 1.10                             Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

ARTICLE 2.
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01                             The Loans.

(a)                                 The Term A Loans. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans shall be denominated in Dollars and may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in Dollars, from time to time, on any Business Day during the applicable Availability Period for the Revolving Credit Facility under which such

Revolving Credit Lender has a Revolving Credit Commitment, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, further, that solely for purposes of Revolving Credit Loans made on the Closing Date (if any), the sum of the Unrestricted Cash Amount and amounts available to be drawn under the Revolving Credit Facility shall not be less than $250,000,000 on the Closing Date, after giving effect to the borrowing of such Revolving Credit Loans and the other Transactions.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

Section 2.02                             Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by “pdf” or similar electronic format, in the form of a Committed Loan Notice or a Conversion/Continuation Notice, as applicable (each, a “Notice”). Each such Notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or of any conversion of or conversion to Eurodollar Rate Loans and (ii) 11:00 a.m. one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000 and whole multiples of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Notice shall specify, as applicable, (1) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, and in each case, the Class of the relevant Loans and Borrowings, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (5) if applicable, the duration of the applicable Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Eurodollar Rate Loans with an Interest Period of one month. Any such automatic conversion to Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, or conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice or Conversion/Continuation Notice, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m., in the case of any Eurodollar Rate Loan or Base Rate Loan on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is to be made on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, any Loan may be requested as, converted to or continued as Eurodollar Rate Loans unless the Required Lenders have determined, in their sole discretion, not to permit such conversion or continuation.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any one time.

Section 2.03                             Letters of Credit.

(a)                                 The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (or any of its Restricted Subsidiaries so long as the Borrower is a joint and several co-applicant, and references to the “Borrower” in this

Section 2.03 and elsewhere in this Agreement with respect to requests for Letters of Credit (including renewals or continuations thereof) shall be deemed to include any such Restricted Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the aggregate amount of L/C Obligations owing to an L/C Issuer shall not exceed the amount set forth opposite such L/C Lender’s name on Schedule 2.01 under the caption “Letter of Credit Commitments”.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(i)                                     No L/C Issuer shall issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit is Cash Collateralized no less than fifteen (15) days prior to the Letter of Credit Expiration Date at 105% of the face amount thereof.

(ii)                                  No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000; provided that such initial minimum amount shall not apply to any Existing Letter of Credit;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)                                any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to any required adjustment pursuant to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)                               No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)                              No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                                 Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 hereof with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 hereof included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 hereof shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension

Letter of Credit”); provided that, unless otherwise agreed to by the applicable L/C Issuer, any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless such Letter of Credit is Cash Collateralized at 105% of the face amount thereof in accordance with this Agreement; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) or (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (in writing) on or before the day that is seven days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (other than the delivery of a Committed Loan Notice), and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the next Business Day following any payment by the applicable L/C Issuer under a Letter of Credit (or on the second Business Day following any payment by the applicable L/C Issuer if such notice is delivered to the Borrower after 11:00 a.m. on the date of any such payment) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing as provided in this Section 2.03(c).  If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of

Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(ii)                                  Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)                                 Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

(e)                                  Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Restricted Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid or such claim arises from the applicable L/C Issuer’s gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction).

(f)                                   Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses(i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final non-appealable order of a court of competent jurisdiction to have been caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP and Uniform Customs. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit and the Uniform Customs shall apply to each commercial Letter of Credit.

(h)                                 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage of the applicable Revolving Credit Facility, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate of the applicable Revolving Credit Facility determined as of the last Business Day of each March, June, September and December times the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate per annum of 0.125%, determined as of the last Business Day of each March, June, September and December of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.  To the extent any defaults, representations, or covenants contained in any Issuer Documents are more restrictive than the Events of Default, representations, or covenants contained herein, the Events of Default, representations and covenants herein shall control.

(k)                                 Provisions Related to Letters of Credit in respect of Other Revolving Commitments.  If the Letter of Credit Expiration Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which the applicable L/C Issuer has consented shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and 2.03(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with the terms hereof.  Upon the maturity date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.

(l)                                     Additional L/C Issuers.  The Borrower may, at any time and from time to time, designate one or more additional Revolving Credit Lenders or Affiliates of Revolving Credit Lenders to act as an L/C Issuer under the terms of this Agreement, with the consent of each of the

Administrative Agent (which consent shall not be unreasonably withheld) and such Revolving Credit Lender(s) or Affiliate thereof.  Any Revolving Credit Lender or Affiliate thereof designated as an L/C Issuer pursuant to this Section 2.03(l) shall be deemed to be the L/C Issuer with respect to Letters of Credit issued or to be issued by such Revolving Credit Lender or Affiliate thereof, and all references herein and in the other Loan Documents to the term “L/C Issuer” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Credit Lender or Affiliate thereof in its capacity as L/C Issuer thereof, as the context shall require.

(m)                             Reporting. Not later than the third Business Day following the last day of each calendar month (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) paid or payable by the Borrower to such L/C Issuer during such month.

Section 2.04                             Swing Line Loans.

(a)                                 The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time in Dollars on any Business Day during the Availability Period with respect to the Revolving Credit Facilities in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by “pdf” or similar electronic format. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and whole multiples of $100,000 in excess of that amount, and (ii) the requested borrowing date, which shall be a Business Day. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, and shall on the date ten Business Days after any Swing Line Loan is made automatically be deemed to have requested, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Dollars in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request (or, if no request has been submitted, the deemed request) for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative

Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit

Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)                                  Provisions Related to Other Revolving Commitments.  If the maturity date shall have occurred in respect of any Class of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when one or more other Classes of Revolving Credit Commitments are in effect with a longer Maturity Date (each, a “Non-Expiring Credit Commitment” and, collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the Swing Line Lender, on the earliest occurring Maturity Date with respect to the Expiring Credit Commitments such Swing Line Loan shall be deemed reallocated to the Class or Classes of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the Total Revolving Credit Outstandings to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid by the Borrower and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment.  Upon the Maturity Date of any Class of Revolving Credit Commitments, the Swing Line Sublimit may be reduced as agreed between the Swing Line Lender and the Borrower, without the consent of any other Person.

Section 2.05                             Prepayments.

(a)                                 Optional.

(i)                                     The Borrower may, upon notice in the form of a Prepayment Notice delivered to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty (other than, in the case of any Eurodollar Rate Loan, any amounts required pursuant to Section 3.05 and, in the case of any Incremental Term Loans, any premium contained in the applicable Joinder Agreement); provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (i) the date and amount of such prepayment and (ii) the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any voluntary prepayment of a Loan pursuant to this Section 2.05(a)(i) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts if required pursuant to Section 3.05. Each such prepayment of any outstanding Term Loans pursuant to this Section 2.05(a)(i) shall be applied as between Facilities as directed by the Borrower and, within any given Facility, shall be applied as directed by the Borrower to the installments thereof (or, if no such direction is provided, in direct order of maturity). Subject to Section 2.16, all payments made pursuant to this Section 2.05(a)(i) shall be applied on a pro rata basis to each Lender holding Loans of the applicable Facility being prepaid in accordance with the principal amount of the applicable Term Loans held thereby.

(ii)                                  The Borrower may, upon notice in the form of a Swing Line Loan Prepayment Notice delivered to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000 and in integral multiples of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory.

(i)                                     Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03 (except Credit Agreement Refinancing Indebtedness)), the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries from any such Indebtedness, less all reasonable and customary out-of-pocket legal, underwriting and other fees, costs and expenses incurred or reasonably anticipated to be incurred within 90 days thereof in connection therewith, within one Business Day following receipt thereof by the Borrower or such Restricted Subsidiary, (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (iv) and (vi) below).

(ii)                                  (x) If the Borrower or any of its Restricted Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05 (except pursuant to Sections 7.05(j) or 7.05(k))) which results in the realization by such Person of Net Cash Proceeds in excess of an aggregate amount of $25,000,000 per Fiscal Year, the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of such Net Cash Proceeds in excess of such $25,000,000 no later than five (5) Business Days following receipt thereof by such Person (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (iv) and (vii) below); provided that so long as no Event of Default shall have occurred and be continuing, such prepayment (or Cash Collateralization) shall not be required to the extent the Borrower reinvests such Net Cash Proceeds in assets of a kind then used or usable in the business of the Borrower and its Restricted Subsidiaries within 450 days after the date of receipt of such Net Cash Proceeds, or enters into a binding commitment thereof within said 450-day period and subsequently makes such reinvestment within 180 days after the end of such 450-day period; provided that the Borrower notifies the Administrative Agent within five (5) Business Days following receipt by the Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds of the Borrower’s intent to reinvest such Net Cash Proceeds.

(iii)                               Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries, the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of all Net Cash Proceeds received therefrom in excess of $25,000,000 per Fiscal Year no later than five (5) Business Days following receipt thereof by such Person (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (iv) and (vi) below); provided that so long as no Event of Default shall have occurred and be continuing, such prepayment (or Cash Collateralization) shall not be required to the extent the Borrower reinvests such Net Cash Proceeds in assets of a kind then used or usable in the business of the Borrower and its Restricted Subsidiaries within 450 days after the date of receipt of such Net Cash Proceeds, or enters into a binding commitment thereof within said 450-day period and subsequently makes such reinvestment within 180 days after the end of such 450-day period; provided that the Borrower notifies the Administrative Agent within five (5) Business Days following receipt by the Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds of the Borrower’s intent to reinvest such Net Cash Proceeds.

(iv)                              Subject to the next sentence, each prepayment (or Cash Collateralization, as applicable) of Pro Rata Obligations pursuant to this Section 2.05(b) shall be applied, first, to the Term Loans held by all Term Lenders in accordance with their Applicable Percentages (allocated pro rata as among the Term Loans and to each Term Lender on a pro rata basis in accordance with the principal amount of the applicable Term Loans held thereby and to scheduled amortization payments in direct order of maturity), second, any excess after the application of such proceeds in accordance with clause first above, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.05(b) and third, any excess after the application of such proceeds in accordance with clauses first and second above may be retained by the Borrower. Except with respect to Term Loans incurred in connection with any Refinancing Amendment or any Joinder

Agreement (which, in each case, may be prepaid on a less than pro rata basis if expressly provided for in such Refinancing Amendment or Joinder Agreement), each prepayment (or Cash Collateralization) pursuant to this Section 2.05(b) shall be applied ratably to the Pro Rata Obligations then outstanding entitled to payment (or Cash Collateralization) pursuant to the prior sentence (provided that any prepayment of Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt). Any prepayment of a Loan pursuant to this Section 2.05(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(v)                                 If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Commitments at such time (including, for the avoidance of doubt, as a result of the termination of any Class of Commitments on the Maturity Date with respect thereto), the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) (in an aggregate amount equal to 105% of the face amount thereof) in an aggregate amount sufficient to reduce the Total Revolving Credit Outstandings to the aggregate Revolving Credit Commitments.  If for any reason the Outstanding Amount of L/C Obligations at any time exceed the Letter of Credit Sublimit at such time, the Borrower shall immediately prepay L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Outstanding Amount of L/C Obligations to the Letter of Credit Sublimit.  If for any reason the Outstanding Amount of Swing Line Loans at any time exceeds the Swing Line Sublimit at such time, the Borrower shall immediately prepay Swing Line Loans in an aggregate amount sufficient to reduce the Outstanding Amount of Swing Line Loans to the Swing Line Sublimit.

(vi)                              Prepayments of the Revolving Credit Facilities made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans held by all Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable. Prepayments of the Revolving Credit Facilities made pursuant to this Section 2.05(b) shall be applied ratably to the outstanding Revolving Credit Loans.  Amounts to be applied pursuant to this Section 2.05(b) to the mandatory prepayment of Term Loans and Revolving Credit Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans and any amounts remaining after such application shall be applied to prepay Eurodollar Rate Loans.

Section 2.06                             Termination or Reduction of Commitments.

(a)                                 Optional.  The Borrower may, upon notice to the Administrative Agent, terminate any or all of the Revolving Credit Facilities, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce any or all of the Revolving Credit

Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) any Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments of such Revolving Credit Facility hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facilities, (B) any Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments of such Revolving Credit Facility hereunder, the Total Revolving Credit Outstandings in respect of such Revolving Credit Facility would exceed such Revolving Credit Facility, (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit or (D) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments of Swing Line Loans hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)                                 Mandatory.

(i)                                     The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing, which shall be on the Closing Date.

(ii)                                  If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06 the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the aggregate Revolving Credit Facilities at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)                                  Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of any Revolving Credit Commitments, the Revolving Credit Commitments of such Class of each applicable Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of any Revolving Credit Facility accrued until the effective date of any termination of such Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07                             Repayment of Loans.

(a)                                 Term Loans.  Subject to Section 2.14 (i), the principal amounts of the Term A Loans shall be repaid in consecutive quarterly installments in the aggregate amounts set forth below on the dates set forth below:

Amortization Date	Term A Loan Installment
January 31, 2020	$7,812,500.00
April 30, 2020	$7,812,500.00

Amortization Date	Term A Loan Installment
July 31, 2020	$7,812,500.00
October 31, 2020	$7,812,500.00
January 31, 2021	$15,625,000.00
April 30, 2021	$15,625,000.00
July 31, 2021	$15,625,000.00
October 31, 2021	$15,625,000.00
January 31, 2022	$15,625,000.00
April 30, 2022	$15,625,000.00
July 31, 2022	$15,625,000.00
October 31, 2022	$15,625,000.00
January 31, 2023	$23,437,500.00
April 30, 2023	$23,437,500.00
July 31, 2023	$23,437,500.00
October 31, 2023	$23,437,500.00
January 31, 2024	$31,250,000.00
April 30, 2024	$31,250,000.00
July 31, 2024	$31,250,000.00
Maturity Date	Aggregate principal amount of all Term A Loans outstanding

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date. In the event any Incremental Term Loans or Refinancing Term Loans are made, such Incremental Term Loans or Refinancing Term Loans shall be repaid in the amounts and dates set forth in the applicable Joinder Agreement or Refinancing Amendment with respect thereto and on the applicable Maturity Date thereof. All payments made pursuant to this Section 2.07(a) shall be applied on a pro rata basis to each Term Lender holding Term Loans on the applicable Facility or Class being repaid.

(b)                                 Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date.

(c)                                  Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Original Revolving Credit Facility (although Swing Line Loans may thereafter be reborrowed in accordance with the terms and conditions hereof if there are one or more Classes of Revolving Credit Commitments which remain in effect).

Section 2.08                             Interest.

(a)                                 Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans under such Facility, (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under such Facility, and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the applicable Revolving Credit Facility.

(b)                                 (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  Upon the occurrence of and while any Event of Default as described in Section 8.01(f) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of relevant Required Facility Lenders (or with respect to Letter of Credit Fees or fees payable pursuant to Section 2.09(a), upon the request of the Required Revolving Credit Lenders), while any Event of Default (other than the Events of Default described in clause (b)(i) and clause (b)(ii) above) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09                             Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)                                 Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the applicable Revolving Credit Facility, a commitment fee in Dollars equal to the Commitment Fee Rate with respect to the applicable Revolving Credit Facility under which such Revolving Credit Lender has a Revolving Credit Commitment times the actual daily amount by which the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans (for the avoidance of doubt, excluding Swing Line Loans), and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times from the Closing Date until the applicable Maturity Date for the applicable Revolving Credit Commitments, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December (commencing with the first such date to occur following the Closing Date) and on the applicable Maturity Date for the applicable Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears.

(b)                                 Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Agency Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)                                  Other Fees. The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Term A Loan and funded and unfunded Revolving Credit Commitments, a closing fee in an amount separately agreed to by the Borrower and the Arrangers for the benefit of such Lenders on the Closing Date, payable to such Lender from the proceeds of the Term A Loans as and when funded on the Closing Date.  Such closing fee shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

Section 2.10                             Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, notwithstanding Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11                             Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12                             Payments Generally; Administrative Agent’s Clawback.

(a)                                 General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)                                  Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Appropriate Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, any L/C Issuer or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive absent manifest error.

(d)                                 Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 or in the applicable Joinder Agreement or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                                  Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans and Term Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f)                                   Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                                  Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13                             Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply unless such purchase is made by the Borrower pursuant to Section 10.06(b)(vii)).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14                             Incremental Facilities.

(a)                                 The Borrower may by written notice to the Administrative Agent elect to increase the existing Revolving Credit Commitments of any Class (any such increase, the “Incremental Revolving Credit Commitments”) and/or increase the existing Term Commitments or incur one or more new term loan commitments (the “Incremental Term Loan Commitments”), by an amount (1) not to exceed in the aggregate, at the time of incurrence the Incremental Available Amount and (2) not less than, individually, $25,000,000. All Incremental Term Loan Commitments, Incremental Term Loans, Incremental Revolving Loans and Incremental Revolving Credit Commitments shall be in Dollars.

(b)                                 Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion); and (ii) the identity of each Lender or other Person, which must be an Eligible Assignee (each, an “Incremental Revolving Loan Lender” or “Incremental Term Loan Lender,” as applicable) to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, be allocated and the amounts of such allocations. Any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment or Incremental Term Loan Commitment; provided that if any such Lender does not respond within the specified time period, such Lender shall be deemed to have declined to provide such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable.  Any Incremental Term Loan Commitments effected through the establishment of one or more term loan commitments made on an Increased Amount Date that are not fungible for United States federal income tax purposes with an existing Class of Term Loans shall be designated a separate Class of Incremental Term Loan Commitments for all purposes of this Agreement. Notwithstanding the foregoing, any Incremental Term Loans may be treated as part of the same Class as any other Incremental Term Loans if such Incremental Term Loans have identical terms (other than effective yield) and are fungible for United States federal income tax purposes with such other Incremental Term Loans.

(c)                                  The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Loan Lenders or Incremental Term Loan Commitments and the Incremental Term Loan Lenders, as applicable and (ii) in the case of each notice to any applicable Revolving Credit Lender of any such given Class, the respective interests in such Revolving Credit Lender’s Revolving Credit Loans of such Class, in each case subject to the assignments contemplated by this Section.

(d)                                 Such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that:

(i)                                     (x) subject, solely in the case of Incremental Term Loans, to Section 1.09(c), no Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable and the extensions of credit to be made thereunder on such date; and (y) the representations and warranties of the Borrower and each other Loan Party contained in Article V hereof shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) on and as of such date, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date); provided that, in the case of Incremental Term Loans incurred to finance a Permitted Acquisition, this clause (i)(y) shall be limited to the Specified Representations;

(ii)                                  the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Incremental Revolving Loan Lender(s) or Incremental Term Loan Lender(s), as applicable, and the Administrative Agent, each of which shall be recorded in the Register (and each Incremental Revolving Loan Lender and Incremental Term Loan Lender shall be subject to the requirements set forth in Section 3.01);

(iii)                               the Incremental Facilities shall be Guaranteed by the Guarantors and rank pari passu in right of security with the other Facilities;

(iv)                              all fees and reasonable out-of-pocket expenses owing to the Administrative Agent and the Lenders (other than a Defaulting Lender) in respect of the Incremental Revolving Credit Commitments and Incremental Term Loan Commitments shall have been paid; and

(v)                                 the Borrower shall deliver or cause to be delivered legal opinions, officer’s certificates and such other documents (including, if applicable, the Mortgages and related documents required pursuant to Section 6.11(b) or modifications of any Mortgages and title insurance endorsements or policies) reasonably requested by the Administrative Agent in connection with any such transaction.

(e)                                  On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Credit Lenders of the Class being so increased shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase from each of the existing Revolving Credit Lenders of the Class being so increased, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans of the Class being so increased and participations in Letters of Credit and Swing Line Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participations in Letters of Credit and Swing Line Loans will be held by existing Revolving Credit Lenders of such Class and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of the Class being so increased after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments of such Class, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment of the Class being so increased and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Credit Loan of the Class being so increased and (iii) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto.

(f)                                   On any Increased Amount Date on which any Incremental Term Loan Commitments of any Class (or any Incremental Term Loan Commitments increasing any existing Term Loans) are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of such Class or increase shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Class or increase and (ii) each Incremental Term Loan Lender of such Class or increase shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Class or increase and the Incremental Term Loans of such Class or increase made pursuant thereto.

(g)                                  The terms (including pricing, premiums, fees, rate floors, optional prepayment provisions, and/or mandatory prepayment provisions) and conditions of the Incremental Term Loans and Incremental Term Loan Commitments shall be, except as otherwise explicitly set forth herein, as agreed in the Joinder Agreement between the Borrower, the applicable Incremental Term Loan Lenders providing such Incremental Term Loan Commitments and the Administrative Agent; provided that (i) the terms of such Indebtedness (other than with respect to pricing, premiums, fees, rate floors and/or optional prepayment provisions) shall not be materially more restrictive, taken as a whole, to the Borrower and the other Loan Parties than those set forth in this Agreement prior to the execution of such Joinder Agreement unless (x) such terms apply only after the Latest Maturity Date at the time such Indebtedness is established or (y) this Agreement is amended so that such terms are also applicable for the benefit of any Lenders under any then-existing Facilities, (ii) the Weighted Average Life to Maturity of all Incremental Term Loans of any such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of any other Term Loans at the time of the incurrence of such Incremental Term Loans, (iii) the applicable Incremental Term Loan Maturity Date of each Class shall be no shorter than the Latest Maturity Date at the time of the incurrence of such Incremental Term Loans, (iv) the pricing of each Class of Incremental Term Loans may be subject to “most favored nations” provisions if and to the extent set forth in the Joinder Agreement for such Class, and (v) in the case of Incremental Term Loans, such Indebtedness may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Joinder Agreement, and in the case of Incremental Revolving Credit Commitments, such Incremental Revolving Credit Commitments may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory reductions of Revolving Credit Commitments hereunder, as specified in the applicable Joinder Agreement; provided, further, that, notwithstanding the foregoing, in the case of Incremental Term Loans that amortize at not more than 1.0% per annum prior to the applicable Incremental Term Loan Maturity Date, the Joinder Agreement may include a customary excess cash flow mandatory prepayment provision requiring the Borrower to prepay amounts outstanding under such Incremental Term Loans with excess cash flow on an annual basis.

(h)                                 The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Credit Commitments shall be identical to the other Revolving Credit Loans of the Class being so increased and the Revolving Credit Commitments of the Class being so increased; provided that if the Incremental Revolving Loan Lenders require an interest rate in excess of the interest rate then applicable to the Revolving Credit Facility of the Class being so increased, the interest rate on the Revolving Credit Facility of such Class shall be increased to equal such required rate without further consent of the affected Lenders.

(i)                                     Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14 (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary or appropriate to enable any Incremental Term Loans that are intended to be fungible with any other Term Loans to be fungible with such other Term Loans, which shall include any amendments that modify the aggregate principal amount of scheduled installment payments to the extent such amendment does not decrease the installment payment an existing Term Lender would have received prior to giving effect to any such amendment).

(j)                                    This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.15                             Cash Collateral.

(a)                                 Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize all L/C Obligations in an amount equal to 105% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a bank selected by the Borrower and reasonably acceptable to the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or Section 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16                             Defaulting Lenders.

(a)                                 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, modification, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Credit Lenders and Required Facility Lenders and, in addition, Defaulting Lenders shall not be permitted to vote with respect to any other amendment, modification, waiver or consent pursuant to Section 10.01 or otherwise direct the Administrative Agent pursuant to the terms hereof or of the other Loan Documents; provided that any amendment, modification, waiver or consent requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(ii)                                  Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees. That Defaulting Lender (x) shall not be entitled to receive a commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender in respect of the Revolving Credit Facility, for purposes of computing the amount of the obligation of each

Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” and “Applicable Revolving Credit Percentage” of each Revolving Credit Lender that is not a Defaulting Lender in respect of the Revolving Credit Facility shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (x) the Revolving Credit Commitment of that Revolving Credit Lender that is not a Defaulting Lender minus (y) the aggregate Outstanding Amount of the Revolving Credit Loans of such Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of all Swing Line Loans.

(b)                                 Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (and shall pay to such other Lenders any break funding costs that such other Lenders may incur as a result of such purchase) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.

Section 2.17                             Refinancing Facilities.

(a)                                 On one or more occasions, the Borrower may obtain, from any Lender or any other bank or financial institution or other institutional lender or investor that would constitute an Eligible Assignee if it were purchasing Loans hereunder and that agrees to provide any portion of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans, Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans, in each case pursuant to a Refinancing Amendment in accordance with this Section 2.17 (each, an “Additional Refinancing Lender”); provided that the Administrative Agent, the Swing Line Lender and each L/C Issuer shall have consented (such consent not to be unreasonably withheld, conditioned, or delayed) to such Lender’s or Additional Refinancing

Lender’s providing such Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments, or Other Revolving Loans to the extent such consent, if any, would be required under Section 10.06 for an assignment of Refinancing Term Commitments, Refinancing Term Loans, Other Revolving Commitments, or Other Revolving Loans, as applicable, to such Lender or Additional Refinancing Lender; provided, further, that the following terms are satisfied:

(i)                                     any Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) as among the various Classes of Term Loans (in accordance with the respective outstanding principal amounts thereof) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, as specified in the applicable Refinancing Amendment;

(ii)                                  (x) all Other Revolving Credit Commitments shall be deemed to be Revolving Credit Commitments for purposes of borrowings and prepayments of Revolving Credit Loans and participations in Letters of Credit and Swing Line Loans;

(iii)                               subject to the provisions of Section 2.03(k) and Section 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments (including Other Revolving Credit Commitments) in accordance with their Applicable Revolving Credit Percentage; and

(iv)                              assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Original Revolving Credit Commitments and Original Revolving Credit Loans.

(b)                                 The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents (including, if applicable, modifications to the Mortgages, title insurance endorsements or policies) as may be reasonably requested by the Administrative Agent in order to ensure that the enforceability of the Collateral Documents and the perfection and priority of the Liens thereunder are preserved and maintained.

(c)                                  Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.17(a) shall be in an aggregate principal amount that is not less than $25,000,000.

(d)                                 Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)                                  This Section 2.17 shall supersede any provisions in Section 2.13 and 10.01 to the contrary, and nothing in Section 2.05 to the contrary shall prohibit the application of this Section 2.17.

ARTICLE 3.
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01                             Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                     The Borrower shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) required to be withheld or deducted from a payment to such Recipient or payable or paid by the Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error (so long as such certificate is prepared in a commercially reasonable manner in accordance with applicable Laws).

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (z) any Taxes attributable to such Lender’s or L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register.

(iii)                               A certificate as to the amount of such payment or liability delivered to any Lender or any L/C Issuer by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, as soon as possible after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     For purposes of this Section 3.01(e), the term “Lender” includes any L/C Issuer. Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws and when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the delivery, completion and execution of documentation (other than such documentation set forth in subsections (e)(ii) and (iv)) shall not be required if in the Lender’s reasonable judgment such delivery, completion or execution would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, on or prior to the date on which a Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only to the extent it is legally entitled to do so,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 certifying that such Lender is exempt from backup withholding; and

(B)                               each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2)                                 executed copies of IRS Form W-8ECI,

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner together with the executed copies of the applicable IRS Forms.

(iii)                               Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(iv)                              If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)                                 Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction or if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect and (B) update any such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds. At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses

(including Taxes) incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent, such Lender or such L/C Issuer be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent, such Lender or such L/C Issuer in a less favorable after-Tax position than the Administrative Agent, such Lender or such L/C Issuer would have been in if the Tax subject to indemnification and giving rise to the refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g)                                  Survival. Each party’s obligations under this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02                             Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Loans of such Lender to Base Rate Loans or (y) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans (the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate), the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03                             Inability to Determine Rates.  Subject to Section 3.08, if the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) (i) deposits are not being offered to banks in the interbank market for the applicable amount and Interest Period of such Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (b) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then in each case, the Required Lenders will so notify the Administrative Agent and the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans, as applicable, shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans, in the amount specified therein.

Section 3.04                             Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)                                  subject any Recipient to any Tax (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Tax described in clause (a)(ii) or clause (b) through (d) of the definition of Excluded Tax) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any L/C Issuer or the interbank market any other condition, cost or expense affecting this Agreement, Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent, any L/C Issuer or any Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, any Lender or any L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon the request of the Administrative Agent, such Lender or such L/C Issuer, the Borrower will pay to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender or L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(a).

(b)                                 Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender or such L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(b).

(c)                                  Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender; provided, further, that the Borrower shall not be obligated to pay any such additional interest unless the Lender requesting such additional interest also is requesting additional interest from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(e). If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

Section 3.05                             Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (in the case of a borrowing, for a reason other than the failure of such Lender to make a Loan); or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.06(b) or Section 10.13.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London or other offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in this Section, delivered to the Borrower shall be conclusive absent manifest error.

Section 3.06                             Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02 as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a) which would eliminate such request for compensation or requirement to pay such additional amount, or if any Lender is a Defaulting Lender hereunder, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07                             Survival.  All of the Borrower’s obligations under this Article 3 shall survive the termination of the Aggregate Commitments, any assignment of rights by, or the replacement of, a Lender, repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

Section 3.08                             Effect of Benchmark Transition Event.

(a)                                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.08 will occur prior to the applicable Benchmark Transition Start Date.

(b)                                 Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)                                  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark

Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.08.

(d)                                 Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

ARTICLE 4.
CONDITIONS PRECEDENT

Section 4.01                             Conditions Precedent to the Closing Date.  The effectiveness of this Agreement and the obligations of each L/C Issuer and each Lender to make the initial Credit Extensions on the Closing Date shall, in each case, be subject to the following conditions:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “pdf” or similar electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i)                                     a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days prior to the Closing Date;

(ii)                                  each Collateral Document set forth on Schedule 4.01(a)(ii), executed by each Loan Party thereto;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              an opinion from (A) Willkie Farr & Gallagher LLP, counsel to the Loan Parties, and (B) local or other counsel in each of the jurisdictions listed on Schedule 4.01(a)(iv), in each case as reasonably requested by the Administrative Agent, in the case of each of clauses (A) and (B), in form and substance reasonably satisfactory to the Administrative Agent;

(v)                                 a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer of the Borrower, substantially in the form attached hereto as Exhibit J;

(vi)                              a certificate attesting to the compliance with clauses (c), (g) and (h) of this Section 4.01 on the Closing Date from a Responsible Officer of the Borrower; and

(vii)                           a Committed Loan Notice pursuant to Section 2.02.

(b)                                 All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken; provided that (i) to the extent any security interest in the Collateral is not granted or perfected on the Closing Date after Borrower’s commercially reasonable efforts to do so without undue burden or expense (other than the creation and perfection of a security interest in Collateral with respect to which a Lien may be perfected solely by (A) the filing of financing statements under the UCC and (B) the delivery of stock certificates or other certificates, if any, representing Equity Interests (other than Equity Interests constituting Excluded Assets) owned by the Loan Parties (other than any Equity Interests of the Subsidiaries of the Target), and, to the extent delivered to the Borrower by the Target prior to the Closing Date (after the Borrower’s use of commercially reasonable efforts to obtain such certificated equity interests), any Subsidiaries of the Target (other than any such Equity Interests constituting Excluded Assets) that are part of the Collateral), the grant or perfection of such security interest (including, without limitation, the security interest on any Material Real Estate Asset that is part of the Collateral) shall not constitute a condition precedent to the availability of the Credit Extension to be made on the Closing Date, but shall be granted or perfected, as the case may be, in accordance with Section 6.11.

(c)                                  The Acquisition shall have been, or shall be, substantially concurrently with the initial funding of the Term A Facility, consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents thereto that are materially adverse to the Lenders in their capacities as such without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that it is understood and agreed that (a) amendments, waivers and other changes by the Borrower (or its Affiliates) to the definition of “Company Material Adverse Effect”, and directions to take action (or refrain from taking action) and consents and requests given or made pursuant to such definition, shall in each case be deemed to be materially adverse to the Lenders and (b) any modification, amendment or express waiver or consent that results in a decrease to the purchase price by not more than 10% shall be deemed to not be materially adverse to the Lenders so long as such reduction is allocated to reduce the commitments under the Term A Facility and the Revolving Credit Facility on a pro rata basis.

(d)                                 All fees and expenses due and payable to the Lenders, the Arrangers and the Administrative Agent and required to be paid on or prior to the Closing Date pursuant to the Engagement Letter and Fee Letters shall have been paid or shall have been authorized to be deducted from the proceeds of the initial funding under the Facilities, so long as any such fees or expenses not expressly set forth in the Fee Letters have been invoiced not less than two Business Days prior to the Closing Date.

(e)                                  The Administrative Agent shall have received (i) evidence satisfactory to the Administrative Agent that all Indebtedness under the Existing Debt Agreements shall be simultaneously terminated and all amounts thereunder shall be simultaneously repaid in full and (ii) evidence that arrangements satisfactory to the Administrative Agent shall have been made for the termination and release of guarantees, Liens and security interests granted in connection therewith in a form reasonably satisfactory to the Administrative Agent. After giving effect to consummation of the Transactions on the Closing Date, neither the Borrower, the Target nor any of their respective Subsidiaries shall have any Indebtedness for borrowed money other than (i) the Facilities and (ii) Indebtedness set forth on Schedule 7.03.

(f)                                   The Administrative Agent shall have received, at least three Business Days prior to the Closing Date to the extent requested at least ten Business Days prior to the Closing Date, all documentation and other information that the Administrative Agent, on behalf of itself or any Lender, reasonably determines is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

(g)                                  Each of the Acquisition Agreement Representations shall be true and correct. Each of the Specified Representations shall be true and correct in all material respects (in each case, except in the case of any representations which expressly relate to a specific date or period, such representation and warranties shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be) (and, in each case, all respects if qualified by material adverse effect or other materiality qualifier).

(h)                                 There shall not have been a Material Adverse Effect since the date of the Acquisition Agreement.

(i)                                     The Administrative Agent shall have received (x) audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date (the “Borrower Annual Financial Statements”) and (y) unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date (the “Borrower Quarterly Financial Statements”); provided that filing of the required financial statements on form 10-K and/or form 10-Q by the Borrower will satisfy the foregoing requirements; it being understood that, unless the foregoing requirements are satisfied by the filing of a form 10-K and/or form 10-Q, such financial statements provided pursuant to this clause (i) need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(j)                                    The Administrative Agent shall have received (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date (the “Target Annual Financial Statements”) and (y) unaudited consolidated balance sheets and related statements of income and cash flows of the Target and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date (the “Target Quarterly Financial Statements”); provided that filing of the required financial statements on form 10-K and/or form 10-Q by the Target will satisfy the foregoing requirements; it being understood that, unless the foregoing requirements are satisfied by the filing of a form 10-K and/or form 10-Q, such financial statements provided pursuant to this clause (j) need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(k)                                 The Administrative Agent shall have received a pro forma unaudited consolidated balance sheet and related pro forma unaudited consolidated statement of operations of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s Fiscal Year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) (the “Pro Forma Financial Statements”), it being understood that the Pro Forma Financial Statements need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

Section 4.02                             Conditions to All Credit Extensions after the Closing Date.  The obligation of each Lender to honor any Request for Credit Extension other than a Letter of Credit, and if such Request for Credit Extension is for a Letter of Credit, the obligation of the applicable L/C Issuer to honor such Request for Credit Extension, after the Closing Date (other than (x) pursuant to a Conversion/Continuation Notice and (y) in connection with the funding of an Incremental Term Loan) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are qualified by materiality shall be true and correct (after giving effect to any qualification therein) on and as of the date of such Credit Extension, and each of the representations and warranties of the Borrower and each other Loan Party contained in any other Loan Document or in any document furnished at any time under or in connection herewith or therewith that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Credit Extension, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than pursuant to a Conversion/Continuation Notice) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders (x) on the Closing Date as to the Specified Representations and (y) on the date of each Credit Extension as contemplated by Section 4.02 as to each of the matters set forth below, that:

Section 5.01                             Existence, Qualification and Power.  Each Loan Party and each Restricted Subsidiary (other than any Immaterial Subsidiary) thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clauses (a) (other than with respect to the Loan Parties), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02                             Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law, except in each case referred to in clauses (b) or (c), to the extent that such conflict, breach, contravention, Lien, payment or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.03                             Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except in each case for (x) filings and actions completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents necessary to perfect or maintain the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages (if any)) and (y) approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect or which would not reasonably be expected to have a Material Adverse Effect.

Section 5.04                             Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.05                             Financial Statements; No Material Adverse Effect.

(a)                                 The Borrower Annual Financial Statements: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP.

(b)                                 The Borrower Quarterly Financial Statements: (A) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.

(c)                                  To the Borrower’s knowledge, the Target Annual Financial Statements: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present, in all material respects, the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (C) show all material indebtedness and other liabilities, direct or contingent, of the Target and its

Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP.

(d)                                 To the Borrower’s knowledge, the Target Quarterly Financial Statements: (A) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.

(e)                                  The Pro Forma Financial Statements (i) have been prepared in good faith by the Borrower based upon (A) the assumptions stated therein (which assumptions are believed by it on the date of delivery thereof and on the Closing Date to be reasonable), (B) accounting principles consistent with the Borrower Annual Financial Statements and the Target Annual Financial Statements and (C) the information available to the Borrower and its Subsidiaries as of the date of delivery thereof, (ii) accurately reflect all adjustments required to be made to give effect to the Transactions and any other transactions expected to be entered into in connection therewith on the Closing Date, (iii) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered thereby, and (iv) present fairly the pro forma consolidated financial position and results of operations of the Borrower as of such date and for such periods, assuming that the Transactions and any other transactions expected to be entered into in connection therewith had occurred at such dates.

(f)                                   Since January 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06                             Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.07                             No Default.  Each of the Borrower and each Restricted Subsidiary is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08                             Ownership of Property; Liens. Each of the Borrower and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09                             Environmental.

(a)                                 Each of the Loan Parties and its Restricted Subsidiaries is and has been in compliance with all Environmental Laws and has received and maintained in full force and effect all Environmental Permits required for its current operations, except where non-compliance would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 No Environmental Claim is pending or, to the Loan Parties’ knowledge, proposed, threatened or anticipated, with respect to or in connection with any Loan Party or its Restricted Subsidiaries or any real properties now or previously owned, leased or operated by any Loan Party or its Restricted Subsidiaries except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  To the Loan Parties’ knowledge, there are no Environmental Liabilities of any Restricted Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Environmental Liability, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 Neither Borrower or any of its Restricted Subsidiaries has assumed or retained any Environmental Liability of any other Person, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

This Section 5.09 contains the sole and exclusive representations and warranties of the Loan Parties with respect to environmental matters.

Section 5.10                             Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

Section 5.11                             Taxes.  The Borrower and its Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income, business, franchise or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.12                             ERISA Compliance; Labor Matters.

(a)                                 No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(b)                                 There are no strikes, or other labor disputes pending or threatened against the Borrower or any of its Restricted Subsidiaries, the hours worked and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable law dealing with such matters and all payments due from the Borrower or any of its Restricted Subsidiaries or for which any claim may be made against the Borrower or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP.  Except as would not reasonably be expected to result in a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of its Restricted Subsidiaries (or any predecessor) is a party or by which the Borrower or any of its Restricted Subsidiaries (or any predecessor) is bound.

Section 5.13                             Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or its Subsidiaries in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and Permitted Prior Liens. As of the Closing Date, (x) the Borrower has no equity investments in any other Person other than (i) those specifically disclosed in Part (b) of Schedule 5.13 and (ii) investments in Subsidiaries and (y) there are no Unrestricted Subsidiaries.

Section 5.14                             Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15                             Disclosure.  No report, financial statement, certificate or other written information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions or delivered hereunder or under any other Loan Document (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 5.16                             Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including the Act), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.17                             Taxpayer Identification Number.  The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

Section 5.18                             Intellectual Property; Licenses, Etc.  To the Borrower’s knowledge, the Borrower and its Restricted Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, trade dress, logos, domain names and all good will associated therewith, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses, and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Restricted Subsidiaries hold all right, title and interest in and to such IP Rights free and clear of any Lien (other than Liens permitted by Section 7.01). To Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material or activity now employed by the Borrower or any Restricted Subsidiary infringes upon, misappropriates or otherwise violates any rights held by any other Person, except where such infringement, misappropriation or other violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.19                             Solvency.  As of the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

Section 5.20                             Collateral Documents.  Subject to the proviso set forth in Section 4.01(b), the provisions of the applicable Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject, in the case of any Collateral other than Collateral consisting of Equity Interests, to Permitted Liens and, in the case of Collateral consisting of Equity Interests, to non-consensual Liens permitted by Section 7.01 (collectively, such Liens, “Permitted Prior Liens”)) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Section 5.21                             Senior Debt.  The Obligations constitute “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing, any Indebtedness that is subordinated to the Obligations expressly by its terms.

Section 5.22                             Anti-Terrorism; Anti-Money Laundering; Etc.  The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to Borrower’s knowledge, its and its Subsidiaries’ respective officers and directors, are in compliance with Anti-Corruption Laws in all material respects and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.  No Loan Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (C) the Act or (D) any other applicable laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”) in any material respect or (iii) is a Sanctioned Person. No part of the proceeds of any Loan or Letter of Credit hereunder will be unlawfully used directly or, to the knowledge of the Borrower, indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender or Arranger, the Administrative Agent, any L/C Issuer or any Swing Line Lender) of any applicable Anti-Terrorism Laws or Sanctions.

Section 5.23                             Foreign Corrupt Practices Act.  No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official, governmental employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of a Governmental Authority, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

Section 5.24                             EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

Section 5.25                             Non-Bank Trustee Matters.  Borrower (a) is, and has been continuously since February 27, 2006, a nonbank trustee approved by the IRS under Treasury Regulation Section 1.408-2(e) and any applicable state and local laws and has administered health savings accounts in a manner consistent with such applicable law and (b) has not received any notice of investigation (other than routine investigations) or revocation regarding Borrower’s status as an approved nonbank trustee.

ARTICLE 6.
AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the applicable L/C Issuer have been made) shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, and 6.14) cause each Restricted Subsidiary to:

Section 6.01                             Financial Statements.  Deliver to the Administrative Agent for prompt distribution to each Lender:

(a)                                 within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending January 31, 2020), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in stockholders’ equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or explanatory paragraph (other than a “going concern” qualification or exception or explanatory paragraph resulting solely from an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered or any actual or anticipated breach of the financial covenants set forth in Section 7.11) or any qualification or exception or explanatory paragraph as to the scope of such audit; provided the foregoing financial statements are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand;

(b)                                 in connection with each of the first three fiscal quarters of each Fiscal Year of the Borrower (commencing with the fiscal quarter ending July 31, 2019), within 45 days after the end of each such fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, and the related consolidated statements of changes in stockholders’ equity, and cash flows for the portion of the Borrower’s Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided the foregoing financial statements are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand; and

(c)                                  not later than 60 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending January 31, 2020), an annual budget of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Restricted

Subsidiaries on a quarterly basis for the then-current Fiscal Year (including the Fiscal Year in which the Latest Maturity Date occurs, if such Fiscal Year is the then-current Fiscal Year).

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be required separately to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clause (a) or (b) above at the times specified therein.

Section 6.02                             Certificates; Other Information.  Deliver to the Administrative Agent for prompt distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, whether or not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that to the extent any such documents are filed with the SEC, such documents shall be deemed delivered pursuant to this Section 6.02(b) at the time of and so long as the Borrower notifies the Administrative Agent in writing (by facsimile or electronic mail) of the filing with the SEC of any such documents; and

(c)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (3) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information within the meaning of United States federal securities laws (“MNPI”) with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Borrower or its Subsidiaries, or their respective securities (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (and the Administrative Agent agrees that only Borrower Materials marked “PUBLIC” will be made available on such portion of the Platform); and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower materials “PUBLIC.”

Section 6.03                             Notices.  Promptly notify the Administrative Agent when a Responsible Officer of the Borrower has knowledge of the occurrence of:

(a)                                 any Default;

(b)                                 any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(c)                                  any other matter that has resulted, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document, if any, that have been breached.

Section 6.04                             Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04; (b) maintain all rights, privileges, permits, and licenses reasonably necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) except as otherwise determined in Borrower’s reasonable business judgment, preserve, maintain, renew and keep in full force and effect all of its registered patents, trademarks, trade names, trade dress and service marks, the failure of which to so preserve, maintain, renew or keep in full force and effect would reasonably be expected to have a Material Adverse Effect; and (d) pay and discharge as the same shall become due and payable all Federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

Section 6.05                             Maintenance of Properties.  Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.06                             Maintenance of Insurance.

(a)                                 Maintain with financially sound and reputable insurance companies (that are not Affiliates of the Borrower) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, which insurance (except as to Excluded Subsidiaries) shall name the Administrative Agent as loss payee (in the case of casualty insurance) or additional insured (in the case of liability insurance); provided, however, if any insurance proceeds are paid on the account of a casualty to assets or properties of any Loan Party that do not constitute Collateral and at such time no Event of Default shall have occurred and is continuing, then the Administrative Agent shall take such actions, including endorsement, to cause any such insurance proceeds to be promptly remitted to the Borrower to be used by the Borrower or such Loan Party in any manner not prohibited by this Agreement.

(b)                                 Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property (if any), if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each earthquake insurance policy, each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any MIRE Event, the Borrower shall provide to the Administrative Agent not later than thirty 30 days prior to the closing of such MIRE Event (and authorize the Administrative Agent to provide to the Lenders) for each Mortgaged Property (if any) a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

Section 6.07                             Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.  Maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower and its Restricted Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions.

Section 6.08                             Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions, and if and to the extent required by GAAP, matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.09                             Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired (with the Borrower being required to pay all reasonable out-of-pocket expenses for one visit each Fiscal Year) by the Administrative Agent, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, and without limitation as to frequency.  Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or any binding agreement (to the extent such binding agreement was not created in contemplation of such Loan Party’s or Subsidiary’s obligations under this Agreement) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided, in each case, that the Borrower shall have notified the Administrative Agent that such document, information or other matter is being withheld on the basis of the foregoing.

Section 6.10                             Use of Proceeds.  Use the proceeds of (a) the initial Term A Loans to finance the Acquisition and Refinancing and to pay the fees and expenses incurred in connection with the Transactions, (b) the Revolving Credit Loans to finance the Acquisition and pay the fees and expenses incurred in connection with the Transactions and for working capital and general corporate purposes of the Borrower, including without limitation for the financing of acquisitions and Investments (in each case, to the extent permitted hereunder); provided that on the Closing Date, after giving effect to the borrowing of any Revolving Credit Loans and the other Transactions, the sum of the Unrestricted Cash Amount and amounts available to be drawn under the Revolving Credit Facility shall not be less than $250,000,000, and (c) any other Credit Extensions for working capital, Permitted Acquisitions and for other general corporate purposes not in contravention of any Law or of any Loan Document.

Section 6.11                             Covenant to Guarantee Obligations and Give Security.

(a)                                 Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than any Excluded Subsidiary or any Immaterial Subsidiary), or upon a Subsidiary of any Loan Party ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, the Borrower shall, at the Borrower’s expense:

(i)                                     Within 30 days (as such time may be extended by the Administrative Agent in its reasonable discretion) following the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, cause such Subsidiary to (a) become a Guarantor and provide the Administrative Agent, for the benefit of the Secured Parties, a Lien on its assets to secure the Obligations by executing and delivering to the Administrative Agent a joinder to the Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent;

(ii)                                  within 30 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, if requested in writing by the Administrative Agent or if the Administrative Agent is directed in writing by the Required Lenders to request, furnish to the Administrative Agent a description of the owned real property of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(iii)                               within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, cause each direct and indirect parent (to the extent such parent is a Loan Party) of such Subsidiary to pledge its interests in such Subsidiary to the Administrative Agent, for the benefit of the Secured Parties, to secure such parent’s Obligations (if it has not already done so) and to deliver to the Administrative Agent all certificated Equity Interests of such Subsidiary (if any) together with transfer powers in respect thereof endorsed in blank, and cause such Subsidiary:

(A)                               to duly execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, any additional collateral and security agreements or supplements thereto, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent, to secure payment of all the Obligations of such Subsidiary, and constituting Liens on the personal property (other than Excluded Assets) of such Subsidiary; and

(B)                               to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority perfected Liens on properties purported to be subject to the Collateral Agreement and other agreements delivered pursuant to this Section 6.11, subject to Permitted Prior Liens; and

(iv)                              within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, deliver to the Administrative Agent, upon the request of the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

Notwithstanding any of the foregoing to the contrary, the Collateral shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents.

(b)                                 With respect to any Material Real Estate Assets owned by a Loan Party on the Closing Date or acquired by a Loan Party thereafter, and all Material Real Estate Assets owned by any Subsidiary that becomes a Loan Party pursuant to Section 6.11(a) above, within 90 days (as such time may be extended by the Administrative Agent in its reasonable discretion) (and, in the case of clause (vii) below, within the time period set forth therein) after (i) the Closing Date, in the case of Material Real Estate Assets owned by the Loan Parties on the Closing Date and (ii) the date such Material Real Estate Assets is acquired (or such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as the case may be) in such other cases, the Borrower shall, or shall cause the applicable Loan Party to, at its expense, provide to the Administrative Agent, or, with respect to clause (vii), as applicable, acknowledge receipt of, as applicable:

(i)                                     deeds of trust, trust deeds, deeds to secure debt or mortgages (collectively, with each other mortgage or similar document delivered pursuant to this Section 6.11, the “Mortgages”), each in form and substance reasonably satisfactory to the Administrative Agent and covering the Material Real Estate Assets then owned by the applicable Loan Party, together with any other Material Real Estate Asset acquired by any Loan Party, in each case duly executed by the appropriate Loan Party;

(ii)                                  a description of the owned property so acquired in detail reasonably satisfactory to the Administrative Agent;

(iii)                               evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein subject to Permitted Prior Liens in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(iv)                              fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, subject only to Permitted Prior Liens;

(v)                                 American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 90 days (or such other date as may be reasonably acceptable to the Administrative Agent (and it shall be deemed reasonably acceptable if sufficient to delete the survey exception from any such Mortgage Policy)) prior to the date of acquisition of such real property and improvements thereon or recordation of the Mortgage, as applicable, in each case certified to the Administrative Agent, the applicable Loan Party, and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and encroachments, either by such improvements or on to such property, and other defects;

(vi)                              without limiting clause (vii) below, evidence of the insurance to the extent required by the terms of the Mortgages;

(vii)                           at least 40 days (as such time period may be reduced by the Administrative Agent in its reasonable discretion) prior to the end of the 90 day period referred to in the lead in to this clause (b), the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(viii)                        such legal opinions and other customary documents (including a certificate from the Borrower certifying that all conditions and requirements in clause (vii) above have been satisfied) as the Administrative Agent may reasonably request with respect to such Mortgage or Mortgaged Property.

Notwithstanding any of the foregoing to the contrary, but without derogation of the Borrower’s obligation to deliver information as set forth in clause (vii) above or acknowledge receipt of any such information, as applicable, (i) the Collateral shall exclude Excluded Assets and shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents, (ii) the Administrative Agent shall not enter into a Mortgage in respect of any owned Material Real Estate Asset until (a) if such Mortgage relates to a property not located in a flood zone, five

Business Days after the Administrative Agent has received and has delivered to the Revolving Credit Lenders a completed Flood Determination Form or (b) if such Mortgage relates to property located in a flood zone, 30 calendar days after the Administrative Agent has received the following documents and has delivered such documents to the Revolving Credit Lenders: (x) a completed Flood Determination Form, (y) if such real property is located in a “special flood hazard area”, (1) a Borrower Notice and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP and (2) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery) and (z) if flood insurance is required by Flood Laws, Evidence of Flood Insurance and (iii) the Administrative Agent shall not include in any Mortgage any improvements to real property that (x) are located in a special flood hazard area, (y) have an aggregate value of no more than $5,000,000 and (z) are not material to the overall value of such real property.

(c)                                  At any time upon request of the Administrative Agent, the Borrower shall, and shall cause each of its Restricted Subsidiaries that is or becomes a Guarantor to, at the Borrower’s expense, (i) promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, security agreement supplements, intellectual property security agreement supplements and other security and pledge agreements consistent with the terms and provisions of this Agreement.

Section 6.12                             Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, except where the failure to so comply would not reasonably be likely to have a Material Adverse Effect; and, if ordered to do so by a Governmental Authority or otherwise required pursuant to any Environmental Law, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such ordered or required cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.13                             [Reserved].

Section 6.14                             Non-Bank Trustee Matters.  So long as the Borrower relies on its designation as a nonbank trustee, it will comply with the requirements to maintain its approval as a nonbank trustee under Treasury Regulation Section 1.408-2(e) and any applicable state and local laws, including but not limited to (a) maintaining adequate net worth, (b) conducting annual audits of its books and records by a qualified public accountant as defined in Treasury Regulation Section 1.408-2(e)(5)(viii) and (c) timely complying with the requirement to annually submit a status verification form to the IRS’s Employee Plans Compliance Unit in accordance with applicable law and IRS guidelines.

Section 6.15                             Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 6.11 or 6.16, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

Section 6.16                             Post-Closing Obligations. Each of the Loan Parties shall satisfy the requirements set forth on Schedule 6.16 on or before the date specified for such requirement in such Schedule or such later date to be determined by the Administrative Agent in its sole discretion.

Section 6.17                             Designation of Restricted and Unrestricted Subsidiaries.

The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”; provided that (i) immediately before and after giving effect to such designation, no Event of Default shall have occurred and be continuing, (ii) immediately before and after giving effect to such designation, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.11, and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary”  as defined in or in respect of any Indebtedness in excess of the Threshold Amount.  All outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment by the Borrower or such Restricted Subsidiary, as applicable, made at the time of the designation. The amount of all such outstanding Investments will be the aggregate fair market value of such Investments at the time of the designation. The designation will not be permitted if such Investment would not be permitted under Section 7.02 at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the board resolution of the Borrower giving effect to such designation and a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions and the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by this Section 6.17.

If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of clause (iii) of the immediately preceding paragraph or any of those set forth in the definition of “Unrestricted Subsidiary”, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and (1) any Indebtedness of such Subsidiary, (2) any Liens of such Subsidiary, and (3) any Investments of such Subsidiary, in each case shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness, Liens or Investments are not permitted to be incurred as of such date under Section 7.03, Section 7.01 or Section 7.02 as applicable, the Borrower shall be in default of such Section 7.03, Section 7.01 or Section 7.02 as applicable.

The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence, on the date of designation, of Indebtedness, Liens and Investments by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness, Liens and Investments of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 7.03, such Liens are permitted under Section 7.01 and such Investments are permitted under Section 7.02; and (2) no Event of Default shall have occurred and be continuing.

ARTICLE 7.
NEGATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the applicable L/C Issuer have been made) shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

Section 7.01                             Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document securing the Obligations;

(b)                                 Liens existing on the Closing Date and, to the extent securing an aggregate amount of greater than $1,000,000 as set forth on Schedule 7.01(b), and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal or extension of the obligations secured or benefited thereby, to the extent constituting Indebtedness, is permitted by Section 7.03(b);

(c)                                  Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens imposed by applicable Law, such as carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens granted or arising in the ordinary course of business, which secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and either no other action has been taken to enforce such Lien or such Liens are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are (if applicable) maintained on the books of the applicable Person in accordance with GAAP;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties reasonably acceptable to the Administrative Agent;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)                                     (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost or fair market value of the property, whichever is lower, being acquired on the date of acquisition, improvements thereto and related expenses; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms; and (ii) Liens securing Indebtedness permitted under Section 7.03(t); provided that (w) such Liens existed on the property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existed on the property or asset of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition, (x) such Lien is not created in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be and (y) such Lien shall not encumber any other property or assets of the Borrower or any Restricted Subsidiary (other than any Person acquired by the Borrower or any Restricted Subsidiary as a result of a Permitted Acquisition and any Restricted Subsidiary of such acquired Person) as of the date of such Permitted Acquisition;

(j)                                    (x) precautionary filings in respect of operating leases and (y) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary or (ii) secure any Indebtedness;

(k)                                 other Liens on property of Domestic Subsidiaries that are Restricted Subsidiaries securing Indebtedness in an aggregate principal amount and other obligations in an amount which does not exceed the greater of $50,000,000 and 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b), in the aggregate;

(l)                                     Liens on property of Foreign Subsidiaries that are Restricted Subsidiaries securing Indebtedness of such Foreign Subsidiaries that are Restricted Subsidiaries permitted by Section 7.03(g);

(m)                             [reserved];

(n)                                 Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;

(o)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit and bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)                                 Liens arising out of conditional sale, consignment, title retention or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q)                                 Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(r)                                    deposits made in the ordinary course of business to secure liability to insurance carriers;

(s)                                   Liens on Cash Collateral granted in favor of any Lenders and/or L/C Issuers created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement;

(t)                                    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(u)                                 (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies except for such noncompliance that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(v)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w)                               Liens under licensing or sublicensing agreements for the use of IP Rights entered into in the ordinary course of business;

(x)                                 Liens on cash and Cash Equivalents in an aggregate amount not to exceed $10,000,000 to secure obligations of the Borrower or any Restricted Subsidiary in respect of ordinary course cash management arrangements and under Swap Contracts that do not constitute Obligations; and

(y)                                 Liens on Collateral securing obligations under the documentation for Indebtedness permitted pursuant to Section 7.03(s); provided that such Liens shall be subject to the Pari Passu Intercreditor Agreement; and

(z)                                  Liens on Equity Interests in joint ventures (i) securing obligations of such joint ventures or (ii) pursuant to the relevant joint venture agreement or arrangement.

For purposes of determining compliance with this Section 7.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 7.01(a) through (z) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 7.01(a) through (z), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the categories of such Lien securing such item of Indebtedness permitted in this Section 7.01; provided, however, that, notwithstanding the foregoing, Liens on Collateral securing obligations under the documentation for Indebtedness permitted pursuant to Section 7.03(s) shall at all times be deemed to have been incurred and exist under Section 7.01(y). In addition, with respect to any Lien securing Indebtedness that was permitted to be secured at the time of incurrence thereof, additional Indebtedness resulting solely from the accrual of interest, accretion of accreted value, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, or the amortization of original issue discount, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case with respect to such permitted secured Indebtedness, shall also be permitted to be secured by such Lien.

Section 7.02                             Investments.  Make any Investments, except:

(a)                                 Investments held by the Borrower or such Restricted Subsidiary in the form of cash and Cash Equivalents;

(b)                                 advances to officers, directors, employees and consultants of the Borrower and Restricted Subsidiaries (i) in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes; and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(c)                                  Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date; provided that in the case of this clause (i), any such Investments in Restricted Subsidiaries that are not Loan Parties in the form of intercompany loans by Loan Parties shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent for the benefit of the Secured Parties unless such pledge would, in the good faith judgment of the Borrower in consultation with the Administrative Agent, result in adverse tax consequences to the Borrower and its Restricted Subsidiaries as reasonably determined by Borrower in consultation with the Administrative Agent; (ii) in Loan Parties (including those formed or acquired after the Closing Date so long as the Borrower and its Restricted Subsidiaries comply with the applicable provisions of Section 6.11, provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Lien of the Administrative Agent for the benefit of the Secured Parties shall not attach to any such Investment in the form of an intercompany loan and any intercompany note evidencing such loan shall not be required to be delivered to the Administrative Agent if any such note is subsequently reasonably promptly contributed to a Subsidiary that is not a Loan Party pursuant to Section 7.02(c)(iv)); (iii) by Restricted Subsidiaries that are not Loan Parties in Restricted Subsidiaries that are not Loan Parties; (iv) by the Borrower or any other Loan Party in Unrestricted Subsidiaries or in Restricted Subsidiaries that are not Loan Parties; provided that, in the case of this clause (iv), (A) no Event of Default shall have occurred and be continuing, (B) the Borrower and its Restricted Subsidiaries comply with the applicable provisions of Section 6.11, (C) the aggregate amount of all such Investments outstanding at any time (determined without regard to any write-downs or write-offs of such Investments) shall not exceed the sum of (1) the greater (x) of $50,000,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b) plus (2) an amount not to exceed the Available Amount at the time of the making of such Investment, plus (3) any Net Equity Proceeds; provided, further, that this clause (C) shall not apply to any such Investment that is in the form of an equity contribution or intercompany loan if, reasonably promptly following receipt of such equity contribution or intercompany loan, the proceeds of such equity contribution or intercompany loan shall be used by such Restricted Subsidiaries that are not Loan Parties (or Subsidiaries thereof) to consummate a Permitted Acquisition (and any such Investment described in this proviso shall not utilize the basket set forth in this clause (C), but shall, if applicable, utilize the basket set forth in the definition of Permitted Acquisition) and (D) any such Investments in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent for the benefit of the Secured Parties unless (x) such pledge would result in adverse tax consequences to the Borrower and its Restricted Subsidiaries as reasonably determined by Borrower in consultation with the Administrative Agent or (y) reasonably promptly following the making of such intercompany loan the holder of such note representing such loan contributes such note as an equity contribution to any Restricted Subsidiary that is not a Loan Party that will reasonably promptly following receipt of such equity contribution consummate (or cause one or more of its Restricted Subsidiaries to consummate) a Permitted Acquisition, in which case and in each such case, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Lien of the Administrative Agent for the benefit of the Secured Parties shall not attach to any such note, and any such note shall not be required to be delivered to the Administrative Agent;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  (i) Any Investments by the Borrower or any Guarantor in the form of Permitted Acquisitions and (ii) any Permitted Acquisition by any Restricted Subsidiary that is not a Loan Party (or any Restricted Subsidiary thereof) funded from, reasonably promptly following receipt thereof, the cash proceeds received by such Restricted Subsidiary (or any parent entity(ies) thereof that is also a Restricted Subsidiary and that received such proceeds in accordance with Section 7.02(c)(iv)) from any equity contribution or intercompany loan permitted under Section 7.02(c)(iv);

(f)                                   Guarantees permitted by Section 7.03;

(g)                                  to the extent constituting Investments, transactions expressly permitted under Sections 7.04 (other than Section 7.04(c)) and 7.14;

(h)                                 Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date and, to the extent having an aggregate value of greater than $1,000,000, set forth on Schedule 7.02(h), and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(i)                                     promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j)                                    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)                                 Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests of the Borrower to the seller of such Investments;

(l)                                     Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 6.11, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger or acquisition consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 6.11, as applicable, until the applicable acquisition is consummated (at which time the surviving entity of the applicable transaction shall be required to so comply in accordance with the provisions thereof);

(m)                             [reserved];

(n)                                 Swap Contracts to the extent permitted pursuant to Section 7.03(d);

(o)                                 so long as no Event of Default has occurred and is continuing or would be caused thereby, other Investments; provided that in no event shall the aggregate amount of Investments allowed pursuant to this Section 7.02(o) during the term of this Agreement (net of any returns of capital on such Investments) exceed the sum of (1) the greater of (x) $50,000,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b) plus (2) an amount not to exceed the Available Amount at the time of the making of such Investment plus (3) any Net Equity Proceeds;

(p)                                 Investments in Term Loans pursuant to Section 10.06(b)(vii);

(q)                                 Investments consisting of the licensing or sublicensing of IP Rights in the ordinary course of business;

(r)                                    Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons; and

(s)                                   unlimited Investments shall be permitted so long as (i) no Event of Default shall exist before or after giving effect to such Investment and (ii) the pro forma Total Net Leverage Ratio would be less than 2.50:1.00.

Section 7.03                             Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents, including, without limitation, Incremental Term Loans and Incremental Revolving Loans;

(b)                                 Indebtedness outstanding on the Closing Date and, to the extent constituting an aggregate principal amount of greater than $1,000,000 as set forth on Schedule 7.03, and any Permitted Refinancing Indebtedness in respect thereof; provided that any such Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof), to the extent owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be unsecured and subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(c)                                  (i) Guarantees by the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor; (ii) Guarantees by any Restricted Subsidiary that is not a Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary; and (iii) Guarantees by the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of Restricted Subsidiaries that are not

Loan Parties to the extent such Guarantee constitutes an Investment permitted by Sections 7.02(c)(i) or 7.02(o);

(d)                                 obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or hereafter arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than pursuant to customary netting or set-off provisions);

(e)                                  Indebtedness of the Borrower or any Restricted Subsidiary in respect of Capital Leases and purchase money obligations for fixed or capital assets, which may be secured by Liens under and within the applicable limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding pursuant to this clause (e) shall not exceed the greater of (x) $50,000,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b);

(f)                                   Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02(c) or 7.02(o); provided that, such Indebtedness, to the extent owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, shall be subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(g)                                  Indebtedness incurred by a Restricted Subsidiary that is not organized under the laws of any political subdivision of the United States, which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (g) and then outstanding, does not exceed the greater of (x) $35,000,000 and (y) 10% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b);

(h)                                 (x) unsecured Indebtedness issued by the Borrower and its Restricted Subsidiaries, including Disqualified Equity Interests; provided that (i) the pro forma Total Net Leverage Ratio would be less than 0.25:1.00 less than the then applicable Maximum Total Net Leverage Ratio, (ii) the stated maturity of such Indebtedness is not less than 91 days following the Latest Maturity Date at the time of incurrence of such unsecured Indebtedness and the Weighted Average Life to Maturity of such Indebtedness is not shorter than the remaining Weighted Average Life to Maturity of any Incremental Term Loans, and (iii) at the time of incurrence of such Indebtedness, there shall be no Event of Default, and (y) Permitted Refinancing Indebtedness in respect of any Indebtedness incurred under the foregoing clause (x); provided, that the aggregate amount of all Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties at any one time outstanding pursuant to this clause (h) shall not exceed the greater of (i) $50,000,000 and (ii) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b);

(i)                                     other Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $50,000,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b);

(j)                                    [reserved];

(k)                                 Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(l)                                     Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred consideration or other similar arrangements (including earn-outs, indemnifications, incentive non-competes and other contingent obligations and agreements consisting of the adjustment of purchase price or similar adjustments) incurred by such Person in connection with any Permitted Acquisition or Disposition permitted by Section 7.05 or any other Investment permitted under Section 7.02; provided that the aggregate principal amount of all such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall not exceed $25,000,000 in the aggregate at any time outstanding;

(m)                             Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of bank guarantees, warehouse receipts or similar instruments (other than letters of credit) issued or created in the ordinary course of business consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims;

(n)                                 obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries;

(o)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(p)                                 Indebtedness in respect of overdraft facilities, automatic clearinghouse arrangements, employee credit card programs, corporate cards and purchasing cards, and other business cash management arrangements in the ordinary course of business, including Indebtedness arising under or in connection with any Cash Management Agreement with a Cash Management Bank;

(q)                                 Indebtedness incurred under commercial letters of credit issued for the account of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness) or Indebtedness of the Borrower or any of its Restricted Subsidiaries under letters of credit and bank guarantees backstopped by Letters of Credit issued under this Agreement;

(r)                                    Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(s)                                   (A) senior secured debt incurred or issued by the Borrower in respect of one of more series of notes or term loans (such senior secured debt, “Incremental Equivalent Debt”) in an amount not to exceed in the aggregate the Incremental Available Amount; provided that, (i) no Event of Default shall exist before or after giving effect to the incurrence of such Incremental Equivalent Debt; (ii) such Incremental Equivalent Debt shall rank pari passu with the Facilities and shall not be Guaranteed by any Person that is not a Guarantor; (iii) to the extent Incremental Term Loans have been established and are subject to “most favored nations” provisions in accordance with Section 2.14(g)(iv), if such Incremental Equivalent Debt is in the form of term loans, the pricing of such Incremental Equivalent Debt shall be considered in determining whether such “most favored nations” provisions have been triggered as if such Incremental Equivalent Debt were a new Class of Incremental Term Loans, (iv) subject to the limitations in clause (v) and (vi) below, the terms of such Incremental Equivalent Debt shall not be materially more restrictive, taken as a whole, to the Borrower and the other Loan Parties than those set forth in this Agreement at the time of incurrence of such Incremental Equivalent Debt unless (x) such terms apply only after the Latest Maturity Date at the time such Incremental Equivalent Debt is established, (y) such terms are consistent with market terms, when taken as a whole, at the time such Incremental Equivalent Debt is established (as determined by the Borrower in good faith) or (z) this Agreement is amended so that such terms are also applicable for the benefit of any Lenders under any then-existing Facilities, (v) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the remaining Weighted Average Life to Maturity of any then-outstanding Facility; (vi) the stated maturity of such Incremental Equivalent Debt shall be no shorter than the Latest Maturity Date at the time of incurrence of such Incremental Equivalent Debt; and (vii) the collateral agent, trustee or other representative acting on behalf of the holders of such Incremental Equivalent Debt shall have executed and delivered a joinder to the Pari Passu Intercreditor Agreement to the Administrative Agent in accordance with the terms thereof; provided that if such Indebtedness is the initial issuance of Indebtedness designated as “Other First Lien Obligations” thereunder, then the Borrower, the Guarantors, the Administrative Agent and the representative and collateral trustee for such Other First Lien Obligations shall have executed and delivered the Pari Passu Intercreditor Agreement and (B) Permitted Refinancing Indebtedness in respect of any Indebtedness incurred under the foregoing clause (A) (provided that any such Permitted Refinancing Indebtedness incurred in reliance on clause (x) of the definition of Incremental Available Amount shall be deemed to be a utilization of such clause (x) for purposes hereof); and

(t)                                    (x) Indebtedness assumed in connection with a Permitted Acquisition so long as (i) such Indebtedness existed prior to the consummation of such Permitted Acquisition, (ii) such Indebtedness is not created in contemplation of such Permitted Acquisition, (iii) such Indebtedness is solely the obligation of such Person, and not of the Borrower or any other Restricted Subsidiary (other than any Person acquired by the Borrower or any Restricted Subsidiary as a result of such Permitted Acquisition and any Restricted Subsidiary of such acquired Person as of the date of such Permitted Acquisition) and (iv) the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 and (y) Permitted Refinancing Indebtedness in respect of any Indebtedness assumed under the foregoing clause (x);

Further, for purposes of determining compliance with this Section 7.03, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 7.03(a) through (t) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 7.03(a) through (t), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.03 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the categories of Indebtedness permitted in this Section 7.03; provided, however, that, notwithstanding the foregoing, (i) all Indebtedness outstanding on the Closing Date (other than Obligations or Indebtedness constituting an aggregate principal amount of $1,000,000 or less) and set forth on Schedule 7.03 shall at all times be deemed to have been incurred and to exist pursuant to Section 7.03(b), (ii) all obligations under Swap Contracts shall at all times be deemed to have been incurred and to exist pursuant to Section 7.03(d) and (iii) all Incremental Equivalent Debt shall at all times be deemed to have been incurred and to exist pursuant to Section 7.03(s).

Section 7.04                             Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)                                 any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person and (ii) any Subsidiary; provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person, (B) when any Restricted Subsidiary is merging with another Subsidiary, a Restricted Subsidiary shall be the continuing or surviving Person, (C) when any Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be a Guarantor and (D) if as a result thereof, the Borrower owns, directly or indirectly, less of such Subsidiary’s equity interests than it did prior to the merger, such merger shall also constitute a Disposition subject to Section 7.05 (and must be permitted by any clause thereof other than Section 7.05(g));

(b)                                 a merger, dissolution, liquidation, consolidation or Disposition (i) of any Immaterial Subsidiary or (ii) the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(g));

(c)                                  the Borrower or any Restricted Subsidiary may consummate any Permitted Acquisition or any other Investment permitted by Section 7.02(k) or (o); provided that (i) in any such transaction involving the Borrower, the Borrower shall be the continuing or surviving Person; and (ii) in any such transaction involving a Guarantor, the continuing or surviving Person shall be a Guarantor; and

(d)                                 any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) (i) to the Borrower or to a Guarantor; or

(ii) if the transferor is not a Guarantor, to any other Restricted Subsidiary; provided in each case that (A) if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary, (B) if the transferor in such a transaction is a wholly-owned Restricted Subsidiary, then the transferee must either be the Borrower or a wholly-owned Restricted Subsidiary and (C) to the extent that the transferee is not the Borrower or a wholly-owned Subsidiary (based on the percentage of such transferee which is not owned directly or indirectly by the Borrower), the Disposition shall constitute a Disposition subject to Section 7.05 and shall be permitted under this Section 7.04 so long as it is permitted by any clause of Section 7.05 other than Section 7.05(g).

Section 7.05                             Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries (including, in Borrower’s reasonable business judgment, allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned);

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by the Borrower to any Restricted Subsidiary, or by any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)                                  Dispositions of accounts receivable for purposes of collection;

(f)                                   Dispositions of investment securities and Cash Equivalents in the ordinary course of business;

(g)                                  (A) Dispositions permitted by Section 7.04 (other than Section 7.04(a)(ii)(D), Section 7.04(b) or Section 7.04(d)(ii)(C)); (B) Dispositions that constitute Investments permitted by Section 7.02 (other than Section 7.02(g)); and (C) Dispositions that constitute Restricted Payments permitted by Section 7.06;

(h)                                 licensing or sublicensing of IP Rights in the ordinary course of business;

(i)                                     transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(j)            Dispositions by the Borrower and its Restricted Subsidiaries of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition and after giving effect thereto, no Event of Default shall exist or would result from such Disposition, (ii) the consideration received for such property shall be in an amount at least equal to the fair market value thereof and (iii) no less than 75% of such consideration shall be paid in cash; provided, however, that for the purposes of clause (iii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or the applicable Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition;

(k)           Dispositions by the Borrower and its Restricted Subsidiaries of property acquired after the Closing Date in Permitted Acquisitions; provided that (i) the Borrower identifies any such assets to be divested in reasonable detail in writing to the Administrative Agent within 180 days following the closing of such Permitted Acquisition and (ii) the fair market value of the assets to be divested in connection with any Permitted Acquisition does not exceed an amount equal to 35% of the total cash and non-cash consideration for such Permitted Acquisition; and

(l)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower or any Restricted Subsidiary.

Section 7.06          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person (including any other Restricted Subsidiary) that owns an Equity Interest in such Restricted Subsidiary ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person, in the case of a Restricted Subsidiary, ratably to each Person that owns an Equity Interest in such Restricted Subsidiary of the class of Equity Interest in respect of which the Restricted Payment is being made;

(c)           the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Qualified Equity Interests;

(d)           the Borrower and each Restricted Subsidiary may make Restricted Payments pursuant to and in accordance with their stock option, stock purchase and other benefit plans of general application to management, directors or other employees of the Borrower and its Restricted Subsidiaries, as adopted or implemented in the ordinary course of business;

(e)           so long as no Default shall have occurred and be continuing at the time of any action described in this clause (e) or would result therefrom, the Borrower may (i) declare and make cash dividends to its stockholders in respect of Qualified Equity Interests and (ii) purchase, redeem or otherwise acquire for cash Qualified Equity Interests issued by it in an aggregate amount with respect to clauses (i) and (ii) collectively from and after the Closing Date not to exceed the sum of (1) the greater of $75,000,000 and 25% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b) plus (2) so long as the pro forma Total Net Leverage Ratio would be less than 3.50:1.00, an amount not to exceed the Available Amount at the time of the making of such dividend, purchase, redemption or acquisition plus (3) any Net Equity Proceeds; provided that, in the case of each of clauses (i) and (ii) above, the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11;

(f)            so long as no Default shall have occurred and be continuing at the time of any action described in this clause (f) or would result therefrom, the Borrower may declare and make cash dividends to its stockholders in respect of Disqualified Equity Interests if the pro forma Total Net Leverage Ratio would be less than 3.50:1.00;

(g)           Investments pursuant to Section 7.02(c) shall be permitted;

(h)           non-cash repurchases of Equity Interests of the Borrower deemed to occur (i) upon the non-cash exercise of stock options and warrants or similar equity incentive awards, and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award shall be permitted;

(i)            the Borrower or any of its Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(j)            the payment of dividends and distributions within forty five (45) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06 shall be permitted;

(k)           the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all holders of common stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics shall be permitted; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a Responsible Officer that is a senior financial officer of the Borrower); and

(l)            unlimited Restricted Payments shall be permitted so long as (i) no Default shall exist before or after giving effect to such Restricted Payment and (ii) the pro forma Total Net Leverage Ratio would be less than 2.50:1.00.

Section 7.07          Change in Nature of Business.  Engage in any material line of business substantially different from the Permitted Business.

Section 7.08          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms not materially less favorable to the Borrower or such Restricted Subsidiary than would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a)           transactions between or among Loan Parties or between and among Restricted Subsidiaries that are not Loan Parties;

(b)           the payment of reasonable fees, expenses and compensation (including equity compensation) to and insurance provided on behalf of current, former and future officers and directors of the Borrower or any of its Restricted Subsidiaries and indemnification agreements entered into by the Borrower or any of its Restricted Subsidiaries;

(c)           employment and severance arrangements with current, former and future officers and employees and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(d)           transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(e)           Restricted Payments made pursuant to Section 7.06;

(f)            transactions between or among Loan Parties and Restricted Subsidiaries who are not Loan Parties provided any such transaction does not adversely impact the Collateral securing the Obligations or the guarantees of the Obligations, impair the rights of or benefits or remedies available to the Secured Parties under any Loan Document or result in (and are not reasonably expected to result in) a Material Adverse Effect; provided that, during the continuance of an Event of Default, any amounts payable by a Loan Party to a Restricted Subsidiary that is not a Loan Party in connection with any such transactions shall be subordinated to the payment of the Obligations; and

(g)           the pledge of Equity Interests of Unrestricted Subsidiaries.

Section 7.09          Restrictive Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower hereunder or (iii) of the Borrower or any Restricted Subsidiary to

create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that clauses (i) and (iii) shall not prohibit any negative pledge or similar provision, or restriction on transfer of property, incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or any other property securing any other Indebtedness permitted under Section 7.03(e); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Notwithstanding the foregoing, this Section 7.09 will not restrict or prohibit:

(A)          to the extent constituting a limitation described in Section 7.09(a)(i), restrictions imposed pursuant to an agreement that has been entered into in connection with a transaction permitted pursuant to Section 7.05 with respect to the property that is subject to that transaction;

(B)          restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b), (d) (to the extent secured under Section 7.01(x)), (e) (to the extent secured under Section 7.01(i)(i)), (g) (to the extent secured under Section 7.01(l)), (j) or (t) (to the extent secured under Section 7.01(i)(ii)), in each case in respect of the limitation described in Section 7.09(a)(iii), to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(C)          provisions restricting subletting or assignment of Contractual Obligations;

(D)          to the extent constituting a limitation described in Section 7.09(a)(i), restrictions contained in Indebtedness permitted under (x) Section 7.03(g) or (y) Section 7.03(h) or (i) so long as, in the case of this clause (y), such restrictions are no more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries than the restrictions or covenants contained in this Agreement;

(E)           to the extent constituting a limitation described in Section 7.09(a)(i), provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(F)           to the extent constituting a limitation described in Section 7.09(a)(i), restrictions on cash or other deposits or net worth imposed by customers on the Borrower and its Restricted Subsidiaries under contracts entered into in the ordinary course of business;

(G)          to the extent constituting a limitation described in Section 7.09(a)(i), encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any of its Restricted Subsidiaries in any manner material to the Borrower or any of its Restricted Subsidiaries; or

(H)          to the extent constituting a limitation described in Section 7.09(a)(i), encumbrances or restrictions existing under, by reason of or with respect to customary provisions contained in leases or licenses IP Rights and other agreements, in each case, entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.

Section 7.10          Use of Proceeds.  Request any Credit Extension, use, or allow any of its Restricted Subsidiaries to use, the proceeds of any Credit Extension, directly or, to the knowledge of the Borrower, indirectly (a) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value to any Person in violation of Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of, or with, any Sanctioned Person or in any Sanctioned Country or in any other manner that would result in a violation of Sanctions by any Person, or (c) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11          Financial Covenants.

(a)           Maximum Total Leverage Ratio.  Permit the Total Net Leverage Ratio as of the last day of any four fiscal quarter period of the Borrower ending on a date set forth below (each, a “Date of Determination”) to be greater than the ratio set forth in the table below opposite such date (as adjusted in accordance with the following proviso, the “Maximum Total Net Leverage Ratio”):

Date	Maximum Total Net Leverage Ratio

January 31, 2020	5.25 to 1.00
April 30, 2020	5.25 to 1.00
July 31, 2020	5.00 to 1.00
October 31, 2020	5.00 to 1.00

January 31, 2021	5.00 to 1.00
April 30, 2021	5.00 to 1.00
July 31, 2021 and the last day of each fiscal quarter thereafter	4.50 to 1.00

; provided that, from and after July 31, 2021, in the event that the Borrower or any of its Restricted Subsidiaries consummates a Permitted Acquisition with a consideration in excess of $100,000,000, the Total Net Leverage Ratio shall not be permitted to exceed 5.00 to 1.00 for any Date of Determination following the consummation of such Permitted Acquisition and ending on the last day of the fourth fiscal quarter ending after such Permitted Acquisition is consummated.

(b)           Minimum Interest Coverage Ratio.  Commencing with the first full fiscal quarter ending after the Closing Date, permit the Consolidated Interest Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than 3.00 to 1.00.

Section 7.12          Amendments of Organization Documents.  Amend any of its Organization Documents in a manner materially adverse to the Lenders.

Section 7.13          Fiscal Year.  Make any change in its (a) accounting policies or financial reporting practices, except as required by GAAP, or (b) Fiscal Year.

Section 7.14          Prepayments of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated, unsecured or junior secured Indebtedness (collectively, the “Junior Indebtedness”), except, in each case, so long as no Event of Default has occurred and is continuing or would be caused thereby, for (a) the refinancing thereof with the proceeds of any Permitted Refinancing Indebtedness permitted by Section 7.03, (b) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions applicable thereto, (c) prepayments, redemptions, purchases or other payments made to satisfy Junior Indebtedness (not in violation of any subordination terms in respect thereof) in an amount not to exceed the sum of (1) the greater of $50,000,000 and 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries based on the most recent financial statements delivered under Section 6.01(a) or (b) plus (2) so long as the pro forma Total Net Leverage Ratio would be less than 3.75:1.00, an amount not to exceed the Available Amount at the time of the making of such prepayment, redemption, repurchase or other payment plus (3) any Net Equity Proceeds, (d) unlimited prepayments, redemptions, purchases or other payments made to satisfy Junior Indebtedness (not in violation of any subordination terms in respect thereof) shall be permitted so long as the pro forma Total Net Leverage Ratio would be less than 3.00:1.00, and (e) payments of regularly scheduled interest and fees due under any document, agreement or instrument evidencing any Junior Indebtedness or entered into in connection with any Junior Indebtedness, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Indebtedness from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code and principal on the scheduled maturity date of any Junior Indebtedness (or within ninety (90) days thereof), in each case to the extent not expressly prohibited by the subordination provisions applicable thereto, if any.

Section 7.15          Sale-Leaseback Transactions.  Enter into any sale-leaseback transaction in which any Loan Party is the seller or the lessee unless the disposition of assets is permitted under Section 7.05 and the incurrence of indebtedness is permitted by Section 7.03.

Section 7.16          Amendments of Indebtedness.  Amend, modify, or change in any manner any term or condition of any Indebtedness set forth on Schedule 7.03 or any Junior Indebtedness, in each case, in a manner materially adverse to the Lenders or that would effect a prepayment, redemption or repurchase or a Restricted Payment not otherwise permitted under Section 7.06 or Section 7.14, as applicable.

ARTICLE 8.
EVENTS OF DEFAULT AND REMEDIES

Section 8.01          Events of Default.  Each of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)           Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.04 (with respect to the Borrower’s existence), 6.10, 6.11, 6.14 or Article 7; or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Administrative Agent provides written notice to the Borrower of such failure; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)           Cross-Default. (i) The Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (provided that this clause (A) shall not apply to any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable Indebtedness, in each case of clauses (I) and (II), prior to the acceleration of the Loans pursuant to Section 8.02) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after any applicable grace, cure or notice period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement); provided, further, that this clause (B) shall not apply to any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable Indebtedness, in each case of clauses (I) and (II), prior to the acceleration of the Loans pursuant to Section 8.02) or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any Termination Event (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)           Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs that alone or together with any other ERISA Events that have occurred would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder including the release or termination thereof by the Administrative Agent or the Required Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)           Change of Control. There occurs any Change of Control; or

(l)            Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article 4 or Section 6.11 shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien (subject to Permitted Prior Liens and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties reasonably acceptable to the Administrative Agent) on the Collateral purported to be covered thereby; or

(m)          Non-Bank Trustee. So long as the Borrower relies on its designation as a nonbank trustee, the Borrower (i) shall fail to timely comply with the requirement to annually submit a status verification form to the IRS’s Employee Plans Compliance Unit in accordance with applicable law and IRS guidelines and such failure continues for 60 days or (ii) shall receive a notice of revocation from the IRS regarding the Borrower’s approval as a nonbank trustee.

Section 8.02          Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of clause 8.02(a) below insofar as it relates to the obligations of the Revolving Credit Lenders to make Revolving Credit Loans and of the L/C Issuers to make L/C Credit Extensions, the Required Revolving Credit Lenders), take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or at law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Guarantor under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03          Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16 and of any Pari Passu Intercreditor Agreement then in effect, be applied by the Administrative Agent in the order specified in Section 6.5 of the Collateral Agreement.

ARTICLE 9.
AGENCY

Section 9.01          Appointment and Authority.

(a)           Each of the Lenders and each L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and potential Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder (at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto; provided that to the extent an L/C Issuer is entitled to indemnification under this Section 9.01 solely in connection with its role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 9.01. The provisions of this Article 9 shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

Section 9.02          Rights as a Lender.  Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03          Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until it shall have received written notice from a Lender, an L/C Issuer or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

No Agent or any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04          Reliance.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The

Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06          Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by the entity serving as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer (if applicable) and Swing Line Lender, if applicable.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor may agree to succeed to and become vested with all of the rights, powers, privileges and duties of a retiring L/C Issuer and Swing Line Lender, if applicable.  In connection with any such agreement to succeed to the retiring L/C Issuer, the successor L/C Issuer, if applicable, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

Notwithstanding the foregoing, the failure of any successor to agree to succeed to a retiring L/C Issuer and/or Swing Line Lender shall not affect the resignation of such retiring L/C Issuer or Swing Line Lender, as the case may be.  The retiring L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)) but shall have no obligation to issue additional Letters of Credit or to amend, extend or otherwise modify any existing Letters of Credit.  The retiring Swing Line Lender shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c) but shall have no obligation to make any additional Swing Line Loans.

Section 9.07          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 9.10                             Collateral and Guaranty Matters.  Each Lender (including in its capacities as a potential Cash Management Bank and as a potential Hedge Bank) and L/C Issuer irrevocably authorizes the Administrative Agent, at its option and in its discretion, after the Closing Date:

(a)                                 to release any Lien to the extent securing the Obligations on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold as part of or in connection with any sale permitted hereunder or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)                                 to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreement and Secured Hedge Agreements), the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made) or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(c)                                  to release any Guarantor from its Guarantee of the Obligations and all Liens granted by any such Guarantor, and all pledges of Equity Interests in any such Guarantor under the Collateral Agreement if such Person ceases to be a Restricted Subsidiary (including by being designated an Unrestricted Subsidiary in accordance with Section 6.17 hereof) or becomes an Immaterial Subsidiary or an Excluded Subsidiary; provided that (x) if such Guarantor becomes an Excluded Subsidiary by virtue of being a Foreign Subsidiary described in clause (g)(iii) of the definition of Excluded Subsidiary, then the release of any pledge of Equity Interests therein shall be limited to 35% of the voting Equity Interests thereof and (y) if such Guarantor becomes an Excluded Subsidiary by virtue of clause (d) of the definition thereof, then the Borrower shall at such time be deemed to have made an Investment in a non-Loan Party Subsidiary in an amount equal to the fair market value of such Subsidiary still directly or indirectly owned by the Borrower after giving effect to the Disposition that caused such Subsidiary to become an Excluded Subsidiary;

(d)                                 to execute any intercreditor agreements and/or subordination agreements with any holder of any Indebtedness or Liens permitted by this Agreement to the extent such intercreditor agreement and/or subordination agreement is required; and

(e)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to the extent securing the Obligations, to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its Guarantee of the Obligations under the Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Notwithstanding anything to the contrary in this Agreement, upon a Subsidiary being designated an Unrestricted Subsidiary in accordance with Section 6.17 of this Agreement or otherwise ceasing to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by this Agreement, such Subsidiary shall be automatically released and relieved of any obligations under this Agreement, the Collateral Agreement and all other Loan Documents, all Liens granted by such Subsidiary in its assets to the Administrative Agent shall be automatically released, all pledges to the Administrative Agent of Equity Interests in any such Subsidiary shall be automatically released, and the Administrative Agent is authorized to, and shall promptly, deliver to the Borrower any acknowledgement confirming such releases and all necessary releases and terminations, in each case as the Borrower may reasonably request to evidence such release and at Borrower’s expense.  To the extent any Loan Document conflicts or is inconsistent with the terms of this Section, this Section shall govern and control in all respects.

Section 9.11                             Additional Secured Parties.  No Cash Management Bank or Hedge Bank that obtains the benefits of the Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Collateral Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.12                             Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agents or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE 10.
MISCELLANEOUS

Section 10.01                      Amendments, Etc.  Except as set forth below in this Section 10.01, no amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (or signed by the Administrative Agent on behalf of and with the written consent of the Required Lenders), and each such waiver, amendment or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver, consent or other modification shall:

(a)                                 waive or amend any condition set forth in Section 4.01 without the written consent of each Lender adversely affected thereby;

(b)                                 without limiting the generality of clause (a) above, waive or amend any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Revolving Credit Lenders;

(c)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.06 or Section 8.02) without the written consent of such Lender;

(d)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments pursuant to Section 2.05(b)) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender directly affected thereby;

(e)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (ii) any financial ratio (including any defined term used therein) or any definition relating to any financial calculation even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)                                   change (i) Section 8.03 of this Agreement or Section 6.5 of the Collateral Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the definition of “Applicable Percentage,” the definition of “Applicable Revolving Credit Percentage,” the order of application or pro rata nature of application of any reduction in the Commitments or any prepayment of Loans within or among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.05(a), 2.05(b) or 2.06(c), or other provisions in respect of the pro rata application of payments or offers hereunder under Section 2.12, 2.13, 2.14, 2.16 or 10.06(b)(vii) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of each Lender directly and adversely affected thereby under the applicable Facility;

(g)                                  change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender, (ii) the definition of “Required Lenders”, “Required Facility Lenders”, “Required Revolving Credit Lenders” or “Required Term A Lenders” without the written consent of each Lender under the applicable Facility, or (iii) any other provision of this Agreement or the other Loan Documents in a manner that creates a materially disadvantaged Class or otherwise materially adversely affects a Class, without the written consent of the required Lenders with respect to such Class determined in a manner consistent with the definition of “Required Facility Lenders” (as if such Class constituted a Facility for purposes of such definition);

(h)                                 release all or substantially all of the value of the Guarantees of the Obligations in any transaction or series of transactions without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i)                                     release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 9.10 as in effect on the Closing Date (in which case such release may be made by the Administrative Agent acting alone);

(j)                                    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders with respect to the relevant Facility; or

(k)                                 amend clause (x) of Section 10.06(a) without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver, consent or other modification shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document, in each case, relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver, consent or other modification shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver, consent or other modification shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iv) any Fee Letter may be amended, and rights or privileges thereunder may be waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary contained herein, if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.  It is understood that posting such amendment electronically on IntraLinks/IntraAgency, SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice thereof.

Section 10.02                      Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to the Borrower, the Administrative Agent, any L/C Issuer party hereto on the Closing Date or the Swing Line Lender, to the address, facsimile number, or electronic mail address specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address or facsimile for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or facsimile for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrower or any of its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.

Section 10.03                      No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers and, in respect of the Collateral Documents, any other Secured Party; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each of the L/C Issuers and the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04                      Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including but not limited to due diligence expenses, syndication expenses, travel expenses and the reasonable and documented fees, charges and disbursements of one primary counsel and of one local counsel in each applicable jurisdiction, in each case for the Administrative Agent, Lenders and L/C Issuers and their respective Affiliates, collectively, and additional counsel in each applicable jurisdiction for any such person in light of actual or potential conflicts of interest), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the Indemnitees taken as a whole and (y) one additional counsel in each applicable jurisdiction for each Indemnitee in light of actual or potential conflicts of interest or the availability of different claims or defenses), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions and the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, through, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any of the Loan Parties or any of their respective Restricted Subsidiaries or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a Lender, a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) a material breach of its funding obligations by any such Indemnitee under the Loan Documents, or (z) any proceeding between or among Indemnitees other than the Administrative Agent, the Arrangers, the Lenders or any L/C Issuer in their respective capacities as such. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity; provided that in respect of the proviso in subclause (b) above, it is understood and agreed that any action taken by the Administrative Agent (and any sub-agent thereof) and/or any of its Related Parties in accordance with the directions of the Required Lenders or any other appropriate group of Lenders pursuant to Section 10.01 shall not be deemed to constitute gross negligence or willful misconduct for purposes of such proviso; provided further that if any of the Administrative Agent, such L/C Issuer in its capacity as such, or such Related Party is subsequently reimbursed by the Borrower for any such amounts, the Administrative Agent, such L/C Issuer or Related Party, as applicable, shall reasonably promptly refund to each such Lender on a pro rata basis the amount of any excess reimbursement paid in accordance with this Section 10.04(c). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of the Administrative Agent, any Lender or any L/C Issuer, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 10.05                      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

Section 10.06                      Successors and Assigns.

(a)                                 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (and whole multiples of $1,000,000 in excess thereof), in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 (and whole multiples of $1,000,000 in excess thereof), in the case of any assignment in respect of the Term Loans, unless each of the Administrative Agent (provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund) and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of the L/C Issuers and the Swing Line Lender (each such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of any Revolving Credit Facility.

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except as provided below in clause (vii) or (B) to a Defaulting Lender or a Disqualified Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)                           Borrower Purchases. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase outstanding Term Loans of any Facility on the following basis:

(A)                               the Borrower may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the applicable Term Loans of a given Class (such Term Loans, the “Offer Loans”) of Term Lenders; provided that (1) the Borrower delivers to the Administrative Agent (for distribution to all Lenders holding Term Loans of such Class) a notice of the aggregate principal amount of the Offer Loans that will be subject to such Auction no later than 12:00 p.m. at least five Business Days (or such shorter period as may be agreed to by the Administrative Agent) in advance of a proposed consummation date of such Auction indicating (a) the date on which the Auction will conclude, (b) the maximum principal amount of the Offer Loans the Borrower is willing to purchase in the Auction and (c) the range of discounts to par at which the Borrower would be willing to repurchase the Offer Loans; (2) the minimum dollar amount of the Auction shall be no less than $10,000,000 or whole multiples of $1,000,000 in excess thereof; (3) the Borrower shall hold the Auction open for a minimum period of three Business Days; (4) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (5) the Auction shall be made to the Lenders holding the Offer Loans (and purchases of Offer Loans held by Lenders who elect to participate shall be made by the Borrower) on a pro rata basis in accordance with the respective principal amount then due and owing to the applicable Term Lenders; and (6) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 10.06 and are reasonably acceptable to the Borrower, which procedures must be followed by a Lender in order to have its Offer Loans repurchased;

(B)                               with respect to all repurchases made pursuant to this Section 10.06, (1) the Borrower shall pay to the applicable selling Lender all accrued and unpaid interest, if any, on the repurchased Offer Loans to the date of repurchase of such Offer Loans, (2) such repurchases shall not be deemed to be optional prepayments pursuant to Section 2.05(a), (3) the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on the Offer Loans, and (4) the purchase consideration for such Auction shall in no event be funded with the proceeds of Revolving Credit Loans; and

(C)                               following a repurchase pursuant to this Section 10.06, the Offer Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and all the other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.  In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.06, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(viii)                        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording in the Register thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon its receipt of a duly completed and executed Assignment and Assumption, the Administrative Agent shall record the information contained therein in the Register.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s entry), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Swing Line Lender, any L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 requiring the consent of each Lender affected thereby and that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall be entitled to the benefits of Section 3.01 if such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender (provided that all forms required under Section 3.01(e) shall instead be delivered to the applicable Lender).

(f)                                   Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender serving as an L/C Issuer or the Swing Line Lender assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, such Lender may, (i) upon 30 days’ notice to the Borrower and the other Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as the Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders a successor L/C Issuer or Swing Line Lender hereunder if such Revolving Credit Lender is willing to act in such capacity; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the retiring entity as L/C Issuer or Swing Line Lender, as the case may be.  If any entity serving as L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the entity serving as Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender and the acceptance of such appointment by such successor, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(h)                                 Disqualified Lenders.

(i)                                     No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person.  For the avoidance of doubt, no assignment or participation shall be retroactively invalidated pursuant to this Section 10.06(h) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Lender.

(ii)                                  The Administrative Agent and each assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Lender.  The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders to each Lender upon request.  Subject to Section 10.06(h)(iii), any assignment by a Lender to a Disqualified Lender in violation of this Section 10.06(h) shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.06(d), provided that such treatment shall not relieve any assigning Lender from any liabilities arising as a consequence of its breach of this Agreement.

(iii)                               If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment or in accordance with and subject to the provisions of Section 10.13, require such Disqualified Lender to assign and delegate all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee as if such Disqualified Lender were required to do so pursuant to Section 10.13, (B) in the case of Term Loans held by a Disqualified Lender, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans and or (C) in the case of Term Loans, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06) all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees that agrees to such assignment in writing at a price equal to the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations.

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (1) will not have the right to (x) receive information, reports or other materials provided to the Administrative Agent or the Lenders by the Borrower or any of its Subsidiaries, the Administrative Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented to such matter in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter; provided however that any Disqualified Lender’s consent shall be required for any amendment, waiver or other modification described in clause (c) of Section 10.01 with respect to any increase to the Commitments of such Disqualified Lender, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code of the United States or any similar plan or proposal under any other Debtor Relief Law with respect to the Borrower or any of its Subsidiaries, each Disqualified Lender hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights, including any Debtor Relief Law), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights including any Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v)                                 Notwithstanding anything to the contrary in this Agreement, the Loan Parties and the Lenders acknowledge and agree that in no event shall the Administrative Agent or any of its Affiliates or Related Parties be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 10.07                      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, independent auditors, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms that are substantially identical to the terms set forth herein, and the Administrative Agent, the Lenders and the L/C Issuers shall be responsible for their respective Affiliates’ compliance with this Section 10.07), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, each of the Administrative Agent, the Lenders and the L/C Issuers agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (c) in any legal, judicial or administrative proceeding or to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, each of the Administrative Agent, the Lenders and the L/C Issuers agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Restricted Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently developed by the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates without reliance on any confidential Information of the Borrower and its Subsidiaries. In addition, each of the Administrative Agent, the Lenders and the L/C Issuers may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders and the L/C Issuers in connection with the administration of this Agreement, the other Loan Documents and the Credit Extensions.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include MNPI concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to all other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have under applicable Law or otherwise. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09                      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude optional prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10                      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letters and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11                      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Lender and each L/C Issuer, regardless of any investigation made by the Administrative Agent, any Lender or any L/C Issuer or on their behalf and notwithstanding that the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, any Commitment remains in effect or any Letter of Credit shall remain outstanding.

Section 10.12                      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13                      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender shall have not consented to any proposed amendment, modification, termination, waiver or consent requiring the consent of all Lenders or all affected Lenders as contemplated by Section 10.01 and the consent of the Required Lenders, the Required Term A Lenders, the Required Revolving Credit Lenders or the Required Facility Lenders, as applicable, has been obtained, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances, funded participations in Swing Line Loans, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal, L/C Advances, funded participations in Swing Line Loans, if any, and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of any such assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, modification, termination, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each Lender and L/C Issuer hereby agrees and acknowledges that, with regard to any Assignment and Assumption necessary to effectuate any assignment of such Lender’s or L/C Issuer’s interests hereunder in the circumstances contemplated by this Section 10.13, consent to such Assignment and Assumption shall have been deemed to have been given if such Lender or L/C Issuer has not responded within one Business Day of a request for such consent.

Section 10.14                      Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 Submission to Jurisdiction. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  Waiver of Venue. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15                      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16                      California Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 10.17                      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the

Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Arrangers, the Syndication Agent, the Documentation Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers, the Syndication Agent, the Documentation Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each of the Arrangers, the Syndication Agent, the Documentation Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers, the Syndication Agent, the Documentation Agents or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower hereby agrees not to assert, and, to the fullest extent permitted by law, waives and releases any claims that it may have against the Administrative Agent and each of the Arrangers, the Syndication Agent, the Documentation Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18                      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19                      USA PATRIOT Act.  Each Lender and L/C Issuer that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender or L/C Issuer) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, tax identification number and address of the Borrower and each Guarantor and other information that will allow such Lender or L/C Issuer or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Act and the Beneficial Ownership Regulation. The Borrower shall, and shall cause each Guarantor to, promptly following a request by the Administrative Agent or any Lender or L/C Issuer, provide all documentation and other information that the Administrative Agent or such Lender or L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 10.20                      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  The provisions of this Section 10.20 shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

Section 10.21                      Pari Passu Intercreditor Agreement.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:  (i) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Pari Passu Intercreditor Agreement (if in effect), (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Pari Passu Intercreditor Agreement, on the other hand, the terms and provisions of the Pari Passu Intercreditor Agreement shall control and (iii) each Lender and L/C Issuer (A) authorizes the Administrative Agent to execute the Pari Passu Intercreditor Agreement on behalf of such Lender and L/C Issuer, and (B) agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and agrees that any action taken by the Administrative Agent under the Pari Passu Intercreditor Agreement shall be binding upon such Lender and L/C Issuer.

Section 10.22                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.23                      Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                                 In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)                                 As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)                                 a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)                                 a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)                                  a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HEALTHEQUITY, INC.

By:	/s/ Darcy Mott
Name:	Darcy Mott
Title:	Executive Vice President, Treasurer and Chief Financial Officer

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Administrative Agent, a Term A Lender, an L/C Issuer, the Swing Line Lender and a Revolving Credit Lender

By:	/s/ Teddy Koch
	Name:	Teddy Koch
	Title:	Director

[Signature Page to Credit Agreement]

BMO HARRIS BANK N.A., as a Term A Lender and a Revolving Credit Lender

By:	/s/ Joan Murphy
	Name:	Joan Murphy
	Title:	Managing Director

[Signature Page to Credit Agreement]

BANK OF THE WEST, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Kevin R. Gillette
	Name:	Kevin R. Gillette
	Title:	Director

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Jeffrey Schultz
	Name:	Jeffrey Schultz
	Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Term A Lender and a Revolving Credit Lender

By:	/s/ Michael Tortora
Name: Michael Tortora
Title: Managing Director & Vice President

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as a Term A Lender and a Revolving Credit Lender

By:	/s/ Jack J. Euston
Name: Jack J. Euston
Title: Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Tamara M. Dowd
Name: Tamara M. Dowd
Title: Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized signatory

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Joseph A Miller
Name: Joseph A Miller
Title: Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Term A Lender and a Revolving Credit Lender

By:	/s/ Christine Lathrop
Name: Christine Lathrop
Title: Vice President

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Matthew S. Dent
Name: Matthew S. Dent
Title: Senior Vice President

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as a Term A Lender, a Revolving Credit Lender and an L/C Issuer

By:	/s/ J. William Bloore
Name: J. William Bloore
Title: Managing Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Diana Lee
Name: Diana Lee
Title: Authorized Signatory

[Signature Page to Credit Agreement]

REGIONS BANK, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Brian Walsh
Name: Brian Walsh
Title: Director

[Signature Page to Credit Agreement]

SANTANDER BANK, N. A., as a Term A Lender and a Revolving Credit Lender

By:	/s/ Mustafa Khan
Name: Mustafa Khan
Title: Senior Vice President

[Signature Page to Credit Agreement]

SUNTRUST BANK, as a Term A Lender and a Revolving Credit Lender

By:	/s/ Mark Kelley
Name: Mark Kelley
Title: Managing Director

[Signature Page to Credit Agreement]

TD BANK, N.A., as a Term A Lender and a Revolving Credit Lender

By:	/s/ Todd Antico
Name: Todd Antico
Title: Senior Vice President

[Signature Page to Credit Agreement]

UMB BANK, N.A., as a Term A Lender and a Revolving Credit Lender

By:	/s/ Cory Miller
Cory Miller
Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A-1 TO
CREDIT AGREEMENT

FORM OF COMMITTED LOAN NOTICE

Reference is made to the Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HealthEquity, Inc., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Wells Fargo Bank, N.A., as Administrative Agent.

The undersigned hereby requests:

A Borrowing of [Term A Loans]/[Revolving Credit Loans]/[Incremental Term Loans] on [insert Business Day](1)

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.](2)

The account of the Borrower to which the proceeds of the Loans are to be made available by Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.](3)

(1)         Notice to be delivered by (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or of any conversion of or conversion to Eurodollar Rate Loans and (ii) 11:00 a.m. one Business Day prior to the requested date of any Borrowing of Base Rate Loans

(2)         To be included in the case of a Revolving Credit Borrowing on the Closing Date.

(3)         To be included in the case of a Borrowings after the Closing Date.

EXHIBIT A-1-1

Date: [ ]	HEALTHEQUITY, INC.

By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO
CREDIT AGREEMENT

FORM OF CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HealthEquity, Inc., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Wells Fargo Bank, N.A., as Administrative Agent.

Pursuant to Section 2.02(a) of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy] (4):

1.  Revolving Credit Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

2.  Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

(4)         Notice to be delivered by (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or of any conversion of or conversion to Eurodollar Rate Loans and (ii) 11:00 a.m. one Business Day prior to the requested date of any Borrowing of Base Rate Loans

EXHIBIT A-2-1

Date: [ ]	HEALTHEQUITY, INC.

By:
Name:
Title:

EXHIBIT A-2-2

EXHIBIT A-3 TO
CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE

[Date]

To:                             Wells Fargo Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HealthEquity, Inc., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Wells Fargo Bank, N.A., as Administrative Agent.

The Borrower hereby gives you notice pursuant to Section 2.05(a)(i) of the Credit Agreement that it shall be making an optional prepayment under the Credit Agreement:

(A)	Prepayment date

(B)	Type of Borrowing being repaid	[Revolving Credit Loan] [Term Loan]

(C)	Type of rate on Loan that is being prepaid	[Eurodollar Rate Loans](5) [Base Rate Loans](6)

(D)	Amount being prepaid(7)

(E)	Interest Periods(8)

(5)         Notice must be delivered not later than 12:00 P.M. three Business Days before the date of prepayment.

(6)         Notice must be delivered not later than 12:00 P.M. one Business Day before the date of prepayment.

(7)         Eurodollar Rate Loans shall be repaid in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

(8)         Interest Periods are only required if Eurodollar Rate Loans are being prepaid.

EXHIBIT A-3-1

(F)

Any voluntary prepayment set forth in this notice shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 of the Credit Agreement.  Subject to Section 2.16 thereof, each such prepayment of the outstanding Term Loans pursuant to Section 2.05(a)(i) thereof shall be applied as directed by the Borrower to the installments thereof.  All payments made pursuant to Section 2.05(a) of the Credit Agreement shall be applied on a pro rata basis to each Lender holding Loans of the applicable Facility being prepaid.

EXHIBIT A-3-2

EXHIBIT A-4 TO
CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE FOR SWING LINE LOANS

[Date]

To:                             [Swing Line Lender]

C.C.:    Wells Fargo Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HealthEquity, Inc., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Wells Fargo Bank, N.A., as Administrative Agent.

The Borrower hereby gives you notice pursuant to Section 2.05(a)(ii) of the Credit Agreement that it shall be making a prepayment under the Credit Agreement:

Swing Line Loan:

(A)	Prepayment date(1)

(B)	Amount being prepaid(2)

(1)         Notice must be delivered not later than 12:00 P.M. on the date of prepayment.

(2)         Any prepayment of a Swing Line Loan shall be in a minimum principal amount of $500,000 and in integral multiples of $100,000.

EXHIBIT A-4-1

EXHIBIT B TO
CREDIT AGREEMENT

FORM OF SWING LINE LOAN NOTICE

Reference is made to the Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HealthEquity, Inc., as Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Wells Fargo Bank, N.A., as Administrative Agent.

Pursuant to Section 2.04 of the Credit Agreement, the Borrower hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Credit Agreement.

The account of the Borrower to which the proceeds of the Swing Line Loans to be made available by the Swing Line Lender to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

EXHIBIT B-1

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

Date: [ ]	HEALTHEQUITY, INC.

By:
Name:
Title:

EXHIBIT B-2

EXHIBIT C-1 TO
CREDIT AGREEMENT

FORM OF TERM LOAN NOTE

FOR VALUE RECEIVED, HealthEquity, Inc., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[   ,   ,   ]) in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders party thereto from time to time, and Wells Fargo Bank, N.A., as Administrative Agent.

The Borrower shall make scheduled principal payments on this Note as set forth in Section 2.07(a) of the Credit Agreement.

This Note is one of the “Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may

EXHIBIT C-1-1

become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT C-1-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HEALTHEQUITY, INC.

By:
Name:
Title:

EXHIBIT C-1-3

EXHIBIT C-2 TO
CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

$(1)[ , , ]
(2)[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, HealthEquity, Inc., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) [DOLLARS] ($[   ,   ,   ]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Credit Loans under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HealthEquity, Inc., the Lenders party thereto from time to time, and Wells Fargo Bank, N.A., Administrative Agent.

This Note is one of the “Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

(1)         Lender’s Revolving Credit Commitment.

(2)         Closing Date.

EXHIBIT C-2-1

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT C-2-2

TRANSACTIONS ON
REVOLVING CREDIT NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2-3

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HEALTHEQUITY, INC.

By:
Name:
Title:

EXHIBIT C-2-4

EXHIBIT D TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                      I am the [Chief Executive Officer, Chief Financial Officer, Treasurer, Controller] of HealthEquity, Inc. (the “Borrower”). The certifications herein are made in the name (and on behalf) of the Borrower and not in my individual capacity.

2.                                      I have reviewed the terms of that certain Credit Agreement, dated as of August 30, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HealthEquity, Inc., each Lender from time to time party hereto, and Wells Fargo Bank, N.A., as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.                                      The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of [    ] pursuant to Section 6.02(a) of the Credit Agreement.

HEALTHEQUITY, INC.

By:
Name:
Title: [Chief Executive Officer, Chief Financial Officer, Treasurer, Controller]

Exhibit D-1

ANNEX A TO
COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1. Consolidated EBITDA:(1) (i)+(ii)—(iii) =		$[ , , ]

Means, at any date of determination, an amount equal to

(i)	Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus,	$[ , , ]

(ii)	the following, without duplication, to the extent deducted in calculating such Consolidated Net Income

	(a) Consolidated Interest Expense, plus	$[ , , ]

(b)                                the provision for federal, state, local and foreign income and franchise taxes payable (calculated net of federal, state, local and foreign income tax credits) and other taxes, interest and penalties included under GAAP in income tax expense (provided that such amounts in respect of any Restricted Subsidiary shall be included in this clause (b) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organization Documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental

$[ , , ]

(1)  Notwithstanding anything to the contrary contained herein, for any period that includes any of the fiscal quarters set forth below, Consolidated EBITDA for such fiscal quarter shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated EBITDA
April 30, 2019	$	[ ]
January 31, 2019	$	[ ]
October 31, 2018	$	[ ]
July 31, 2018	$	[ ]

Exhibit D-2

regulations applicable to such Restricted Subsidiary or its stockholders), plus

(c) depreciation and amortization expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), plus	$[ , , ]

(d)                                other non-recurring expenses, write-offs, write-downs or impairment charges which do not represent a cash item in such period (or in any future period) (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory), plus

$[ , , ]

(e)                                 non-cash charges or expenses related to stock-based compensation and other non-cash charges or non-cash losses (including, extraordinary, unusual or non-recurring non-cash losses) incurred or recognized, plus

$[ , , ]

(f) cash or non-cash charges constituting fees and expenses incurred in connection with the Transactions, plus	$[ , , ]

(g)                                 unrealized losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard, plus

$[ , , ]

(h)                                any expenses or charges related to any issuance of Equity Interests or debt securities, Investment, acquisition, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including any amendment or other modification of the Obligations or other Indebtedness, plus

$[ , , ]

(i)                                    one-time deal advisory, financing, legal, accounting, and consulting cash expenses incurred by the Borrower and its Restricted Subsidiaries in connection with any Permitted Acquisitions not constituting the consideration for any such Permitted Acquisition, plus

$[ , , ]

(j) non-cash losses and expenses resulting from fair value accounting (as permitted by Accounting Standard	$[ , , ]

Exhibit D-3

Codification Topic No. 825-10-25 — Fair Value Option or any similar accounting standard), plus

(k)                                restructuring charges or reserves or integration costs or other business optimization expenses, including in connection with (x) the Transactions or any Permitted Acquisition or (y) the consolidation or closing of facilities during such Measurement Period; provided that (1) integration costs related to the Transactions may only be included in this clause (k) for each period including any fiscal quarter that occurs within the first three full fiscal years following the Closing Date, and (2) the aggregate amount of integration costs related to any Permitted Acquisition (other than the Transactions) added-back pursuant to this clause (k) in any four consecutive fiscal quarter period shall not exceed 10% of Consolidated EBITDA for such period prior to giving effect to this clause (k), plus

$[ , , ]

	(l) extraordinary, unusual or non-recurring cash charges and losses incurred or recognized,	$[ , , ]

minus,

(iii)	Without duplication:

(a)                                unrealized gains included in Consolidated EBITDA for such Measurement Period in respect of hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard, and

$[ , , ]

(b)                                non-cash gains included in Consolidated Net Income for such Measurement Period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or a reserve for a potential cash gain in any prior period).

$[ , , ]

If there has occurred a Permitted Acquisition or other Investment in the nature of an acquisition permitted by this Agreement during the applicable Measurement Period, or for purposes of calculating pro forma Total Net Leverage Ratio, Secured Net Leverage Ratio or Consolidated Interest Coverage Ratio after the applicable Measurement Period but on or prior to the Ratio Calculation Date in accordance with Section 1.09(b), Consolidated EBITDA shall be calculated on a Pro Forma Basis.

Calculating Consolidated EBITDA on a “Pro Forma Basis” shall mean giving effect to any such Permitted Acquisition

Exhibit D-4

or other Investment in the nature of an acquisition, and any Indebtedness incurred or assumed in connection therewith, as follows:

(A)                              any Indebtedness incurred or assumed in connection with such Permitted Acquisition or other permitted Investment in the nature of an acquisition was incurred or assumed on the first day of the applicable Measurement Period and remained outstanding,

(B)                              the rate on such Indebtedness shall be calculated as if the rate in effect on the date of such Permitted Acquisition or other permitted Investment in the nature of an acquisition had been the applicable rate for the entire period (taking into account any interest rate Swap Contracts applicable to such Indebtedness), and

(C)                              all income, depreciation, amortization, taxes, and expense associated with the assets or entity acquired in connection with such Permitted Acquisition or other permitted Investment in the nature of an acquisition for the applicable period shall be calculated on a pro forma basis after giving effect to cost savings, operating expense reductions, other operating improvements and acquisition synergies (including custodial and interchange synergies) that are reasonably identifiable and projected by the Borrower in good faith to be realized within twenty four (24) months after such Permitted Acquisition or other permitted Investment in the nature of an acquisition (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken by the Borrower or any Restricted Subsidiary in connection with such Permitted Acquisition or other such permitted Investment and net of (x) the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA in each case from and after the first day of such Measurement Period and (y) the amount of all income, depreciation, amortization, taxes and expenses associated with any assets or entity acquired in connection with such Permitted Acquisition or other such permitted Investment that

Exhibit D-5

the Borrower reasonably anticipates will be divested pursuant to Section 7.05(k) or otherwise; provided that:

(i)                                     the aggregate amount of cost savings, operating expense reductions, other operating improvements and acquisition synergies added-back in connection with Permitted Acquisitions or other such permitted Investments pursuant to this clause (C) in any four consecutive fiscal quarter period shall not exceed 20% of Consolidated EBITDA for such period prior to giving effect to this clause (C); and

(ii)                                  at the time any such calculation pursuant to this clause (C) is made, the Borrower shall provide on Annex I hereto reasonably detailed calculations in respect of the matters referred to in this clause (C), as well as the relevant factual support in respect thereof.

2.	Consolidated Interest Expense:	$[ , , ]

with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any Restricted Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

Exhibit D-6

	3.	Consolidated Cash Interest Expense:(2)	$[ , , ]

with reference to any period, Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries which is paid in cash, calculated on a consolidated basis for such period.

4.		Consolidated Net Income: (i) but excluding (ii) =	$[ , , ]

at any date of determination,

(i)

the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period taken as a single accounting period determined in conformity with GAAP; provided that Consolidated Net Income shall exclude, without duplication:

	(ii)	(a) extraordinary gains and extraordinary non-cash losses for such Measurement Period,	$[ , , ]

(b)                       the net income of any Restricted Subsidiary that is not a Loan Party during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income,

$[ , , ]

		(c) any income (or loss) for such Measurement Period of any Person if such Person is not a Restricted Subsidiary, except that (x) the Borrower’s equity in the net income of any such	$[ , , ]

(2)  Notwithstanding anything to the contrary contained herein, for any period that includes any of the fiscal quarters set forth below, Consolidated Cash Interest Expense for such fiscal quarter shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Consolidated Cash Interest Expense
April 30, 2019	$	[ ]
January 31, 2019	$	[ ]
October 31, 2018	$	[ ]
July 31, 2018	$	[ ]

Exhibit D-7

Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (y) any such loss for such Measurement Period shall be included to the extent funded with cash contributed by the Borrower or a Restricted Subsidiary,

(d)                       any cancellation of debt income arising from a repurchase of Term Loans by the Borrower pursuant to Section 10.06(b)(vii) or any other early extinguishment of Indebtedness, hedging agreements or other similar instruments

$[ , , ]

(e)                        the effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes

$[ , , ]

5.		Consolidated Funded Indebtedness: (i)+(ii)+(iii)+(iv)+(v)+(vi)+(vii):	$[ , , ]

		as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication of:	$[ , , ]

(i)

the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments,

$[ , , ]

	(ii)	all purchase money Indebtedness,	$[ , , ]

(iii)

all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than letters of credit and bank guarantees, to the extent undrawn),

$[ , , ]

	(iv)	all obligations to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary	$[ , , ]

Exhibit D-8

course of business and (y) contingent earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions),

	(v)	Attributable Indebtedness in respect of Capital Leases,	$[ , , ]

	(vi)	all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (i) through (v) above of Persons other than the Borrower or any Restricted Subsidiary,	$[ , , ]

(vii)

all Indebtedness of the types referred to in clauses (i) through (vi) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary,

$[ , , ]

6.		Consolidated Interest Coverage Ratio:

with respect to any Measurement Period, the ratio of:

	(a)	Consolidated EBITDA for the most recently completed Measurement Period	$[ , , ]

	(b)	Consolidated Cash Interest Expense for such Measurement Period	$[ , , ]

		Actual:	[(a) / (b)]:1.00

		Required in accordance with Section 7.11(b) of the Credit Agreement:	3.00:1.00

7.		Total Net Leverage Ratio:

with respect to any Measurement Period, the ratio of:

	(a)	Consolidated Funded Indebtedness (net of the Unrestricted Cash Amount in an aggregate amount not to exceed $250,000,000) as of the last day of such Measurement Period	$[ , , ]

	(b)	Consolidated EBITDA for such Measurement Period, in each case, for the Borrower and its Restricted Subsidiaries	$[ , , ]

		Actual:	[(a) / (b)]:1.00

		Required in accordance with Section 7.11(a) of the Credit Agreement:	[ ]:1.00

Exhibit D-9

Annex I

[Provide reasonably detailed calculations, as well as relevant factual support, for any cost savings, operating expense reductions, other operating improvements and acquisition synergies added back to Consolidated EBITDA for the applicable Measurement Period]

Exhibit D-10

EXHIBIT E-1 TO
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any Letters of Credit and Swing Line Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund(1) of [identify Lender]]

3.	Borrower:	HealthEquity, Inc.

4.	Administrative Agent:	Wells Fargo Bank, N.A., as the administrative agent under the Credit Agreement

(1)         Select as applicable.

EXHIBIT E-1-1

5.	Credit Agreement:	The Credit Agreement dated as of August 30, 2019 among HealthEquity, Inc., the Lenders parties thereto, and Wells Fargo Bank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest[s]:

Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
	(3)	$	$		%
		$	$		%
		$	$		%

7. Effective Date:                , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8. [Trade Date:            To be completed if the Assignor and Assignee intend that the minimum assignment           amount is to be determined as of the Trade Date.]

9.                                      Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:	with a copy to:

Attention:	Attention:

(2)         Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)         Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.)

EXHIBIT E-1-2

Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](4) Accepted:

WELLS FARGO BANK, N.A., as
Administrative Agent

By:

Title:

[Consented to:](5)

HEALTHEQUITY, INC.

By:

Title:

(4)  To be added only if the consent of the Administrative Agent is required by the terms of Section 10.06(b)(iii) the Credit Agreement.

(5)  To be added only if the consent of the Borrower is required by the terms of Section 10.06(b)(iii) of the Credit Agreement.

EXHIBIT E-1-3

[Consented to:

WELLS FARGO BANK, N.A.,
As L/C Issuer and
Swing Line Lender

By:

Title:	](1)

(1)  To be added only if the consents of the L/C Issuer and Swing Line Lender are required by the terms of Section 10.06(b)(iii) of the Credit Agreement.

EXHIBIT E-1-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1.                            Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement) and it is not a Disqualified Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit E-1: Annex I-1

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-1: Annex I-2

EXHIBIT E-2 TO
CREDIT AGREEMENT

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[On file with Administrative Agent]

Exhibit E-2

EXHIBIT F TO
CREDIT AGREEMENT

JOINDER AGREEMENT NO. [  ]

THIS JOINDER AGREEMENT NO. [  ], dated as of [             , 20  ] (this “Agreement”), by and among [        ] (each an “[Incremental Revolving Loan Lender][Term Loan Lender]” and collectively the “[Incremental Revolving Loan Lenders][Term Loan Lenders]”), HealthEquity, Inc., a Delaware corporation (the “Borrower”), and Wells Fargo Bank, N.A., as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of August 30, 2019 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Lenders party thereto from time to time, and Wells Fargo Bank, N.A., as Administrative Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request an increase in the existing Revolving Commitments of any Class and/or increase the existing Term Commitments or request new Incremental Term Loan Commitments by entering into one or more Joinder Agreements with the Incremental Revolving Loan Lenders and/or the Incremental Term Loan Lenders, as applicable; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, this Agreement may, without the consent of any other Lenders, effect such amendments to the Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of Section 2.14 of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated

EXHIBIT F-1

to Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] hereby agrees to provide its respective [Incremental Revolving Credit Commitment][ Incremental Term Loan Commitment] on the terms and subject to the conditions set forth below(1):

1.                                      Conditions Precedent.  Notwithstanding anything to the contrary set forth herein or in the Credit Agreement, the Increased Amount Date with respect to the [Incremental Revolving Credit Commitments][Incremental Term Loan Commitments] hereunder shall not occur and no Borrowings under the [Incremental Revolving Credit Commitments][Incremental Term Loan Commitments] hereunder shall be available to the Borrower, until the following conditions are satisfied:

[INSERT CONDITIONS]

2.                                      Applicable Rate.  The Applicable Rate for each Series [  ] Incremental Term Loan shall mean, as of any date of determination, [   ]% per annum.

[INSERT ANY “MOST FAVORED NATIONS” PROVISIONS APPLICABLE TO THE PRICING OF EACH SERIES [  ] INCREMENTAL TERM LOANS.]

3.                                      Principal Payments.

(a)  Amortization.  The Borrower shall make principal payments on the Series [  ] Incremental Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] Incremental Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$

(1)         Insert terms for or modify or delete items 1-10, as applicable, with respect to Incremental Revolving Loans or Incremental Term Loans as may be agreed to by the parties hereto to the extent consistent with Section 2.14 of the Credit Agreement.

EXHIBIT F-2

(b)  Maturity Date.  The Borrower shall repay the [Series [  ]] Incremental Term Loans in full on [             , 20  ] (the “[Series [  ]] Incremental Term Loan Maturity Date”).

4.                                      Voluntary and Mandatory Prepayments.  Scheduled installments of principal of the [Series [  ]] Incremental Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments and repayments of the [Series [  ]] Incremental Term Loans in accordance with Sections 2.05, 2.06 and 2.07 of the Credit Agreement, respectively; provided that the [Series [  ]] Incremental Term Loans and all other amounts under the Credit Agreement with respect to the [Series [  ]] Incremental Term Loans shall be paid in full no later than the [Series [  ]] Incremental Term Loan Maturity Date.

[INSERT ADDITIONAL PREPAYMENT PROVISIONS WITH RESPECT TO INCREMENTAL TERM LOANS]

5.                                      Prepayment Fees.  The Borrower agrees to pay to each Incremental Term Loan Lender the following prepayment fees, if any:  [          ].

6.                                      Other Fees.  The Borrower agrees to pay to the Administrative Agent, for the account of each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] as of [            ,     ], as fee compensation for such [Incremental Revolving Loan Lender’s Incremental Revolving Credit Commitments][Incremental Term Loan Lender’s Term Loan Commitments] hereunder, an amount equal to [    ]% of the aggregate amount of such [Incremental Revolving Loan Lender’s Incremental Revolving Credit Commitments][Incremental Term Loan Lender’s Term Loan Commitments], payable to such [Incremental Revolving Loan Lender][Incremental Term Loan Lender] out of the proceeds of any Loans as and when funded on the date hereof in respect of the [Incremental Revolving Loan Lender’s Incremental Revolving Credit Commitments][Incremental Term Loan Lender’s Term Loan Commitments] hereunder.

7.                                      [New Lenders.  Each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] that is not a “Lender” under, and for all purposes of, the Credit Agreement as of the date hereof, acknowledges and agrees that upon its execution of this Agreement and

EXHIBIT F-3

the making of the [Incremental Revolving Loans][Series [   ] Incremental Term Loans] that such [Incremental Revolving Loan Lender][Incremental Term Loan Lender] shall become a Lender under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.](2)

8.                                      Credit Agreement Governs.  Except as set forth in this Agreement, the [Incremental Revolving Loans][Series [  ] Incremental Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.                                      Borrower’s Certifications.  By its execution of this Agreement, the Borrower hereby certifies that, as of the date hereof:

i.                                          no Event of Default exists before or after giving effect to the proposed Borrowing of [Incremental Revolving Credit Loans][Series [  ] Incremental Term Loans] contemplated hereby and the extensions of credit, if any, to be made on the date hereof;(3)

ii.                                       the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct after giving effect to any qualification therein), except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date;(4) and

iv.                                   the aggregate amount of [Incremental Revolving Credit Loans][Series [  ] Incremental Term Loans] being requested on the date hereof does not exceed the Incremental Available Amount.

10.                               Borrower Covenants.  By its execution of this Agreement, the Borrower hereby covenants that the Borrower shall deliver or cause to be delivered legal opinions, officer’s certificates and such other documents (including, if applicable, the Mortgages and related documents required pursuant to Section 6.11(b) of the Credit Agreement or modifications of any Mortgages and title insurance endorsements or policies) reasonably requested by the Administrative Agent in connection with this Agreement.

(2)         Insert bracketed language if the lending institution is not already a Lender.

(3)         Subject, solely in the case of Incremental Term Loans, to Section 1.09(c).

(4)         In the case of Incremental Term Loans incurred to finance a Permitted Acquisition, this clause shall be limited to the Specified Representations.

EXHIBIT F-4

11.                               Eligible Assignee.  By its execution of this Agreement, each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] represents and warrants that it is an Eligible Assignee and it is not a Disqualified Lender.

12.                               Notice.  For purposes of the Credit Agreement, the initial notice address of each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] shall be as set forth below its signature below.

13.                               Recordation of the New Loans.  Upon execution and delivery hereof, Administrative Agent will record the [Incremental Revolving Loans][Series [  ] Incremental Term Loans] made by [Incremental Revolving Loan Lenders][Incremental Term Loan Lenders] in the Register.

14.                               Amendment, Modification and Waiver.  This Agreement may not be amended, restated, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.                               Entire Agreement.  This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

16.                               Governing Law; Jurisdiction; Etc.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR TO THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR TO THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

THE PROVISIONS OF SECTIONS 10.14(B), (C) AND (D), 10.15, 10.16 AND 10.18 OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AND MADE A PART HEREOF.

17.                               Loan Document.  This Agreement shall constitute a Loan Document under the terms of the Credit Agreement.

18.                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

EXHIBIT F-5

19.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

20.                               USA PATRIOT Act. Each [Incremental Revolving Loan Lender][Incremental Term Loan Lender] that is subject to the Act (as hereinafter defined) the Beneficial Ownership Regulation, and the Administrative Agent (for itself and not on behalf of any [Incremental Revolving Loan Lender][Incremental Term Loan Lender]) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such [Incremental Revolving Loan Lender][Incremental Term Loan Lender] or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Act and the Beneficial Ownership Regulation. The Borrower shall, and shall cause each Guarantor to, promptly following a request by the Administrative Agent or any [Incremental Revolving Loan Lender][Incremental Term Loan Lender], provide all documentation and other information that the Administrative Agent or such [Incremental Revolving Loan Lender][Incremental Term Loan Lender] requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

[Remainder of page intentionally left blank]

EXHIBIT F-6

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

HEALTHEQUITY, INC.

By:
Name:
Title:

[Signature Page to Joinder Agreement No. [   ]]

EXHIBIT F-7

Consented to by:

WELLS FARGO BANK, N.A.,
as Administrative Agent

By:
Authorized Signatory

[Signature Page to Joinder Agreement No. [   ]]

EXHIBIT F-8

SCHEDULE A
TO JOINDER AGREEMENT NO. [  ]

Name of Lender	Type of Commitment	Amount
[ ]	[Incremental Revolving Credit Commitment][Incremental Term Loan Commitment]	$

Total: $

EXHIBIT F-9

EXHIBIT G TO
CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

Separately Attached

EXHIBIT G-1

Execution Version

GUARANTEE AND COLLATERAL AGREEMENT

among

HEALTHEQUITY, INC.,

certain of its Subsidiaries,

and

WELLS FARGO BANK, N.A.,
as Administrative Agent

Dated as of August 30, 2019

i

ii

SCHEDULES

1	Notice Addresses of Guarantors
2	Description of Pledged Investment Property
3	Exact Legal Name, Location of Jurisdiction of Organization, Chief Executive Office and Inventory and Equipment
4	[Reserved]
5	Copyrights, Patents, Trademarks
6	Commercial Tort Claims
7	Filings and Other Actions Required to Perfect Security Interests
8	Letter of Credit Rights

EXHIBITS

A-1	Form of [Copyright][Patent][Trademark] Security Agreement
A-2	Form of After-Acquired Intellectual Property Security Agreement

ANNEXES

1	Assumption Agreement

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GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 30, 2019, among each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), and WELLS FARGO BANK, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of August 30, 2019 (as amended, restated supplemented, replaced, or otherwise modified from time to time, the “Credit Agreement”), among HEALTHEQUITY, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Administrative Agent, and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of (a) the initial Term A Loans will be used to finance the Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transactions, (b) the Revolving Credit Loans will be used to finance the Acquisition and pay the fees and expenses incurred in connection with the Transactions and for working capital and general corporate purposes of the Borrower, including without limitation for the financing of acquisitions and Investments (in each case, to the extent permitted hereunder) not in contravention of any Law or of any Loan Document, and (c) any other Credit Extensions will be used for working capital, Permitted Acquisitions and for other general corporate purposes not in contravention of any Law or of any Loan Document;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement thereafter that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement, to induce the other Secured Parties to enter into certain hedging and cash management agreements with the Grantors, and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

ARTICLE 1.
DEFINED TERMS

Section 1.1                                    Definitions.  (a)  Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and capitalized terms used herein but not defined herein nor in the Credit Agreement shall have the meanings given to them in the New York UCC, including but not limited to the following terms (provided that to the extent the New York UCC is used to define any of the following terms and such term is defined differently in different Articles of the New York UCC, the definition of such term contained in

Article 9 of the New York UCC shall govern):  Accounts, Account Debtor, Authenticate, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, General Intangible, Goods, Instruments, Inventory, Letter of Credit Rights, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)                                 The following terms shall have the following meanings:

“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Assignment of Claims Act” shall mean the Assignment of Claims Act of 1940.

“Collateral” shall have the meaning set forth in Article 3 hereof.

“Collateral Account” shall mean (i) any collateral account established by the Administrative Agent as provided in Sections 6.1 or 6.4 or (ii) any cash collateral account established as provided in Sections 2.15 or 8.02 of the Credit Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright License” shall mean any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” shall mean (but excluding in all cases software licensed to a Grantor) (i) all domestic copyrights, whether or not the underlying works of authorship have been published, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, (ii) all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each U.S. registration and application identified in Schedule 5 and (iii) the rights to print, publish and distribute any of the foregoing.

“Discharge of the Obligations” shall mean and shall have occurred when (i) all Obligations shall have been paid in full in cash in immediately available funds and all other obligations under the Loan Documents shall have been performed (other than (a) those expressly stated to survive termination, (b) contingent obligations as to which no claim has been asserted, and (c) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Qualified Counterparties shall have been made), (ii) no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Issuing Lender shall have been made) and (iii) all Commitments shall have terminated or expired.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and

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to the extent that, such Swap Obligation (or such security interest in respect thereof)  is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Guarantors” shall mean the collective reference to each Grantor and, for the avoidance of doubt, shall include the Borrower (only with respect to the Secured Cash Management Obligations of the other Guarantors and the Secured Swap Obligations of the other Guarantors).

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.

“Intercompany Note” shall mean any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the additional insured or loss payee thereof).

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers” shall mean the collective reference to each issuer of a Pledged Security.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “New York UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Obligations” shall mean all Obligations (as defined in the Credit Agreement) including, without limitation, those arising under Article 2 hereof; provided, however, that Obligations shall not include any Excluded Swap Obligations.

“Obligee Guarantor” shall have the meaning set forth in Section 2.8.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Patents” shall mean (but excluding in all cases software licensed to a Grantor) (i) all domestic patents, patent applications and patentable inventions, including, without limitation, each U.S. issued patent and patent application identified in Schedule 5, all certificates of invention or similar property rights, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions,

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continuations, continuations-in-part, substitutes, renewals, reexaminations and extensions thereof, and all improvements thereon.

“Permitted Exceptions” shall mean the following exceptions to the obligations or representations of any Grantor: (i) no Grantor shall be required to take actions to perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof; (ii) no Grantor shall be required to take actions to create or perfect the security interest of the Administrative Agent on any Excluded Assets or Specified Assets; and (iii) no Grantor shall be required to take actions to perfect the security interests of the Administrative Agent with respect to any Collateral for which security interests are perfected by a method other than the filing of a financing statement unless this Agreement expressly requires such Grantor to take such perfection action.

“Pledged Alternative Equity Interests” shall mean all interests of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that “Pledged Alternative Equity Interests” shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests and Pledged Trust Interests.

“Pledged Commodity Contracts” shall mean all commodity contracts to which any Grantor is party from time to time.

“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2 (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable), together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, however, that in no event shall “Pledged Debt Securities” include any Excluded Assets or Specified Assets.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests; provided, however, that in no event shall “Pledged Equity Interests” include any Excluded Assets or Specified Assets.

“Pledged LLC Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall “Pledged LLC Interests” include any Excluded Assets or Specified Assets.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 2 (as such schedule may be amended from time to

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time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable), and all Intercompany Notes at any time issued to any Grantor; provided, however, that in no event shall “Pledged Notes” include any Excluded Assets or Specified Assets.

“Pledged Partnership Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Section 6.01(a) and 6.01(b) of the Credit Agreement, as applicable) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall “Pledged Partnership Interests” include any Excluded Assets or Specified Assets.

“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall “Pledged Stock” include any Excluded Assets or Specified Assets.

“Pledged Trust Interests” shall mean all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 2 hereto under the heading “Pledged Trust Interests” (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall “Pledged Trust Interests” include any Excluded Assets or Specified Assets.

“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.

“Pledged Security Entitlements” shall mean all security entitlements of any Grantor provided, however, that in no event shall “Pledged Security Entitlements” include any Excluded Assets or Specified Assets.

“Proceeds” shall mean all “proceeds” as such term is defined in the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified Counterparty” means each Person who is a counterparty to a Secured Cash Management Agreement or a Secured Hedge Agreement.

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“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable” shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.  References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Parties” shall mean collectively, the Administrative Agent, the Lenders, the L/C Issuer, with respect to any Secured Cash Management Agreement, the Cash Management Banks, with respect to any Secured Hedge Agreement, the Hedge Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 of the Credit Agreement; provided that no Hedge Bank or Cash Management Bank shall have any rights in connection with the management or release of any Collateral or the obligations of any Guarantor under this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

“Trademarks” shall mean (i) all domestic trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, including, without limitation, each U.S. registration and application identified in Schedule 5, and (ii) all the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secret License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trade Secret.

“Trade Secrets” shall mean all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“Vehicles” shall mean all cars, trucks, trailers, construction and earth moving equipment and other Equipment of any nature covered by a certificate of title law of any jurisdiction and all tires and other appurtenances to any of the foregoing.

Section 1.2                                    Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a

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whole and not to any particular provision of this Agreement, and Article, Section and Schedule references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE 2.
GUARANTEE

Section 2.1                                    Guarantee.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor, including the Borrower, when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)                                 Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Obligations, including specifically all future increases in the outstanding amount of the Loans or other Obligations and other future increases in the Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreement on the date hereof.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Article 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Article 2 hereof void or voidable under applicable law, including, without limitation, fraudulent conveyance law.  To effectuate the foregoing intention, the Administrative Agent and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under the guarantee set forth in Article 2 hereof at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the guarantee set forth in Article 2 hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under the guarantee set forth in Article 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.  To the extent that any Guarantor shall be required hereunder to pay any portion of any guaranteed obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and such other obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the guaranteed obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then, subject to Section 2.2(d), such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.  For purposes of determining the net worth of any Guarantor in connection with the foregoing, all guarantees of such Guarantor other than the guarantee under Article 2 hereof will be deemed to be enforceable and payable after the guaranty under Article 2 hereof.  To the fullest extent permitted by applicable Law, this Section 2.1(b) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(c)                                  Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.1(b) without impairing the guarantee contained in this Article 2 or affecting the rights and remedies of any Secured Party hereunder.

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(d)                                 The guarantee contained in this Article 2 shall remain in full force and effect until the Discharge of the Obligations.

(e)                                  No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of the Obligations.

Section 2.2                                    Rights of Reimbursement, Contribution and Subrogation.  In case any payment is made on account of the Obligations by any Grantor or is received or collected on account of the Obligations from any Grantor or its property:

(a)                                 If such payment is made by the Borrower or from its property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan made to the Borrower or a Letter of Credit issued for account of the Borrower or Secured Hedge Agreement or Secured Cash Management Agreement entered into by the Borrower, the Borrower shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (B) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(b)                                 If such payment is made by a Guarantor or from its property in respect of Obligations of the Borrower or another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) Discharge of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from the Borrower or such other Guarantor, as applicable and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment.  For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.

(c)                                  If and whenever any right of reimbursement or contribution becomes enforceable by any Grantor against any other Grantor under Sections 2.2(a) and 2.2(b), such Grantor shall be entitled, subject to and upon (but not before) Discharge of the Obligations, to be subrogated (equally and ratably with all other Grantors entitled to reimbursement or contribution from any other Grantor as set forth in this Section 2.2) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it in this Agreement.  Such right of subrogation shall be enforceable solely after Discharge of the Obligations and solely against the Grantors, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation.  If subrogation is demanded by any Grantor, then, after Discharge of the Obligations, the Administrative Agent shall deliver to the Grantors making such demand, or to a representative of such Grantors or of the Grantors generally, an instrument reasonably satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.

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(d)                                 All rights and claims arising under Section 2.1(b) or this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Grantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects prior to the Discharge of the Obligations.  Until Discharge of the Obligations, no Grantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Grantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations.  If any such payment or distribution is received by any Grantor, it shall be held by such Grantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Grantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(e)                                  The obligations of the Grantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2.  The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property.  The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(f)                                   Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 2.2(c).

Section 2.3                                    Amendments, etc. with respect to the Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Obligations continued, and the Obligations, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith or with any of the other Obligations may be amended modified, supplemented or terminated, in whole or in part, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, in each case, in accordance with the terms of this Agreement and the other Loan Documents.  No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article 2 or any property subject thereto, in each case, in accordance with the terms of this Agreement and the other Loan Documents.

Section 2.4                                    Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article 2 or acceptance of the guarantee contained in this Article 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 2; and all dealings between the Borrower and any of the other

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Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Article 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Grantor for the Obligations, or of such other Guarantor under the guarantee contained in this Article 2, in bankruptcy or in any other instance other than Discharge of the Obligations.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.5                                    Reinstatement.  The guarantee contained in this Article 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 2.6                                    Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office as specified in the Credit Agreement.

Section 2.7                                    Bankruptcy, Etc.  (a)  Until Discharge of the Obligations, no Guarantor shall, without the prior written consent of the Administrative Agent, commence or join with any other person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

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(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations guaranteed hereby because it is the intention of the Guarantors and Secured Parties that the Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower or any other Guarantor of any portion of such Obligations.  The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

Section 2.8                                    Subordination of Other Obligations.  Any Indebtedness of the Borrower or any other Guarantor now or hereafter held by any other Guarantor (the “Obligee Guarantor”) whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, is hereby subordinated in right of payment to the guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor upon the occurrence and during the continuance of an Event of Default shall be held in trust for the Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 2.9                                    Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.9, or otherwise under this Guaranty, as it relates to such Grantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Discharge of the Obligations.  Each Qualified ECP Guarantor intends that this Section 2.9 constitute, and this Section 2.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 3.
GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL

(a)                                 Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the personal property of such Grantor, including, without limitation, the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

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(iii)                               all Contracts;

(iv)                              all Deposit Accounts;

(v)                                 all Documents;

(vi)                              all Equipment;

(vii)                           all General Intangibles, including all Intellectual Property and (A) the right to sue or otherwise recover for any and all past, present and future infringements and other violations of such Intellectual Property, (B) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses, as the case may be, entered into in connection with such Intellectual Property, payments arising out of any other sale, lease, license or other disposition of such Intellectual Property and damages and payments for past, present or future infringements and other violations of such Intellectual Property), and (C) all other rights of any kind whatsoever accruing thereunder or pertaining to such Intellectual Property;

(viii)                        all Instruments;

(ix)                              all Insurance

(x)                                 all Inventory;

(xi)                              all Investment Property;

(xii)                           all Letter of Credit Rights;

(xiii)                        all Money;

(xiv)                       all Vehicles;

(xv)                          all Goods not otherwise described above;

(xvi)                       any Collateral Account;

(xvii)                    all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(xviii)                 Commercial Tort Claims now or hereinafter described on Schedule 6; and

(xix)                       to the extent not otherwise included, all other property of the Grantor and all Proceeds and products accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, the term “Collateral” shall not include the Excluded Assets or Specified Assets.

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(b)                                 Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any Receivables, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties on the Closing Date and on the date of each Credit Extension as contemplated by Section 4.02 of the Credit Agreement (except, for avoidance of doubt, in each case to the extent that such representations and warranties specifically refer to an earlier date or the Closing Date, in which case they shall be true and correct as of such earlier date or the Closing Date, as applicable):

Section 4.1                                    Representations in Credit Agreement.  The representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties (i) expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any qualification therein) in all respects, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.l, be deemed to be a reference to such Grantor’s knowledge.

Section 4.2                                    Title; No Other Liens.  Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except for Permitted Liens.  Except with respect to Permitted Liens, no financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

Section 4.3                                    Perfected First Priority Liens.  (a)  Other than with respect to the Permitted Exceptions, the security interests granted pursuant to this Agreement (i) upon completion of the filings and other actions specified on Schedule 7 (all of which, in the case of all filings and other documents referred to on said Schedule 7, have been delivered to the Administrative Agent duly completed and executed (where applicable) in a form suitable for filing, and may be filed by the Administrative Agent at

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any time) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof and (ii) are prior to all other Liens on the Collateral except for Permitted Liens.  Other than with respect to the Permitted Exceptions (other than, for the avoidance of doubt, clause (iii) thereof), without limiting the foregoing, each Grantor has taken all actions necessary or desirable (in accordance and not in contravention with the terms of the Loan Documents, including but not limited to the definition of “Excluded Assets” in and Section 4.01(b) of the Credit Agreement), including without limitation those specified in Section 5.2 hereof to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the New York UCC) over any portion of the Investment Property constituting Certificated Securities (as defined in the UCC), (ii) establish the Administrative Agent’s “control” (within the meaning of Section 9-107 of the New York UCC) over all Letter of Credit Rights and (iii) solely to the extent requested by the Administrative Agent, establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the New York UCC) over any portion of the Investment Property held by a securities intermediary.

Section 4.4                                    Name; Jurisdiction of Organization, etc.  On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office are specified on Schedule 3.  On the date hereof, each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Except as specified on Schedule 3, on the date hereof, it has not changed its name, jurisdiction of organization, chief executive office or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and is not currently bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated.

Section 4.5                                    Inventory and Equipment.  (a)  On the date hereof, no Inventory or Equipment (other than Inventory or Equipment in transit) with an aggregate fair market value in excess of $5,000,000 is kept at any location, except as set forth at the locations listed on Schedule 3.

(b)                                 Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended, other than up to $5,000,000 of Inventory in existence at any time in the aggregate.

(c)                                  Except as set forth on Schedule 3, on the date hereof, no Inventory or Equipment with an aggregate fair market value in excess of $5,000,000 is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the New York UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

Section 4.6                                    Intentionally Omitted.  Intentionally omitted.

Section 4.7                                    Investment Property.  (a)  Schedule 2 hereto (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable) sets forth under the headings “Pledged Stock”, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule.

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Schedule 2 hereto (as such schedule may be amended from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable) sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor with a face value, in each case, in excess of $5,000,000, and all of such Pledged Debt Securities and Pledged Notes have been, to Grantor’s knowledge (although no knowledge qualifier shall be applicable to any Pledged Debt Securities and Pledged Notes issued by a Grantor or any Subsidiary thereof) duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms.  Each Grantor is the sole entitlement holder or customer of each “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts” owned by it, and such Grantor has not consented to, and has no knowledge of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the New York UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account (other than an Excluded Account) or any securities, commodities or other property credited thereto, except Permitted Liens and except to the extent constituting Excluded Assets or Specified Assets;

(b)                                 The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than any such Equity Interests that are Excluded Assets or Specified Assets.

(c)                                  All the shares of the Pledged Equity Interests have been duly and validly issued and, if applicable, are fully paid and nonassessable.

(d)                                 As of the date hereof, the terms of the membership agreement or partnership agreement that governs any uncertificated Pledged LLC Interests or Pledged Partnership Interests, respectively, do not provide certificates for such interests and do not provide that such interests are securities governed by the Uniform Commercial Code of any jurisdiction.

(e)                                  The terms of any certificated Pledged LLC Interests and Pledged Partnership Interests expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the state of the Issuer’s organization.

(f)                                   Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

Section 4.8                                    Receivables.  To the knowledge of each Grantor, each Receivable of such Grantor at the time of its creation (i) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and (iii) is not subject to any setoffs, defenses, taxes, counterclaims (except with respect to rebates, refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise and disputes arising in the ordinary course of business).

Section 4.9                                    Intellectual Property.  (a)  Schedule 5 lists all U.S. issued Patents and Patent applications, U.S. registered Trademarks and Trademark applications, and U.S. registered Copyrights and

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Copyright applications owned by such Grantor (such Intellectual Property, together with all other Intellectual Property of such Grantor, in each case which is material to the business of the Borrower and its Subsidiaries taken as a whole and owned by a given Grantor, such Grantor’s “Material Grantor Intellectual Property”) on the date hereof.

(b)                                 To the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Material Grantor Intellectual Property or upon the rights of such Grantor therein and that could reasonably be expected to have a Material Adverse Effect.

(c)                                  To the knowledge of such Grantor, there is currently no infringement, misappropriation, dilution or unauthorized use of any item of Material Grantor Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

(d)                                 No holding, decision or judgment has been rendered by any Governmental Authority which would limit or cancel the validity or enforceability of, or such Grantor’s rights in, any Material Grantor Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e)                                  No action or proceeding is pending, or, to the knowledge of such Grantor, threatened (i) seeking to limit or question the validity of any Material Grantor Intellectual Property or such Grantor’s ownership interest therein that could reasonably be expected to have a Material Adverse Effect, or (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any patent, trademark, copyright, or any other right of any third party that could reasonably be expected to have a Material Adverse Effect.

(f)                                   With respect to each Copyright License, Trademark License and Patent License material to the business of the Borrower and its Subsidiaries taken as a whole to which such Grantor is a party to, the knowledge of such Grantor, and except where it could not reasonably be expected to have a Material Adverse Effect: (i) such license is valid and binding and in full force and effect, (ii)  such Grantor has not received any notice of a breach or default under such license, and (iii) such Grantor is not in breach or default in any material respect.

(g)                                  On the date hereof, except as set forth in Schedule 5, to the knowledge of such Grantor, Grantor has taken reasonable steps and has paid all required fees and taxes to maintain each and every item of Material Grantor Intellectual Property in full force and effect and has made commercially reasonable efforts to maintain its interest therein except in such cases where such Grantor has determined in its reasonable business judgment to no longer maintain any such item of Material Grantor Intellectual Property.

(h)                                 To the knowledge of such Grantor, except where it could not reasonably be expected to have a Material Adverse Effect, (i) none of the Trade Secrets included in the Grantor Intellectual Property of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person, and (ii) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor.

(i)                                     To the knowledge of such Grantor, such Grantor has made all filings and recordations, in its reasonable business judgment, that are reasonable to protect its interest in its Material Grantor Intellectual Property including, without limitation, recordation of its interests in the Patents and Trademarks with the United States Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the United States

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Copyright Office and in corresponding national and international copyright offices, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.10                             Letter of Credit Rights.  No Grantor is a beneficiary or assignee under any letter of credit in excess of $5,000,000 other than those described on Schedule 8, which shall be amended by the Borrower from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable, to reflect any additional letter of credit rights obtained since such schedule was last delivered.

Section 4.11                             Commercial Tort Claims.  No Grantor has any commercial tort claims in excess of $5,000,000 other than those described on Schedule 6, which shall be amended by the Borrower from time to time concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable, to reflect any additional commercial tort claims arising since such schedule was last delivered.

ARTICLE 5.
COVENANTS

Each Grantor covenants to and agrees with the Secured Parties that, from and after the date of this Agreement until the Discharge of the Obligations:

Section 5.1                                    Covenants in Credit Agreement.  Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken by such Grantor, as the case may be, so that no Event of Default is caused by the failure of such Grantor to take such action or to refrain from taking such action.

Section 5.2                                    Delivery of Certificated Securities and Pledged Notes Outside the Ordinary Course.

(a)                                 If any of the Collateral having a fair market value or in a principal amount in excess of $5,000,000 individually and in the aggregate is or shall become evidenced or represented by any Instrument, Certificated Security or Pledged Notes, such Instrument, Certificated Security (other than Permitted Investments made in the ordinary course of business) or Pledged Note, as applicable, shall be delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable.

(b)                                 To the extent requested by the Administrative Agent, each Grantor will use all commercially reasonable efforts, with respect to Investment Property constituting Collateral owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.3                                    Intentionally Omitted.

Section 5.4                                    Maintenance of Perfected Security Interest; Further Documentation.  (a)  Other than with respect to the Permitted Exceptions, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 hereof and shall defend such security interest against the claims and demands of all Persons whomsoever other than the holders of Permitted Liens.

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(b)                                 Such Grantor will furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Administrative Agent may reasonably request, all in reasonable detail.

Section 5.5                                    Changes in Locations, etc.  Such Grantor will not, except as disclosed concurrently with the delivery by the Borrower of the items required by Section 6.01(a) and 6.01(b) of the Credit Agreement, as applicable, and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein (other than with respect to Permitted Exceptions), permit Inventory or Equipment with an aggregate value in excess of $5,000,000 (other than Inventory or Equipment in transit) to be kept at a location other than those listed on Schedule 3.

Section 5.6                                    Intentionally Omitted.

Section 5.7                                    Investment Property.  (a)  If such Grantor shall become entitled to receive or shall receive (including as of the Closing Date) any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.  Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer (unless (x) such liquidation or dissolution was not prohibited by the Credit Agreement, and (y) no Event of Default shall have occurred and be continuing) shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)                                 Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any Issuer (except, in each case, pursuant to a transaction which is not prohibited by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction not prohibited by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of

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any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and other Permitted Liens that are not consensual Liens, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein (unless expressly permitted pursuant to the Credit Agreement) or (v) without the prior written consent of the Administrative Agent, cause any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the Uniform Commercial Code in effect in any relevant jurisdiction) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the Uniform Commercial Code in effect in any relevant jurisdiction, unless such Grantor shall promptly notify the Administrative Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Administrative Agent’s “control” thereof pursuant to the Uniform Commercial Code of such relevant jurisdiction.

(c)                                  In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) hereof with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 hereof shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 6.3(c) or 6.7 hereof with respect to the Pledged Securities issued by it.  In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent for the benefit of the Secured Parties and to the transfer of any Pledged Security to the Administrative Agent or its nominee following an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security.

Section 5.8                                    Intentionally Omitted.

Section 5.9                                    Intellectual Property.  (a)  Such Grantor will not, except in its reasonable business judgment, do any act whereby any material Trademark included in the Grantor Intellectual Property (“Grantor Trademarks”) would become invalidated, abandoned or dedicated to the public domain except where such action could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Such Grantor will not, except in its reasonable business judgment, do any act whereby any material Patent included in the Grantor Intellectual Property (“Grantor Patents”) would become forfeited, abandoned or dedicated to the public domain except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Such Grantor will not, except in its reasonable business judgment, do any act whereby any material Copyrights included in the Grantor Intellectual Property (“Grantor Copyrights”) would become invalidated or dedicated to the public domain except in such circumstances that could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Except where it could not reasonably be expected to have a Material Adverse Effect, such Grantor will notify the Secured Parties promptly if it knows that any application or registration relating to any material Grantor Patent, material Grantor Trademark or material Grantor Copyright has become forfeited, abandoned or dedicated to the public domain, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country, but excluding non-final office actions) regarding such Grantor’s

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ownership of, or the validity of, any material Grantor Patent, material Grantor Trademark or material Grantor Copyright or such Grantor’s right to register the same or to own and maintain the same.

(e)                                  Such Grantor will take steps, in its reasonable business judgment and except where the failure to take any action described in this subsection could not reasonably be expected to have a Material Adverse Effect, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application in respect of (and to obtain the relevant registration in respect of) and to maintain each registration in respect of, Material Grantor Intellectual Property, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(f)                                   In the event that any Material Grantor Intellectual Property is known by any such Grantor to be infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall deem appropriate in its reasonable business judgment under the circumstances to protect such Material Grantor Intellectual Property.

(g)                                  Such Grantor agrees that, should it obtain an ownership interest in any item of Intellectual Property (excluding any Copyright License, Trademark License, Patent License, Trade Secret License or any Excluded Asset) which is not now a part of the Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Article 3 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property, and in the case of Trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Collateral, (iii) it or the Borrower shall, with respect to any registered, issued or applied for U.S. Trademarks, Patents or Copyrights, at the later of (A) the time of and concurrent with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable for the period in which such Grantor acquires such ownership interest, or (B) ninety (90) days after the date of such acquisition (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), give written notice thereof to the Administrative Agent in accordance herewith, and (iv) it or the Borrower shall, with respect to any registered, issued or applied for U.S. Trademarks, Patents or Copyrights, provide the Administrative Agent, at the later of (A) the time of and concurrent with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable, for the period in which such Grantor acquires such ownership interest, or (B) ninety (90) days after the date of such acquisition (or such longer period of time as may be agreed to by the Administrative Agent in its sole discretion), with an amended Schedule 5 hereto and take the actions specified in Section 5.9(i) hereof with respect to such Intellectual Property in the United States.

(h)                                 Such Grantor agrees to execute a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, with respect to its registered or applied for U.S. Copyrights, registered or applied for U.S. Trademarks, and issued or applied for U.S. Patents, respectively in substantially the forms of Exhibit A-1 in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office the United States Copyright Office or any successor agencies thereto.  For the avoidance of doubt, no Grantor shall be obligated to execute a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement with respect to its Copyrights Licenses, Trademarks Licenses, Patents Licenses or Trade Secret Licenses.

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(i)                                     Such Grantor agrees to execute an After-Acquired Copyright Security Agreement, After-Acquired Trademark Security Agreement or After-Acquired Patent Security Agreement with respect to its registered, issued or applied for After-Acquired Intellectual Property with respect to such Intellectual Property in the United States in substantially the forms of Exhibit A-2 in order to record the security interest granted herein to the Administrative Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office or any successor agencies thereto.

(j)                                    Such Grantor shall take commercially reasonable steps as it determines in its reasonable business judgment to protect the secrecy of all Trade Secrets included in the Material Grantor Intellectual Property except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.10                             Commercial Tort Claims.  If any Grantor shall at any time after the date of this Agreement acquire or become the beneficiary of a commercial tort claim in excess of $5,000,000, such Grantor shall promptly provide the Administrative Agent with an amended Schedule 6 hereto describing the details thereof concurrently with the delivery by the Borrower of the items required by Sections 6.01(a) and 6.01(b) of the Credit Agreement, as applicable.

Section 5.11                             Changes in Locations, Name, Jurisdiction of Incorporation, etc.  Such Grantor will not (i) change its legal name, jurisdiction of organization or the location of its chief executive office from that referred to in Schedule 3 (as supplemented from time to time by an Assumption Agreement) or (ii) change its legal name or structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading, in each case, unless such Grantor (x) provides the Administrative Agent with written notice thereof no later than 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) following such change and (y) takes all action reasonably requested by the Administrative to maintain the validity, perfection and priority of the security interests provided for herein (other than with respect to Permitted Exceptions).

ARTICLE 6.
REMEDIAL PROVISIONS

Section 6.1                                    Certain Matters Relating to Receivables.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications.  The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense; provided, however, that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5 hereof, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall

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be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

Section 6.2                                    Communications with Obligors; Grantors Remain Liable.  (a)  The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Receivables.

(b)                       After the occurrence and during the continuance of an Event of Default, (i) the Administrative Agent may notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable of the security interest of the Administrative Agent therein, and (ii) the Administrative Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables directly to the Administrative Agent.

(c)                        Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3                                    Pledged Securities.  (a)  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b) hereof, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, unless prohibited by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would impair in any material respect the Collateral taken as a whole or which would result in an Event of Default.

(b)                       If an Event of Default shall occur and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of its intent to exercise its rights under this Section 6.3(b):  (i)  all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Administrative Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent.  In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations.  In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be

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entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein.

(c)                        Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

Section 6.4                                    Proceeds to be Turned Over To Administrative Agent.  In addition to the rights of the Secured Parties specified in Section 6.1 hereof with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its rights pursuant to this Section 6.4, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required).  All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5 hereof.

Section 6.5                                    Application of Proceeds.  At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.12(f) of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.6 hereof) constituting Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Article 2, in payment of the Obligations in the following order:

First, to the Administrative Agent, to pay incurred and unpaid fees and expenses of the Secured Parties under the Loan Documents, any Secured Hedge Agreements, and any Cash Management Agreements;

Second, to the Administrative Agent, for application by it towards payment of all other amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance of such Proceeds remaining after Discharge of the Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

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Section 6.6                                    Code and Other Remedies.  (a)  If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable Law or in equity.  If an Event of Default shall occur and be continuing, without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  If an Event of Default shall occur and be continuing, each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the New York UCC or other applicable laws, including, without limitation, the Bankruptcy Code, the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale, such amount to be apportioned ratably to the Obligations of the Secured Parties in accordance with their pro rata share of such Obligations.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral.  The Administrative Agent may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.  Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Administrative Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.  For the avoidance

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of doubt, all rights and remedies set forth in this Section 6.6(a) are exercisable by the Administrative Agent solely during the occurrence and continuance of an Event of Default.

(b)                       The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6 hereof, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor.  If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale.

(c)                                  In the event of any Disposition of any of the Grantor Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included.

Section 6.7                                    Registration Rights.  (a)  If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Equity Interests or the Pledged Debt Securities pursuant to Section 6.6 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto.  To the extent within its power to do so, each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)                       Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary

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to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)                        Each Grantor agrees to use its best efforts to do or cause to be done all such other reasonable acts as are necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable requirements of Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement or a defense of payment.

Section 6.8                                    Waiver; Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

Section 6.9                                    Intentionally Omitted.

Section 6.10                             IP Licenses.  Solely if an Event of Default shall occur and be continuing, for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article 6, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties an irrevocable (but only during the occurrence and continuation of an Event of Default), nonexclusive, license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, practice, sublicense, and otherwise exploit any and all Collateral consisting of Intellectual Property now owned or held or hereafter acquired or held by such Grantor (which license shall include reasonable access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof), in each case, to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein and (b) is not prohibited by any applicable requirements of Law.

ARTICLE 7.
THE ADMINISTRATIVE AGENT

Section 7.1                                    Administrative Agent’s Appointment as Attorney-in-Fact, etc.  (a)  Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following if an Event of Default shall occur and be continuing:

(i)                                               in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any

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claim or take any other action or proceeding in any court of law or equity or otherwise reasonably deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)                                            in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                                         pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                                        execute, in connection with any sale provided for in Sections 6.6 or 6.7 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                           (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 7.1(b) below, it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                       If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making written demand on the Grantor and the Grantor failing to reasonably promptly comply therewith.

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(c)                        The reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on Revolving Credit Loans that are Base Rate Loans under the Credit Agreement, from the date of demand for payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)                       Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until Discharge of the Obligations.

Section 7.2                                    Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers.  The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or wilful misconduct in breach of a duty owed to such Grantor.

Section 7.3                                    Execution of Financing Statements.  Each Grantor acknowledges that pursuant to Section 9-509(b) of the New York UCC and any other applicable Law, each Grantor authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent on behalf of the Secured Parties under this Agreement.  Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 7.4                                    Authority of Administrative Agent.  (a)  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid

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authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b)                       The Administrative Agent has been appointed to act as Administrative Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties.  The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that the Administrative Agent shall, after Discharge of the Obligations has occurred, exercise, or refrain from exercising, any remedies provided for herein and otherwise act in accordance with the instructions of the holders of a majority of the sum of (x) the aggregate settlement amount (exclusive of expenses and similar payments but including any early termination payments then due) under all Secured Hedge Agreements and (y) all amounts payable under Secured Cash Management Agreements (exclusive of expenses and similar payments).

Section 7.5                                    Appointment of Co-Administrative Agents.  At any time or from time to time, in order to comply with any requirement of Law, the Administrative Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

ARTICLE 8.
MISCELLANEOUS

Section 8.1                                    Amendments in Writing; Amendments to Schedules.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.  Each of the Schedules hereto may be amended or supplemented by any Grantor at any time by providing written notice of such amendment or supplement to the Administrative Agent, and in such case such schedule shall be deemed to be amended and supplemented as of the date of such written notice.

Section 8.2                                    Notices.  All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 as updated from time to time by any Grantor by providing notice to Administrative Agent in accordance with Section 10.02 of the Credit Agreement.

Section 8.3                                    No Waiver by Course of Conduct; Cumulative Remedies.  No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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Section 8.4                                    Enforcement Expenses; Indemnification.  (a)  Each Grantor agrees to pay or reimburse each Secured Party for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Grantor under the guarantee contained in Article 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent.

(b)                       Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                        Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(d)                       The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

(e)                        Each Grantor agrees that the provisions of Section 3.01 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

Section 8.5                                    Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void.

Section 8.6                                    Set-Off.  Each Grantor hereby irrevocably authorizes each Secured Party (other than any Hedge Bank or Cash Management Bank) at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such party may elect, against and on account of the obligations and liabilities of such Grantor to such party hereunder and claims of every nature and description of such party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such party may elect, whether or not any party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Each Secured Party (other than any Hedge Bank or Cash Management Bank) shall notify such Grantor promptly of any such set-off and the application made by such party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Secured Party (other than any Hedge Bank or Cash Management Bank) under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such party may have.

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Section 8.7                                    Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 8.8                                    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.9                                    Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 8.10                             Integration/Conflict.  This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 8.11                             GOVERNING LAW.  THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8.12                             Submission to Jurisdiction; Waivers.  Each Grantor hereby irrevocably and unconditionally:

(A)                                                                                         submits for itself and its property in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof;

(B)                                                                                         agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable Law, in such federal court;

(C)                                                                                         agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and that nothing in this agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Grantor or its Properties in the courts of any jurisdiction;

(D)                                                                                         waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph

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(a) of this Section (and irrevocably waives to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(E)                                                                                          consents to service of process in the manner provided for in Section 10.02 of the Credit Agreement (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law); and

(F)                                                                                           waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 8.13                             Acknowledgments.  Each Grantor hereby acknowledges that:

(A)                                                                                         it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(B)                                                                                         no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(C)                                                                                         no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

Section 8.14                             Additional Grantors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

Section 8.15                             Releases.  (a)  At such time as there has been a Discharge of the Obligations, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall promptly deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)                       If any of the Collateral shall be Disposed of by any Grantor to a person other than another Grantor in a transaction not prohibited by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Guarantor shall be Disposed of to a person other than another Grantor in a transaction not prohibited by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the Disposition in reasonable detail, together with a certification by

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the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.

(c)                        Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent subject to such Grantor’s rights under Section 9-509(d)(2) of the New York UCC.

Section 8.16                             WAIVER OF JURY TRIAL.  EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(signature pages follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

HEALTHEQUITY, INC.

By:	/s/ Darcy Mott
Name:	Darcy Mott
Title:	Executive Vice President, Treasurer and Chief Financial Officer

WAGEWORKS, INC.

By:	/s/ Darcy Mott
Name:	Darcy Mott
Title:	Chief Financial Officer

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

WELLS FARGO BANK, N.A., as Administrative Agent

By:	/s/ Teddy Koch
Name:	Teddy Koch
Title:	Director

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Exhibit A-1 to
Guarantee and Collateral Agreement

FORM OF [COPYRIGHT][PATENT][TRADEMARK] PROPERTY SECURITY AGREEMENT

This [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT, dated as of            ,     (as amended, restated, supplemented or otherwise modified from time to time, this “[Copyright][Patent][Trademark] Security Agreement”), is made by [            ] (the “Grantor”) and Wells Fargo Bank, N.A., as Administrative Agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, HealthEquity, Inc., a Delaware corporation (the “Borrower”), has entered into a Credit Agreement, dated as of August 30, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), with the banks and other financial institutions and entities from time to time party thereto, and the Administrative Agent.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered that certain Guarantee and Collateral Agreement, dated as of August 30, 2019, in favor of the Administrative Agent (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).  Capitalized terms used and not defined herein have the meanings given to such terms in the Guarantee and Collateral Agreement.

WHEREAS, under the terms of the Guarantee and Collateral Agreement, Grantor has granted a security interest in certain property, including, without limitation, the [Copyright][Patent][Trademark] Collateral (as defined below), to the Administrative Agent for the benefit of the Secured Parties, and have agreed as a condition thereof to execute this [Copyright][Patent][Trademark] Security Agreement for recording with [the United States Patent and Trademark Office] [the United States Copyright Office] and any successor office thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

1.                                      Grant of Security.  Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and to all of Grantor’s right, title and interest in and to the following (the “[Copyright][Patent][Trademark]  Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Grantor’s Obligations:

(a)                                 [(i) all U.S. trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, trademark and service mark registrations, and applications for trademark or service mark registrations and any new renewals thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, however, not including any pending “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable

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federal Law, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (iv) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above, and (v) any and all proceeds of the foregoing;]

(b)                                 [(i) all U.S. patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in Schedule 1 attached hereto, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, reexaminations and extensions thereof, all improvements thereon, (vi) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, and (vii) any and all proceeds of the foregoing; and]

(c)                                  [(i) all U.S. copyrights, whether or not the underlying works of authorship have been published, and all works of authorship, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, (ii) the rights to print, publish and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (v) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, and (vi) any and all proceeds of the foregoing.]

2.                                      Recordation.  Grantor authorizes and requests that [the Register of Copyrights][the Commissioner for Patents] [the Commissioner for Trademarks] and any other applicable government officer, as applicable, record this [Copyright][Patent][Trademark] Security Agreement.

3.                                      Execution in Counterparts.  This [Copyright][Patent][Trademark] Security Agreement may be executed in any number of counterparts (including by facsimile or other electronic imaging means), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4.                                      Governing Law.  This [Copyright][Patent][Trademark] Security Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way hereto or the negotiation, execution or performance thereof or the transactions contemplated hereby, unless otherwise expressly set forth therein, shall be governed by, and construed in accordance with, the law of the state of New York.

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5.                                      Conflict Provision.  This [Copyright][Patent][Trademark] Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement.  The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this [Copyright][Patent][Trademark] Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement shall govern.

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IN WITNESS WHEREOF, each of the undersigned has caused this [Copyright][Patent][Trademark] Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Administrative Agent

By:
Name:
Title:

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Schedule 1

[COPYRIGHTS]

[PATENTS]

[TRADEMARKS]

B-1-5

Exhibit A-2 to
Guarantee and Collateral Agreement

FORM OF AFTER-ACQUIRED [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT ([APPLICABLE NUMBERED SUPPLEMENT] SUPPLEMENTAL FILING)

This AFTER-ACQUIRED [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT ([APPLICABLE NUMBERED SUPPLEMENT](1) SUPPLEMENTAL FILING), dated as of              ,    (as amended, restated, supplemented or otherwise modified from time to time, this “[Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark]  Security Agreement”), is made by [            ] (the “Grantor”) and Wells Fargo Bank, N.A., as Administrative Agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, HealthEquity, Inc., a Delaware corporation (the “Borrower”), has entered into a Credit Agreement, dated as of August 30, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), with the banks and other financial institutions and entities from time to time party thereto, and the Administrative Agent.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantor shall have executed and delivered that certain Guarantee and Collateral Agreement, dated as of August 30, 2019, in favor of the Administrative Agent (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).  Capitalized terms used and not defined herein have the meanings given to such terms in the Guarantee and Collateral Agreement.

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantor has granted a security interest in certain property, including, without limitation, the [Copyright][Patent][Trademark] Collateral (as defined below), to the Administrative Agent for the benefit of the Secured Parties, and have agreed as a condition thereof to execute this [Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark] Security Agreement for recording with [the United States Patent and Trademark Office] [the United States Copyright Office], and any successor agencies thereto.

WHEREAS, [ADD RECITALS SETTING FORTH THE PREVIOUS FILINGS, INCLUDING DOCUMENT TITLES, RECORDATION DATES, REEL/FRAME, VOLUME/DOCUMENT AND REFERENCE NUMBERS].

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

1.                                      Grant of Security.  Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and to all of Grantor’s right, title and interest in and to the following (the “[Copyright][Patent][Trademark] Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Grantor’s Obligations:

(a)                                  [(i) all U.S. trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, trademark and service mark registrations, and applications for trademark or service

(1)            Insert appropriate sequential numeric reference.

B-2-1

mark registrations and any new renewals thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, however, not including any pending “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal Law, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (iv) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above, and (v) any and all proceeds of the foregoing;]

(b)                                 [(i) all U.S. patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in Schedule 1 attached hereto, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, reexaminations and extensions thereof, all improvements thereon, (vi) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, (vii) any and all proceeds of the foregoing; and]

(c)                                  [(i) all U.S. copyrights, whether or not the underlying works of authorship have been published, and all works of authorship, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 1 attached hereto, (ii) the rights to print, publish and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and other violations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements and other violations thereof), (v) all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto, and (vi) any and all proceeds of the foregoing.]

2.                                      Recordation.  Grantor authorizes and requests that [the Register of Copyrights] [the Commissioner for Patents] [the Commissioner for Trademarks] and any other applicable government officer, as applicable, record this [Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark]  Security Agreement.

3.                                      Execution in Counterparts.  This [Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark]  Security Agreement may be executed in any number of counterparts

B-2-2

(including by facsimile or other electronic imaging means), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4.                                      Governing Law.  This [Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark]  Security Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way hereto or the negotiation, execution or performance thereof or the transactions contemplated hereby, unless otherwise expressly set forth therein, shall be governed by, and construed in accordance with, the law of the state of New York.

5.                                      Conflict Provision.  This [Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark]  Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement.  The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference.  In the event that any provisions of this [Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark] Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement shall govern.

B-2-3

IN WITNESS WHEREOF, each of the undersigned has caused this [Applicable Numbered Supplement] Supplemental [Copyright][Patent][Trademark] Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Administrative Agent

By:
Name:
Title:

B-2-4

Schedule 1

[COPYRIGHTS]

[PATENTS]

[TRADEMARKS]

B-2-5

Annex 1 to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of             , 20   , between                       , a                 corporation (the “Additional Grantor”), and Wells Fargo Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)).  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S E T H:

WHEREAS, HealthEquity, Inc. (the “Borrower”), the Lenders, and Wells Fargo Bank, N.A., as administrative agent have entered into a Credit Agreement, dated as of August 30, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower, certain of its Affiliates (other than the Additional Grantor), and the Administrative Agent have entered into the Guarantee and Collateral Agreement, dated as of August 30, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”);

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

(1)           Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and a Grantor thereunder.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules              (2) to the Guarantee and Collateral Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

(2)           GOVERNING LAW.  THIS ASSUMPTION AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(2)              Refer to each Schedule which needs to be supplemented.

Annex 1 - 1

(3)           Successors and Assigns.  This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Administrative Agent

By:
Name:
Title:

Annex 1 - 2

EXHIBIT H-1 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT dated as of August 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among HealthEquity, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and Wells Fargo Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, and (ii) it is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has delivered to the Administrative Agent and the Borrower executed originals of IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:           , 20[  ]

EXHIBIT H-1-1

EXHIBIT H-2 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT dated as of August 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among HealthEquity, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and Wells Fargo Bank, N.A.,  as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, and (ii) it is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has delivered to its participating Lender executed originals of IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

EXHIBIT H-2-1

EXHIBIT H-3 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT dated as of August 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among HealthEquity, Inc., a Delaware Corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and Wells Fargo Bank, N.A. as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of its direct or indirect partners/members is (A) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (B) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has delivered to its participating Lender executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificates, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

EXHIBIT H-3-1

EXHIBIT H-4 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT dated as of August 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among HealthEquity, Inc., a Delaware Corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and Wells Fargo Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of its direct or indirect partners/members is (A) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (B) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has delivered to the Administrative Agent and the Borrower executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, U.S. Tax Compliance Certificates, IRS Form W-8BEN or W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20[  ]

EXHIBIT H-4-1

EXHIBIT I TO
CREDIT AGREEMENT

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

EXHIBIT I-1

EXHIBIT I

[FORM OF] PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[               ], 20[   ]

among

WELLS FARGO BANK, N.A.,
as Initial First Lien Representative and Initial First Lien Collateral Agent,

[                                       ],
as the Initial Other Representative,

[                                       ],
as the Initial Other Collateral Agent,

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

HEALTHEQUITY, INC.,
as the Company

and the other Grantors referred to herein

i

EXHIBITS

Exhibit A	-	Form of Joinder Agreement (Additional First Lien Debt/Replacement Credit Agreement)

Exhibit B	-	Form of Additional First Lien Debt/Replacement Credit Agreement Designation

Exhibit C	-	Form of Joinder Agreement (Additional Grantors)

ii

PARI PASSU INTERCREDITOR AGREEMENT

This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [                  ], 20[  ], among WELLS FARGO BANK, N.A., as administrative agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Representative”) and as collateral agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Collateral Agent”), [                                                  ], as Representative for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                                 ], as collateral agent for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by HEALTHEQUITY, INC., a Delaware corporation (the “Company”), and the other Grantors.  Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below.

Reference is made to the Credit Agreement dated as of August [  ], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Credit Agreement”), among the Company, the Lenders party thereto from time to time, the Initial First Lien Representative, the Initial First Lien Collateral Agent and the other parties named therein.

In consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other First Lien Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other First Lien Claimholder) and each Additional First Lien Representative and Additional First Lien Collateral Agent (in each case, for itself and on behalf of the Additional First Lien Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01                                                              Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Credit Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper,

1

Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper.  As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Claimholders” shall have the meaning assigned to such term in Section 5.14.

“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Collateral Agent is the Collateral Agent under a Replacement Credit Agreement, it shall also be a Replacement Collateral Agent and the Credit Agreement Collateral Agent; otherwise, it shall be an Other First Lien Collateral Agent.

“Additional First Lien Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity.  If an Additional First Lien Representative is the Representative under a Replacement Credit Agreement, it shall also be a Replacement Representative and the Credit Agreement Representative; otherwise, it shall be an Other First Lien Representative.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative.

“Applicable Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

2

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent (which in the case of the Initial Credit Agreement Obligations shall be the Initial First Lien Collateral Agent and in the case of any Replacement Credit Agreement shall be the Replacement Collateral Agent) and (ii) in the case of the Other First Lien Obligations, the Other First Lien Collateral Agent (which in the case of the Initial Other First Lien Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other First Lien Obligations shall be the Additional First Lien Collateral Agent for such Series).

“Company” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction.  Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

“Controlling Claimholders” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Claimholders and (ii) at any other time, the Series of First Lien Claimholders whose Collateral Agent is the Applicable Collateral Agent.

“Credit Agreement” means (i) the Initial Credit Agreement and (ii) each Replacement Credit Agreement.

“Credit Agreement Claimholders” means (i) the Initial Credit Agreement Claimholders and (ii) the Replacement Credit Agreement Claimholders.

“Credit Agreement Collateral Agent” means (i) the Initial First Lien Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Credit Agreement.

“Credit Agreement Collateral Documents” means (i) the Initial Credit Agreement Collateral Documents and (ii) the Replacement Credit Agreement Collateral Documents.

3

“Credit Agreement Documents” means (i) the Initial Credit Agreement Documents and (ii) the Replacement Credit Agreement Documents.

“Credit Agreement Obligations” means (i) the Initial Credit Agreement Obligations and (ii) the Replacement Credit Agreement Obligations.

“Credit Agreement Representative” means (i) the Initial First Lien Representative and (ii) the Replacement Representative under any Replacement Credit Agreement.

“Declined Liens” shall have the meaning assigned to such term in Section 2.11.

“Default” means a “Default” (or similarly defined term) as defined in any First Lien Document.

“Designation” means a designation of Additional First Lien Debt and, if applicable, the designation of a Replacement Credit Agreement, in each case, in substantially the form of Exhibit B attached hereto.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, that such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral pursuant to the terms of the applicable First Lien Documents for such Series of First Lien Obligations.  The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement” means, except to the extent otherwise provided in Section 2.06,  the Discharge of the Credit Agreement Obligations; provided that the Discharge of Credit Agreement shall be deemed not to have occurred if a Replacement Credit Agreement is entered into until, subject to Section 2.06, the Replacement Credit Agreement Obligations shall have been Discharged.

“Equity Release Proceeds” shall have the meaning assigned to such term in Section 2.04(a).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Document.

“First Lien Claimholders” means (i) the Credit Agreement Claimholders and (ii) the Other First Lien Claimholders with respect to each Series of Other First Lien Obligations.

“First Lien Collateral Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Collateral Documents.

4

“First Lien Documents” means (i) the Credit Agreement Documents, (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 2.01(b)(ii).

“Indebtedness” means indebtedness in respect of borrowed money.

“Initial Credit Agreement” shall have the meaning assigned to such term in the second paragraph of this Agreement.

“Initial Credit Agreement Cash Management Agreements” means the Secured Cash Management Agreements as defined in the Initial Credit Agreement.

“Initial Credit Agreement Claimholders” means the holders of any Initial Credit Agreement Obligations, including the “Secured Parties” as defined in the Initial Credit Agreement or in the Initial Credit Agreement Collateral Documents and the Initial First Lien Representative and Initial First Lien Collateral Agent.

“Initial Credit Agreement Collateral Documents” means the Collateral Documents (as defined in the Initial Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Credit Agreement Documents” means the Initial Credit Agreement, each Initial Credit Agreement Collateral Document and the other Loan Documents (as defined in the Initial Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Initial Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Credit Agreement Hedge Agreements” means the Secured Hedge Agreements as defined in the Initial Credit Agreement.

“Initial Credit Agreement Obligations” means the Obligations as defined in the Initial Credit Agreement.

“Initial First Lien Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial First Lien Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Claimholders” means the holders of any Initial Other First Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other First Lien Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a)                                 any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)                                 any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its  assets;

(c)                                  any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)                                 any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b)(i).

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other

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Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations (including the Credit Agreement) and bind First Lien Claimholders hereunder.

“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Major Non-Controlling Representative” means the Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations (provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition).  For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.

“Non-Controlling Claimholders” means the First Lien Claimholders which are not Controlling Claimholders.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral, (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if such Non-Controlling Representative subsequently rescinds or withdraws the written notice provided for in clause (ii).

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“Other First Lien Agreement” means any indenture, notes, credit agreement (other than the Initial Credit Agreement and any Replacement Credit Agreement) or other agreement, document (including any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Other First Lien Agreement) or instrument, including the Initial Other First Lien Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.  For the avoidance of doubt, neither the Initial Credit Agreement nor any Replacement Credit Agreement shall constitute an Other First Lien Agreement.

“Other First Lien Claimholder” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Claimholders.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.

“Other First Lien Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other First Lien Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Claimholder (including any Initial Other First Lien  Claimholder) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.  Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.  For the avoidance of doubt, neither the Initial Credit Agreement Obligations nor any Replacement Credit Agreement Obligations shall constitute Other First Lien Obligations.

“Other First Lien Representatives” means each of the Representatives other than the Credit Agreement Representative.

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“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise.  Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Collateral Documents.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Credit Agreement Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Collateral Agent” means, in respect of any Replacement Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Credit Agreement.

“Replacement Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Credit Agreement in accordance with Section 2.08 hereof so long as, after giving effect to such Refinancing, the agreement that was the Credit Agreement immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral and (ii) becomes the Credit Agreement hereunder by designation as such pursuant to Section 5.14.

“Replacement Credit Agreement Cash Management Agreements” means the Secured Cash Management Agreements or Banking Product Obligations or similar term as defined in the Replacement Credit Agreement.

“Replacement Credit Agreement Claimholders” means the holders of any Replacement Credit Agreement Obligations, including the “Secured Parties” as defined in the Replacement Credit Agreement or in the Replacement Credit Agreement Collateral Documents and the Replacement Representative and Replacement Collateral Agent.

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“Replacement Credit Agreement Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Replacement Credit Agreement Documents” means the Replacement Credit Agreement, each Replacement Credit Agreement Collateral Document and the other Loan Documents or similar term (as defined in the Replacement Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Replacement Credit Agreement Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term agreements for the purchase of goods and services entered into in the ordinary course of business, entered into with a Hedge Bank or similar term (as defined in the Replacement Credit Agreement) in order to satisfy the requirements of the Replacement Credit Agreement or otherwise as permitted under the Replacement Credit Agreement Documents and secured under the Replacement Credit Agreement Collateral Documents.

“Replacement Credit Agreement Obligations” means all amounts owing to any Replacement Credit Agreement Claimholder pursuant to the terms of any Replacement Credit Agreement Document, including all amounts in respect of any principal, interest, premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.  Replacement Credit Agreement Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Replacement Representative” means, in respect of any Replacement Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Credit Agreement.

“Representative” means, at any time, (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Claimholders, the Initial First Lien Representative, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Claimholders, the Initial Other Representative, (iii) in the case of any Replacement Credit Agreement Obligations or the Replacement Credit Agreement Claimholders, the Replacement Representative and (iv) in the case of any other Series of Other First Lien Obligations or Other First Lien Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.

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“Series” means (a) with respect to the First Lien Claimholders, each of (i) the Initial Credit Agreement Claimholders (in their capacities as such), (ii) the Initial Other First Lien Claimholders (in their capacities as such), (iii) the Replacement Credit Agreement Claimholders (in their capacities as such), and (iv) the Other First Lien Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Claimholders) and (b) with respect to any First Lien Obligations, each of (i) the Initial Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations, (iii) the Replacement Credit Agreement Obligations and (iv) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, subject to Section 2.01(e) hereof, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien at such time.  If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such other Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” shall have the meaning assigned to such term in Section 2.04(a).

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SECTION 1.02                                                              Rules of Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01                                                              Priority of Claims.

(a)                                 Anything contained herein or in any of the First Lien Documents to the contrary notwithstanding (but subject to Section 2.01(b) and 2.11(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in  any Bankruptcy Case of any Grantor or any First Lien Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any First Lien Claimholder or received by the Applicable Collateral Agent or any First Lien Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

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(i)                                     FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Document and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

(ii)                                  SECOND, subject to Section 2.01(b) and 2.11(b),  to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Claimholders represented by it for distribution by such Representative in accordance with its respective First Lien Documents; and

(iii)                               THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same.

If, despite the provisions of this Section 2.01(a), any First Lien Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Claimholder shall hold such payment or recovery in trust for the benefit of all First Lien Claimholders for distribution in accordance with this Section 2.01(a).

(b)                                 (i)                                     Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a First Lien Claimholder) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(ii)                                  In furtherance of the foregoing and without limiting the provisions of Section 2.03, it is the intention of the First Lien Claimholders of each Series that the holders

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of First Lien Obligations of such Series (and not the First Lien Claimholders of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations.  In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment.  Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c)                                  It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Claimholders of any Series.

(d)                                 Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b)), each First Lien Claimholder hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(e)                                  Notwithstanding anything in this Agreement or any other First Lien Document to the contrary, prior to the Discharge of the Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting

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of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02                                                              Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)                                 Notwithstanding Section 2.01, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other First Lien Claimholder other than the Applicable Representative) and (iii) no Other First Lien Claimholder shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b)                                 Without limiting the provisions of Section 4.02, each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.

(c)                                  Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral.  No Non-Controlling Representative, Non-Controlling Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral.  The foregoing shall not be construed to limit the rights and priorities of any First Lien Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

(d)                                 Each of the Collateral Agents (other than the Credit Agreement Collateral Agent) and the Representatives (other than the Credit Agreement Representative) agrees that it

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will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.

(e)                                  Each of the First Lien Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

SECTION 2.03                                                              No Interference; Payment Over; Exculpatory Provisions.

(a)                                 Each First Lien Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Claimholder from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Claimholder to (i) enforce this Agreement and (ii) contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

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(b)                                 Each First Lien Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Claimholders having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any First Lien Claimholder for cash pursuant to any exercise of remedies permitted hereunder.

(c)                                  None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other First Lien Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

SECTION 2.04                                                              Automatic Release of Liens.

(a)                                 If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Claimholders (or in favor of such other First Lien Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.  If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of First Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of First Lien Obligations for which it serves as agent prior to a Discharge of such Series of First Lien Obligations, such guarantor also shall be released from its guarantee of all other First Lien Obligations.  If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other First Lien Claimholders if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released and discharged to the same extent as the Liens of the Applicable Collateral Agent are released and discharged; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such

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other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.01 hereof.

(b)                                 Without limiting the rights of the Applicable Collateral Agent under Section 4.02, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section, in each case, without recourse to or warranty of any kind by any Collateral Agent or Representative.

SECTION 2.05                                                              Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)                                 This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b)                                 If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Claimholders (other than any Liens of the First Lien Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Claimholders of each Series are granted Liens on any additional collateral pledged to any First Lien Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Claimholders are granted adequate protection with respect to the First Lien

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Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such First Lien Claimholders or their Representative or Collateral Agent); provided, further, that the First Lien Claimholders receiving adequate protection shall not object to any other First Lien Claimholder receiving adequate protection comparable to any adequate protection granted to such First Lien Claimholders in connection with a DIP Financing or use of cash collateral.

(c)                                  If any First Lien Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.01.

SECTION 2.06                                                              Reinstatement.

In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.  This Section 2.06 shall survive termination of this Agreement.

SECTION 2.07                                                              Insurance and Condemnation Awards.

As among the First Lien Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative), shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.  To the extent any Collateral Agent or any other First Lien Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.01 hereof.

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SECTION 2.08                                                              Refinancings.

The First Lien Obligations of any Series may, subject to Section 5.14, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Document) of any First Lien Claimholder of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness.  If such Refinancing Indebtedness is intended to constitute a Replacement Credit Agreement, the Company shall so state in its Designation.

SECTION 2.09                                                              Gratuitous Bailee/Agent for Perfection.

(a)                                 The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.

(b)                                 Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.  Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.09.

(c)                                  No Collateral Agent shall have any obligation whatsoever to any First Lien Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09.  The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.09 and delivering the Possessory Collateral constituting Shared Collateral as provided in Section 2.09(e) below.

(d)                                 None of the Collateral Agents or any of the First Lien Claimholders shall have by reason of the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Claimholder, and each Collateral Agent and each First Lien Claimholder hereby waives and releases the other Collateral Agents and First Lien Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.09 as gratuitous bailee with respect to the Possessory

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Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

(e)                                  At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same.  The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral.

SECTION 2.10                                                              Amendments to First Lien Collateral Documents.

(a)                                 Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)                                 In determining whether an amendment to any First Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

SECTION 2.11                                                              Similar Liens and Agreements.

(a)                                 Subject to Section 2.11(b) below, the parties hereto agree that it is their intention that the Collateral be identical for all First Lien Claimholders; provided, that this provision will not be violated with respect to any particular Series if the First Lien Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”).  In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i)                                     upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Credit Agreement Documents and the Other First Lien Documents; and

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(ii)                                  that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Credit Agreement Obligations and the Other First Lien Obligations shall, subject to the terms and conditions of Section 5.02, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other First Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other First Lien Obligations and to address any Declined Lien.

(b)                                 Notwithstanding anything in this Agreement or any other First Lien Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure reimbursement obligations in respect of letters of credit shall solely secure and shall be applied as specified in the Credit Agreement or Other First Lien Agreement, as applicable, pursuant to which such letters of credit were issued and will not constitute Shared Collateral.

ARTICLE III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company.  Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Claimholder or any other person as a result of such determination.

ARTICLE IV.

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01                                                              Authority.

(a)                                 Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

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(b)                                 In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Claimholders.  Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation.  Each of the First Lien Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of First Lien Obligations or any other First Lien Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession.  Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02                                                              Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other First Lien Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power

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and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Claimholder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V.

MISCELLANEOUS

SECTION 5.01                                                              Integration/Conflicts.

This Agreement, together with the other First Lien Documents and the First Lien Collateral Documents, represents the entire agreement of each of the Grantors and the First Lien Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or First Lien Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.  In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents the provisions of this Agreement shall govern and control.

SECTION 5.02                                                              Effectiveness; Continuing Nature of this Agreement; Severability.

This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement and the First Lien Claimholders of any Series may continue, at any time and without notice to any First Lien Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon.  Each Representative and each Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the First Lien Claimholders represented by such Representative or Collateral Agent and their First Lien Obligations, on the date on which there has been a Discharge of such Series of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 2.06; provided, however, that such termination

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shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.03                                                              Amendments; Waivers.

(a)                                 No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights and obligations are adversely affected.

(b)                                 Notwithstanding the foregoing, without the consent of any First Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Claimholders and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c)                                  Notwithstanding the foregoing, without the consent of any other Representative or First Lien Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other First Lien Documents.

SECTION 5.04                                                              Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations.  The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the Representative or Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Claimholders of any other Series, it or they shall be under no obligation:

(a)                                 to make, and such Representative and Collateral Agent and such other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

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(b)                                 to provide any additional information or to provide any such information on any subsequent occasion;

(c)                                  to undertake any investigation; or

(d)                                 to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.05                                                              Submission to Jurisdiction; Certain Waivers.

Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other First Lien Claimholder represented by it, hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 5.05(c) below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)                                  agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Collateral Agent, Representative or other First Lien Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d)                                 waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other First Lien Collateral Document in any court referred to in Section 5.05(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)                                  consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.07 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

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(f)                                   agrees that service as provided in Section 5.05(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 5.06                                                              WAIVER OF JURY TRIAL.

EACH PARTY HERETO, THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HERETO HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.07                                                              Notices.

(a)                                 Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Notices and other communications delivered through electronic communications to the extent provided in Section 5.07(b) below shall be effective as provided in such Section 5.07(b).

(b)                                 Notices and other communications to the parties hereunder may be delivered or furnished by electronic communication; provided that the foregoing shall not apply to notices to any party hereunder if any such party has notified each such other party that it is incapable of receiving notices by electronic communication. The parties hereunder may, in their sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Applicable Representative otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be

27

deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 5.08                                                              Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.09                                                              Agency Capacities.

Except as expressly provided herein, (a) Wells Fargo Bank, N.A. is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial Credit Agreement Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other First Lien Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Credit Agreement Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other First Lien Claimholders under the Other First Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

SECTION 5.10                                                              GOVERNING LAW.

THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.11                                                              Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time.  If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable First Lien Documents its successor shall be

28

deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.  No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

SECTION 5.12                                                              Section Headings.

Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13                                                              Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14                                                              Other First Lien Obligations.

(a)                                 To the extent not prohibited by the provisions of the Credit Agreement and the other First Lien Documents, the Company may incur additional Indebtedness (which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing) and Other First Lien Obligations or Replacement Credit Agreement Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then existing First Lien Obligations (such Indebtedness, “Additional First Lien Debt”).  Any such Additional First Lien Debt and any Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable First Lien Collateral Documents of such Series, if, and subject to the condition that, the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt and the holders of such Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable (such Additional First Lien Collateral Agent, Additional First Lien Representative, the holders in respect of any such Additional First Lien Debt and the holders of any such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, being referred to as “Additional First Lien Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).

(b)                                 In order for an Additional First Lien Representative and Additional First Lien Collateral Agent (including, in the case of a Replacement Credit Agreement, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,

29

(i)                                     such Additional First Lien Representative and such Additional First Lien Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent, as the case may be) pursuant to which either (x) such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the Additional First Lien Claimholders of such Series become subject hereto and bound hereby;

(ii)                                  the Company shall have delivered to each Collateral Agent:

(a)                                 true and complete copies of each of the Other First Lien Agreement or Replacement Credit Agreement, as applicable, and the First Lien Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company;

(b)                                 a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional First Lien Collateral Agent and Additional First Lien Representative, (C) certify that such (x) Additional First Lien Debt is permitted by each First Lien Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and (D) in the case of a Replacement Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Credit Agreement and the Company elects to designate such agreement as a Replacement Credit Agreement; and

(iii)                               the Other First Lien Documents or Replacement Credit Agreement Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Claimholder with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.

(c)                                  Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent, in each case, in accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are complied with.

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SECTION 5.15                                                              Authorization.

By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 5.16                                                              No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders in relation to one another.  None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company nor any other Grantor may rely on the terms hereof (other than as set forth in Sections 2.04 and 2.08 and Article V).  Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.  Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

SECTION 5.17                                                              No Indirect Actions.

Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly.  “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

SECTION 5.18                                                              Additional Grantors.

Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Document and which grants or purports to grant a lien on any of its assets shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Document.

[Remainder of this page intentionally left blank]

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[WELLS FARGO BANK, N.A.],
as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

NOTICE ADDRESS:

[Wells Fargo Bank, N.A.
Address]

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

HEALTHEQUITY, INC.

By:
Name:
Title:

WAGEWORKS, INC.

By:
Name:
Title:

NOTICE ADDRESS:

HealthEquity, Inc.
[Address]
Attn: [ ]
Facsimile No.: [ ]
Email: [ ]

with a copy to:

[ ]
[Address]
Attn: [ ]
Facsimile No.: [ ]
Email: [ ]

Exhibit A to
Pari Passu Intercreditor Agreement

[FORM OF] JOINDER AGREEMENT

JOINDER NO. [       ] dated as of [              ], 20[   ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], 20[   ], (the “Pari Passu Intercreditor Agreement”), among [WELLS FARGO BANK, N.A.], as Initial First Lien Representative and as Initial First Lien Collateral Agent, [         ], as Initial Other Representative, and [          ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by HEALTHEQUITY, INC., a Delaware corporation (the “Company”), and the other Grantors signatory thereto.

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B.                                    As a condition to the ability of the Company to incur [Other First Lien Obligations][Replacement Credit Agreement Obligations under the Replacement Credit Agreement] and to secure such [Other First Lien Obligations][Replacement Credit Agreement Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents][Replacement Credit Agreement Collateral Documents], the Additional First Lien Representative in respect thereof is required to become a Representative and the Additional First Lien Collateral Agent in respect thereof is required to become a Collateral Agent and the First Lien  Claimholders in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement.  Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional First Lien Representative may become a Representative, such Additional First Lien Collateral Agent may become a Collateral Agent and such Additional First Lien Claimholders may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional First Lien Representative and the Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement.  The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.                            In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional First Lien Debt and Additional First Lien Claimholders become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Representative or a Collateral Agent, respectively, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor

Exhibit A - Page 1

Agreement applicable to them as Representative, Collateral Agent and Additional First Lien Claimholders, respectively.

SECTION 2.                            Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other First Lien Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the First Lien Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional First Lien Claimholders represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.

SECTION 3.                            This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.                            Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                            THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.                            Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement.  All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

Exhibit A - Page 2

SECTION 8.                            Sections 5.08, 5.09 and 5.13 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A - Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit A - Page 4

Receipt acknowledged by:

[WELLS FARGO BANK, N.A.],
as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Representative

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A - Page 5

Exhibit B to
Pari Passu Intercreditor Agreement

[FORM OF]
DEBT DESIGNATION

Reference is made to the Pari Passu Intercreditor Agreement dated as of [               ], 20[   ] (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among [WELLS FARGO BANK, N.A.], as Initial First Lien Representative and Initial First Lien Collateral Agent, [            ], as Initial Other Representative, and [            ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by HEALTHEQUITY, INC., a Delaware corporation (the “Company”), and the other Grantors signatory thereto.  Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement.  This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related First Lien Obligations][Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the Company that:

(a)                                 [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [          ] pursuant to the following agreement:  [describe [credit agreement, indenture or other agreement giving rise to Additional First Lien Debt][Replacement Credit Agreement (“New Agreement”)]] which will be [Other First Lien Obligations][Replacement Credit Agreement Obligations];

(b)                                 (i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations][Replacement Representative for the Replacement Credit Agreement] is:

Telephone:

Fax:

(ii) the name and address of the Additional First Lien Collateral Agent for the Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is:

Exhibit B – Page 1

Telephone:

Fax:

[and]

(a)                                 such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is permitted by each First Lien Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such [Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, [insert for Replacement Credit Agreements only: ; and

(b)                                 the New Agreement satisfies the requirements of a Replacement Credit Agreement and is hereby designated as a Replacement Credit Agreement].

Exhibit B – Page 2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of                    , 20    .

HEALTHEQUITY, INC.

By:
Name:
Title:

Exhibit B – Page 3

Exhibit C to
Pari Passu Intercreditor Agreement

[FORM OF] JOINDER AGREEMENT — ADDITIONAL GRANTOR

GRANTOR JOINDER AGREEMENT NO. [ ] (this “Grantor Joinder Agreement”) dated as of [      ], 20[  ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [      ], 20[  ] (the “Pari Passu Intercreditor Agreement”), among [WELLS FARGO BANK, N.A.], as Initial First Lien Representative and as Initial First Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by HEALTHEQUITY, INC., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

The undersigned, [              ], a [                ], (the “New Grantor”) wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the First Lien Claimholders:

Section 1.                                           Accession to the Pari Passu Intercreditor Agreement.  The New Grantor (a) acknowledges and agrees to, and becomes a party to the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement.  This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Pari Passu Intercreditor Agreement.

Section 2.                                           Representations, Warranties and Acknowledgement of the New Grantor.  The New Grantor represents and warrants to each Representative, each Collateral Agent and to the First Lien Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3.                                           Counterparts.  This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Exhibit C – Page 1

Section 4.                                           Section Headings.  Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5.                                           Benefit of Agreement.  The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.

Section 6.                                           GOVERNING LAW.  THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7.                                           Severability.  In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.                                           Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement.  All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.07 of the Pari Passu Intercreditor Agreement.

Section 9.                                           Section 5.13 of the Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit C – Page 2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[ ]

By
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit C – Page 3

EXHIBIT J TO
CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

[ • ], 2019

This Solvency Certificate is being executed and delivered pursuant to Section 4.01 of the Credit Agreement (the “Credit Agreement”), dated as of August 30, 2019, among HealthEquity, Inc. (the “Borrower”), the lenders party thereto from time to time and Wells Fargo Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.

I, [          ], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Borrower and its Subsidiaries, taken as a whole, does not exceed either the present fair saleable value or fair value of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated through the maturity of the credit facilities evidenced by the Credit Agreement and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

EXHIBIT J-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:	Chief Financial Officer

[Signature Page to Solvency Certificate]

EXHIBIT J-2